SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by § 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Verisity Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

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Israeli Office: 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel

United States Office: 331 East Evelyn Avenue

Mountain View, California 94041

March 1, 2005

Dear Shareholder:

You are cordially invited to attend the extraordinary general meeting of shareholders of Verisity Ltd., to be held on March 30, 2005, at 8:30 a.m., Israeli time, at our registered office located at 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel, 48091.

At the extraordinary general meeting, we will ask you to adopt the merger agreement by and among our company, Cadence Design Systems, Inc. and Scioto River Ltd., a wholly owned subsidiary of Cadence Design Systems, Inc., and approve the merger. If the merger is completed, you will be entitled to receive U.S. $12.00 in cash, without interest, for each outstanding ordinary share that you own.

Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has determined by unanimous vote of the non-employee directors that the merger agreement and the merger are advisable and in the best interests of Verisity and its shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

Your vote is important. We cannot complete the merger unless the merger agreement is adopted and the merger is approved by the affirmative vote of the holders of a majority of our ordinary shares present or represented by proxy and voting at the extraordinary general meeting. Our obligations and the obligations of Cadence to complete the merger are also subject to the satisfaction or waiver of various conditions, including receiving clearance from regulatory agencies. Only shareholders who owned our ordinary shares at the close of business on February 23, 2005 will be entitled to vote at the extraordinary general meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form.

This proxy statement explains the proposed merger and merger agreement and provides specific information concerning the extraordinary general meeting. Please review this document in its entirety and carefully.

Sincerely,

/s/ Moshe Gavrielov
Moshe Gavrielov
Chief Executive Officer

This proxy statement is dated March 1, 2005, and is first being mailed to shareholders of Verisity Ltd. on or about March 1, 2005.

Israeli Office: 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel

United States Office: 331 East Evelyn Avenue

Mountain View, California 94041

Notice of Extraordinary General Meeting of Shareholders

to be held on March 30, 2005

To the Shareholders of Verisity Ltd.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders of Verisity Ltd. will be held at our registered office located at 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel, 48091, the phone number for which is (972) 3-900-4000, on March 30, 2005, at 8:30 a.m., Israeli time, for the following purposes:

1.    To adopt the agreement and plan of merger, dated January 12, 2005, by and among Cadence Design Systems, Inc., Scioto River Ltd., a wholly owned subsidiary of Cadence, and us and to approve the merger of Scioto River with and into us, in connection with which we will become a wholly owned subsidiary of Cadence and each outstanding ordinary share will be converted into the right to receive a per share amount equal to U.S. $12.00 in cash, without interest; and

2.    To transact such other business that may properly come before the extraordinary general meeting or any adjournments or postponements of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice and forming a part of this notice.

Holders of record of our ordinary shares at the close of business on February 23, 2005, the record date for the extraordinary general meeting, are entitled to notice of, and to attend and to vote at, the extraordinary general meeting and any adjournments or postponements of the meeting.

If within one-half hour of the time fixed for the meeting a quorum is not present, the meeting will be adjourned and will be reconvened seven days later, at the same time and place. If a quorum is not present at the adjourned meeting, any number of participants will be considered as a quorum for the purpose of convening the meeting.

Whether or not you plan to attend the extraordinary general meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. Executed proxies that are returned without instructions indicated thereon will be voted “FOR” the adoption of the merger agreement and approval of the merger. If you fail to return your proxy or to vote in person at the extraordinary general meeting, your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting.

Please do not send any stock certificates at this time.

By Order of the Board of Directors,

/s/ Charles G. Alvarez
Charles G. Alvarez Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

Mountain View, California

March 1, 2005

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Why am I receiving this proxy statement?

A:    We have agreed to be acquired by Cadence Design Systems, Inc. under the terms of a merger agreement that is described in this proxy statement. A copy of the merger agreement is included as Annex A to this proxy statement. In order to complete the merger, our shareholders must vote to adopt the merger agreement and approve the merger. This proxy statement contains important information about the merger and our extraordinary general meeting of shareholders.

Q:    When and where is the extraordinary general meeting of shareholders?

A:    The meeting will be held at our registered office located at 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel, 48091, on March 30, 2005, at 8:30 a.m., Israeli time.

Q:    What will happen to Verisity as a result of the merger?

A:    If the merger is completed, we will become a wholly owned subsidiary of Cadence.

Q:    What will happen to my Verisity ordinary shares after the merger?

A:    Upon completion of the merger, each of your Verisity ordinary shares will be converted into the right to receive a per share amount equal to U.S. $12.00 in cash, without interest.

Q:    What vote of our shareholders is required to adopt the merger agreement and approve the merger?

A:    The affirmative vote of the holders of a majority of our ordinary shares present or represented by proxy and voting at the extraordinary general meeting is required to adopt the merger agreement and approve the merger. At least two shareholders who hold or represent at least a majority of our outstanding ordinary shares will constitute a quorum for the meeting, although this quorum requirement does not apply if the meeting is adjourned for failure to obtain a quorum and later reconvened.

Q:    Who can vote at the extraordinary general meeting?

A:    Only shareholders who hold our ordinary shares at the close of business on the record date, which is February 23, 2005, will be entitled to vote at the extraordinary general meeting. Please note that if your shares in Verisity are held by Scioto River Ltd. or by any other person or entity specified in Section 320(c) of the Israeli Companies Law, as more fully described under “Voting; Proxies; Revocation,” you must so notify us before the meeting.

Q:    What do I need to do now?

A:    After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible. You may vote your shares prior to the extraordinary general meeting by signing and returning the enclosed proxy card. If you hold your shares in “street name” (which means that you hold your shares through a bank, brokerage firm or nominee), you should vote in accordance with the directions on the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:    What should I do if I receive more than one set of voting materials?

A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:    What do I do if I want to change my vote?

A:    You may revoke your proxy and change your vote by:

•	sending us a written revocation notice prior to the meeting;

•	signing another proxy card with a later date and returning it to us before 3:00 a.m., Israeli time, on the date of the meeting; or

•	voting in person at the meeting.

Q-1

Q:    If my shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A:    Your broker or bank will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your shares will not be voted.

Q:    Should I send in my stock certificates now?

A:    No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of your stock certificates. Please do not send in your stock certificates with your proxy.

Q:    When do you expect the merger to be completed?

A:    We are working to complete the merger as quickly as possible. We have agreed with Cadence that the merger will be completed no later than the third business day after all closing conditions have been satisfied. However, we cannot predict the exact timing of the merger because it is subject to United States and foreign regulatory approvals and other conditions. There may be a substantial period of time between adoption of the merger agreement and approval of the merger by our shareholders at the extraordinary general meeting and completion of the merger.

Q:    Am I entitled to appraisal rights?

A:    No. Under Israeli law, our shareholders are not entitled to appraisal rights in connection with the merger.

Q:    Who can help answer my questions?

A:    If you need assistance in completing your proxy card or have questions regarding the extraordinary general meeting, please contact our proxy solicitors and information agent at Georgeson Shareholder Communications Inc. at 1 (877) 278-3850.

Q-2

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all the information that is important to you in determining how to vote on the proposed merger with Cadence. You should carefully read this entire proxy statement and the other documents to which we have referred you. See also “Where You Can Find Additional Information” on page 54. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Verisity Ltd., 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel, 48091, Telephone (972) 3-900-4000 (see page 10).    We provide software and hardware products that automate the process of detecting flaws in the designs of electronic systems and integrated circuits and enable our customers to deliver higher quality electronic products, accelerate time-to-market, reduce overall product development costs and better manage the predictability of their design verification process. We were founded in September 1995 and commenced operations in January 1996.

Cadence Design Systems, Inc., 2655 Seely Avenue, San Jose, California 95134, United States of America, Telephone: (408) 943-1234 (see page 10).    Cadence provides comprehensive software and other technology and offers design and methodology services for the product development requirements of the world’s leading electronics companies. Cadence licenses its leading edge electronic design automation software and hardware technology and provides a range of services to companies throughout the world to help its customers optimize their product development processes. Cadence is a supplier of end-to-end products and services, which are used to design and develop complex chips and electronic systems including semiconductors, computer systems and peripherals, telecommunications and networking equipment, mobile and wireless devices, automotive electronics, consumer products, and other advanced electronics. Cadence has sales offices, design centers and research facilities located around the world. Cadence Common Stock is listed on the New York Stock Exchange (NYSE) and The NASDAQ Stock Market under the symbol “CDN.”

Scioto River Ltd., 2655 Seely Avenue, San Jose, California 95134 United States of America, Telephone: (408) 943-1234 (see page 10).    Scioto River Ltd. is a wholly owned Israeli subsidiary of Cadence recently formed solely for the purpose of effecting the merger. It has no business operations.

The Merger

Structure of the Merger (see page 38).    This proxy statement relates to the proposed acquisition by merger of Verisity by Cadence pursuant to an agreement and plan of merger, dated as of January 12, 2005, by and among Cadence, Scioto River and us, which is also referred to in this proxy statement as the merger agreement. We have attached a copy of the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety.

Under the terms of the merger agreement, Scioto River will merge with and into Verisity, with Verisity surviving the merger as a wholly owned subsidiary of Cadence.

Consideration (see page 38).    Upon completion of the merger, each of your Verisity ordinary shares will be converted into the right to receive U.S. $12.00 in cash, without interest. We refer to this amount as the merger consideration. Based on the number of our ordinary shares outstanding on February 23, 2005, and assuming the exercise of all outstanding vested options for which the exercise price is less than $12.00 per share, the aggregate consideration to be paid by Cadence to our shareholders will be approximately U.S. $313,680,468.

Completion.    We expect to complete the merger as soon as practicable after the adoption of the merger agreement and approval of the merger by our shareholders and after all other conditions to the merger have been satisfied or waived.

Conditions to Completion of the Merger (see page 47)

The obligation of Cadence and Scioto River, on the one hand, and us, on the other, to complete the merger depends on a number of conditions being met, including:

•	receipt of the required approval of the merger agreement by our shareholders at the extraordinary general meeting;

•	absence of legal restraints that would prohibit, restrain or restrict completion of the merger;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which occurred on February 25, 2005 and under similar merger notification laws or regulations of foreign governmental entities, and upon receipt of the required agreement from the Israeli Commissioner of Restrictive Trade Practices;

•	receipt of all notices, approvals or other requirements of any other governmental entities necessary to complete the merger and operate Verisity after the merger in all material respects as it was operated before the merger;

•	receipt from the Israeli Income Tax Commissioner of a tax ruling satisfactory to Cadence;

•	the representations and warranties of the other party set forth in the merger agreement being true and correct (except to the extent that the aggregate of all breaches, without regard to any materiality, knowledge or dollar qualifiers or thresholds, would not have a material adverse effect on such party) as of the completion date as though made on the completion date (except when made as of an earlier date, in which case as of that date, subject to the foregoing material adverse effect qualification, and except for our capitalization representation, which will be accurate to within 50,000 shares); and

•	each of the covenants and obligations of the other party to be performed on or before the completion date of the merger have been performed in all material respects.

Our obligation to complete the merger is subject to the further condition that the shares of Cadence’s common stock required to be reserved for issuance upon exercise of options are authorized for listing on the New York Stock Exchange.

The obligations of Cadence and Scioto River to complete the merger are subject to the following additional conditions:

•	no occurrence since the date of the merger agreement of a material adverse effect (as defined in the merger agreement) on us;

•	Herzog, Fox & Neeman, counsel to Cadence, or Israeli counsel to us having delivered to Cadence its written opinion with regard to Israeli tax and governmental approval matters;

•	our receipt of third party consents under specified contracts;

•	no fewer than nine of a group of thirteen of our employees and 70% of another group of our employees, as identified in the merger agreement, continue to be employed in good standing by us, having not given formal notice (which has not been withdrawn) of their intention to terminate employment, and having executed Cadence’s standard form offer letter and proprietary inventions and confidentiality agreement;

•	none of our employees that has entered into an employment agreement and no person who has entered into a non-competition agreement with Cadence has formally challenged the validity or enforceability of his employment agreement or non-competition agreement (which challenge is continuing) or formally expressed his intent (and not withdrawn such expressed intent) not to continue his employment with us following the merger or otherwise no longer be employed by us;

•	receipt of written approval of the Israeli Office of the Chief Scientist, which approval we obtained on February 7, 2005, and of the Israeli Investment Center to our change of ownership; and

•	resignation of our directors and officers.

The merger is not conditioned upon Cadence or Scioto River obtaining financing.

No Solicitation of Other Acquisition Proposals by Verisity (see page 48)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party (other than Cadence and its affiliates) with respect to a proposal to acquire a significant interest in our company. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, if we receive an acquisition proposal from a third party that constitutes a superior proposal or that our board of directors determines in good faith, by majority vote, is reasonably likely to result in a superior proposal, we may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party. Our board of directors may withdraw or modify its recommendation of the merger agreement or recommend any superior proposal if it determines, in good faith, by majority vote after receiving the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties and if it has complied with various procedures and requirements set forth in the merger agreement. However, even if our board withdraws or modifies its recommendation of the merger or recommends a superior proposal we will still be required to submit this agreement to our shareholders for their approval or rejection.

Termination of the Merger Agreement (see page 50)

The merger agreement may be terminated at any time prior to the completion of the merger, regardless of whether our shareholders have adopted the merger agreement and approved the merger:

•	by mutual written consent of all the parties;

•	by either party, if:

•	the merger has not been completed on or before October 15, 2005, unless the terminating party’s failure to perform its obligations under the merger agreement caused the merger not to be completed by that date;

•	any effective, nonappealable legal restraint would prohibit or restrain completion of the merger; or

•	we have convened an extraordinary general meeting and our shareholders fail to adopt the merger agreement and approve the merger;

•	by Cadence and Scioto River, if:

•	we have breached any of our representations or warranties or any of our representations or warranties has become untrue so that the related closing condition would be incapable of being satisfied by October 15, 2005 (although Cadence and Scioto River may not terminate the merger agreement if they have materially breached and failed to cure any of their respective obligations under the merger agreement);

•	we have materially breached any of our covenants or agreements set forth in the merger agreement and these breaches have not been cured within 20 business days after Cadence and Scioto River have given us notice of the breach (although Cadence and Scioto River may not terminate the merger agreement if they have materially breached and failed to cure any of their respective obligations under the merger agreement); or

•	our board of directors withdraws or adversely modifies its recommendation of the merger agreement, fails to include it in this proxy statement, submits or recommends to our shareholders a superior proposal, fails to confirm its recommendation of the merger agreement within five business days after receipt of a reasonable request by Cadence to provide such confirmation or fails to recommend against a third party tender or exchange offer within ten days after receiving the tender or exchange offer proposal or after the tender or exchange offer is commenced;

•	by us, if:

•	Cadence or Scioto River has breached any of its representations or warranties or any of its representations or warranties has become untrue so that the related closing condition would be incapable of being satisfied by October 15, 2005 (although we may not terminate the merger agreement if we have materially breached and failed to cure any of our obligations under the merger agreement); or

•	Cadence or Scioto River has materially breached any of its covenants or agreements set forth in the merger agreement and these breaches have not been cured within 20 business days after we have given Cadence or Scioto River, as the case may be, notice of the breach (although we may not terminate the merger agreement if we have materially breached and failed to cure any of our obligations under the merger agreement).

Termination Fee; Other Fees and Expenses (see page 51).    The merger agreement provides that, in specified circumstances, we will be required to pay Cadence a termination fee of $11,350,000. In specified circumstances, upon termination of the merger agreement, we must reimburse Cadence for up to $1,000,000 of its costs, fees and expenses incurred in connection with the merger agreement, except if a termination fee is also payable, the aggregate of the termination fee and reimbursement of fees, costs and expenses will not exceed $12,136,000. In specified circumstances, upon termination of the merger agreement, Cadence must reimburse us for up to $1,000,000 of our costs, fees and expenses incurred in connection with the merger agreement.

The Extraordinary General Meeting of Shareholders

Date, Time and Place (see page 11).    The extraordinary general meeting of our shareholders will be held at our registered office located at 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel, 48091, at 8:30 a.m., Israeli time, on March 30, 2005. At the extraordinary general meeting, our shareholders will be asked to adopt the merger agreement and approve the merger.

Record Date, Voting Power (see page 11).    Our shareholders are entitled to vote at the extraordinary general meeting if they owned our ordinary shares as of the close of business on February 23, 2005, the record date. On the record date, there were 24,384,391 ordinary shares entitled to vote at the extraordinary general meeting. Shareholders will have one vote at the extraordinary general meeting for each ordinary share that they owned on the record date.

Voting (see page 11).    Shareholders can vote by any of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person at the extraordinary general meeting.

Brokers or banks holding shares in “street name” may vote those shares only if the beneficial shareholder provides instructions on how to vote. Brokers or banks will provide shareholders with directions on how to instruct the broker or bank to vote those shares. All properly completed proxies that we receive prior to 3:00 a.m., Israeli time, on the date of the extraordinary general meeting, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly completed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement and approval of the merger.

We do not expect any other business to come before the extraordinary general meeting. If other business properly comes before the extraordinary general meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies (see page 12).    You may change your vote or revoke your proxy at any time before the proxy is voted at the extraordinary general meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. We must receive your notice of revocation before the start of the meeting. Second, you can complete and submit a new proxy bearing a later date. You must submit your new proxy to us before 3:00 a.m., Israeli time, on the date of the extraordinary general meeting. Third, you can attend the extraordinary general meeting and deliver a later-dated duly executed proxy, or vote in person. Attendance at the extraordinary general meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted.

Vote Required (see page 11).    Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of our ordinary shares present or represented by proxy and voting at the extraordinary general meeting.

Recommendation of Our Board of Directors (see page 20)

Our board of directors has determined by unanimous vote of the non-employee directors that the merger agreement and the merger are advisable and in the best interests of Verisity and its shareholders and has approved the merger agreement and the merger. The board of directors recommends that our shareholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Opinion of Our Financial Advisor (see page 20)

On January 12, 2005, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated January 12, 2005, to our board of directors that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $12.00 per share in cash to be received by the holders of our ordinary shares pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 12, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our ordinary shares should vote with respect to the merger.

Shareholder Agreements (see page 31)

As an inducement to Cadence to enter into the merger agreement, our directors and officers who hold and are entitled to vote an aggregate of 2,932,378 of our outstanding ordinary shares or approximately 12.0% of our outstanding ordinary shares as of the record date each entered into an agreement with Cadence and Scioto River and granted an irrevocable proxy to a third party to vote their ordinary shares in the manner set forth in that agreement.

Interests of Our Directors and Executive Officers in the Merger (see page 27)

On the record date, our directors, executive officers and their associates beneficially owned and were entitled to vote an aggregate of 2,970,779 of our outstanding ordinary shares, which represented approximately 12.2% of our ordinary shares outstanding on that date. We have previously entered into change of control and severance agreements with several of our officers and some of the options issued to our officers contain provisions for the acceleration of vesting in the event of their termination of employment in certain circumstances following a change of control of us. In connection with our entering into the merger agreement, Cadence extended offers of employment to four of our officers, all of which will become effective upon, and are conditioned upon completion of, the merger.

In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement and approve the merger, you should be aware that some of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement.

Treatment of Our Stock Options, Employee Stock Purchase Plan, Restricted Shares and Restricted Stock Units (see page 39)

Outstanding options to purchase Verisity ordinary shares, whether vested or unvested, other than options outstanding under our Sub-Plan for the Issuance of Options under our 1997 Israel Share and Stock Option Incentive Plan, will be converted upon completion of the merger into options to purchase the number of shares of Cadence’s common stock obtained by multiplying the number of shares that were issuable upon exercise of the Verisity option prior to the completion of the merger by an exchange ratio, the numerator of which is $12.00 and the denominator of which is the average of the closing prices of Cadence’s common stock on the New York Stock Exchange during the five trading days ending on the second trading day immediately preceding the date on which the merger is completed, and rounding down to the nearest whole share. The exercise price will be adjusted by dividing the per share exercise price of each Verisity option prior to the completion of the merger by the exchange ratio, and rounding up to the nearest cent. These converted options will otherwise remain subject to the same terms and conditions as existed prior to the completion of the merger, including with respect to vesting of the options. Options outstanding under our Sub-Plan for the Issuance of Options under our 1997 Israel Share and Stock Option Incentive Plan will be exercisable for the consideration specified in the Sub-Plan.

Pursuant to the merger agreement, we will take all actions necessary under our employee stock purchase plan to provide that the exercise date of the current plan period will occur on the earlier of five days prior to the merger or April 30, 2005, which is referred to as the final exercise date, and no additional ordinary shares will be issued under our employee stock purchase plan after the final exercise date.

All outstanding restricted shares that are subject to repurchase by us or otherwise subject to risk of forfeiture will be exchanged into the right to receive $12.00 in cash without interest. The cash received by previous holders of our restricted shares will be subject to forfeiture to Cadence until the restrictions on the cash lapse.

Each outstanding restricted stock unit exercisable for our ordinary shares, whether vested or unvested, will upon completion of the merger be converted into restricted stock units for shares of Cadence’s common stock. Upon vesting, the restricted stock unit will result in the number of shares of Cadence’s common stock equal to the number of shares that remained issuable upon vesting of the restricted stock unit immediately prior to the completion of the merger multiplied by the same exchange ratio applied with regard to our outstanding stock options as discussed above.

Material U.S. Federal Income Tax Consequences of the Merger (see page 32)

The receipt of cash in exchange for our ordinary shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. If you are a United States Holder of our ordinary shares, for U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for our ordinary shares pursuant to the merger and your adjusted tax basis in such shares. A non-United States Holder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of cash pursuant to the merger unless the non-United States Holder has certain connections to the U.S.

You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Material Israeli Income Tax Consequences of the Merger (see page 34)

Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel. Nevertheless, holders of our ordinary shares who purchased their shares in our initial public offering or at any time thereafter in the public market transactions will not be subject to Israeli capital gains tax on gains accrued before January 1, 2003 in connection with the disposition of our ordinary shares in the merger, unless they are in the business of trading in securities or are shareholders who are Israeli residents subject to the Inflationary Adjustments Law. This partial exemption is contingent upon our status as an “Industrial Company” as defined under Israeli law. Although we believe that we qualify as an “Industrial Company” during the relevant time period, there can be no assurance that the Israeli tax authorities will not deny our status as an industrial company after the date of this proxy statement or retroactively after the completion of the merger.

Shareholders who are residents of Israel may be subject to capital gains tax on gains accrued on or after January 1, 2003 from the disposition of our ordinary shares in the merger, subject to exceptions, under Israeli tax reform laws that became effective on January 1, 2003. Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the disposition of our ordinary shares in the merger, provided their shares were not acquired prior to our initial public offering and they do not have a permanent establishment in Israel. In addition, an individual who qualifies as a resident of the United States within the meaning of the United States-Israel tax treaty and who is entitled to claim the benefits afforded by the tax treaty generally will not be subject to Israeli capital gains tax, directly or indirectly, unless the shareholder held, directly or indirectly, shares representing 10% or more of the company’s voting power during any part of the twelve-month period preceding the merger.

Certain shareholders may be subject to Israeli withholding obligations. Cadence has applied to the Israeli Tax Authority for a ruling providing for an exemption from withholding tax on the payment of the merger consideration. If the tax ruling concludes that withholding applies, Cadence will withhold tax from the consideration payable to some of our shareholders in accordance with the terms of the tax ruling. Cadence has agreed to provide each person from whom amounts have been withheld a certificate evidencing that the relevant amount has been withheld. Excess withholding over the actual tax liability may be refunded to shareholders only following submission of a tax return to the Israeli tax authorities.

Appraisal and Creditors’ Rights (see page 38)

Under Israeli Law, our shareholders are not entitled to appraisal rights in connection with the merger.

Our creditors may file objections to the merger with the Israeli district court, which may, in its discretion, provide a remedy to any creditor who so objects if it determines that there is a reasonable concern that, as a result of the merger, we will not be able to perform our obligations or satisfy our liabilities to our creditors.

Regulatory Approvals Required to Complete the Merger and Israeli Tax Rulings (see page 35)

The merger is subject to discretionary review by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits us from completing the merger until Cadence and we furnish the required information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the related waiting period expires or is terminated early. Cadence and we filed the required notification report forms with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting period expired on February 25, 2005.

In addition, both Cadence and we have filed pre-merger notifications with the Israeli Commissioner of Restrictive Trade Practices and the German Federal Cartel Office. The merger may also be subject to review by the governmental authorities of various other jurisdictions, including state and foreign authorities. Neither Cadence nor we have yet obtained any of these governmental or regulatory approvals required to complete the merger.

The following Israeli filings and approvals are also conditions to completion of the merger:

•	various filings and notifications have been made under the Israeli Companies Law and a 70-day waiting period, which expires on March 29, 2005, must be observed;

•	approvals to the change of ownership in the merger must be obtained from the Office of the Chief Scientist, which we obtained on February 7, 2005, and the Investment Center, both of which are part of the Ministry of Industry, Trade & Labor of the State of Israel; and

•	rulings must be obtained from the Israeli Income Tax Commissioner relating to the tax treatment associated with the conversion of our stock options into options to purchase shares of Cadence’s common stock.

In addition, various other exemption or ruling requests have been made with the Israeli Income Tax Commissioner and under the Israeli Securities Law 1968, although receipt of the requested exemption or ruling is not a condition to completion of the merger.

While we expect to receive all of the above regulatory approvals, exemptions and rulings, we cannot assure you that we will receive them in a timely manner or at all. Failure to receive a number of them, as indicated above, would result in Cadence’s obligation to complete the merger not being satisfied. We may also be unable to receive approvals, exemptions and rulings without restrictions or conditions on completion of the merger, which could also result in Cadence’s obligation to complete the merger not being satisfied.

The Paying Agent

Wells Fargo Bank, N.A., or another comparable institution will act as the paying agent in connection with the merger.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT

AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN ITS ENTIRETY.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our ability to complete the merger and strategic plans, expectations, and objectives for future operations.

We generally identify these forward-looking statements using words like “estimate,” “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. Statements that are not historical facts are forward-looking statements based on current assumptions that involve risks and uncertainties. These risks and uncertainties may include the failure to complete the proposed merger in a timely manner, or at all, the inability to obtain Verisity shareholder or regulatory approvals or to satisfy other conditions to the merger in a timely manner, or at all, actions of governmental entities, the reaction of our customers, suppliers and employees to the proposed merger and the consequent effect on our business, costs related to the merger, as well as other risks detailed from time to time in the reports we file with the U.S. Securities and Exchange Commission, or SEC, including our quarterly reports on Form 10-Q and annual report on Form 10-K. Actual results, performance or achievements may differ significantly from those described in these forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All information contained in this proxy statement solely with respect to Cadence and Scioto River has been supplied by and is the responsibility of Cadence and Scioto River.

THE COMPANIES

Verisity Ltd.

We provide software and hardware products that automate the process of detecting flaws in the designs of electronic systems and complex integrated circuits that are essential to virtually every high growth segment of the electronics industry. Our functional verification products automate critical steps in the process of determining whether systems and integrated circuits conform to their design specifications. By facilitating the identification of design flaws, we enable our customers to deliver higher quality electronic products, accelerate time-to-market, while helping them to reduce overall product development costs and better manage the predictability of their design verification process.

We were founded in September 1995 and commenced operations in January 1996. Our Israeli offices are located at 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel, 48091, where our phone number is (972) 3-900-4000. Our U.S. offices are located at 331 East Evelyn Avenue, Mountain View, California 94041, where our phone number is (650) 934-6800.

Cadence Design Systems, Inc.

Cadence Design Systems, Inc. provides comprehensive software and other technology and offers design and methodology services for the product development requirements of the world’s leading electronics companies. Cadence licenses its leading edge electronic design automation software and hardware technology and provides a range of services to companies throughout the world to help its customers optimize their product development processes. Cadence is a supplier of end-to-end products and services, which are used to design and develop complex chips and electronic systems including semiconductors, computer systems and peripherals, telecommunications and networking equipment, mobile and wireless devices, automotive electronics, consumer products, and other advanced electronics. Cadence has sales offices, design centers and research facilities located around the world. Cadence Common Stock is listed on the New York Stock Exchange (NYSE) and The NASDAQ Stock Market under the symbol “CDN.” Cadence’s principal executive offices are located at 2655 Seely Avenue, San Jose, California 95134, United States of America, and its telephone number is (408) 943-1234.

Scioto River Ltd.

Scioto River Ltd. is a wholly owned subsidiary of Cadence and an Israeli corporation that was formed on December 22, 2004 solely for the purpose of effecting the merger. It has no business operations. The address of its principal executive offices is 2655 Seely Avenue, San Jose, California 95134, United States of America, and its telephone number is (408) 943-1234.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to our shareholders as of the record date as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting.

This proxy statement is first being mailed to our shareholders of record on or about March 1, 2005. A notice of the extraordinary general meeting of the shareholders of Verisity Ltd. was mailed to all shareholders on or about March 1, 2005 in accordance with the requirements of the Israeli Companies Law. The information provided in this proxy statement is intended to supplement the information provided in the notice distributed to our shareholders pursuant to Israeli law.

Date, Time, Place and Purpose of the Extraordinary General Meeting

The extraordinary general meeting of our shareholders will be held at our registered office located at 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel, 48091, on March 30, 2005, at 8:30 a.m., Israeli time, for the following purposes:

•	to consider and vote upon a proposal to adopt the merger agreement and approve the merger of Scioto River with and into Verisity, all as more particularly described in this proxy statement; and

•	to transact such other business as may properly come before the extraordinary general meeting or any adjournments or postponements of the meeting.

Recommendation of Our Board of Directors

Our board of directors has determined by unanimous vote of the non-employee directors that the merger agreement and the merger are advisable and in the best interests of Verisity and its shareholders and has approved the merger agreement and the merger. The board of directors recommends that our shareholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of our ordinary shares at the close of business on February 23, 2005, the record date, are entitled to notice of and to vote at the extraordinary general meeting. On the record date, 24,384,391 ordinary shares were issued and outstanding and held by approximately 271 holders of record. On the record date, our directors, executive officers and their associates beneficially owned and were entitled to vote an aggregate of 2,970,779 of our outstanding ordinary shares, which represented approximately 12.2% of our ordinary shares outstanding on that date. Holders of record of our outstanding ordinary shares on the record date are entitled to one vote per share on each matter submitted to a vote at the extraordinary general meeting.

Quorum and Vote Required

A quorum is present at the extraordinary general meeting if at least two shareholders holding or representing at least a majority of our ordinary shares issued and outstanding on the record date and entitled to vote at the extraordinary general meeting are represented at the extraordinary general meeting in person or by a duly authorized and properly completed proxy. If within one-half hour of the time fixed for the meeting a quorum is not present, the meeting will be adjourned and reconvened seven days later, at the same time and place. If a quorum is not present at the adjourned meeting, any number of participants will be considered as a quorum for purposes of convening the meeting.

The adoption of the merger agreement and approval of the merger requires the approval of a simple majority of the votes cast at the extraordinary general meeting.

Voting; Proxies; Revocation

Shareholders can vote by any of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person at the extraordinary general meeting.

All shares represented by properly completed proxies received prior to 3:00 a.m., Israeli time, on the date of the extraordinary general meeting will be voted at the extraordinary general meeting in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and approval of the merger.

Under the Israeli Companies Law, our ordinary shares held by Scioto River, by any person holding 25% or more of Scioto River’s outstanding shares (including Cadence) or the right to appoint 25% or more of Scioto River’s directors, or by any person on their behalf, including their relatives and corporations controlled by them, will not be counted in determining whether the proposal to adopt the merger agreement and approve the merger has been approved. The Companies Law also provides that our shareholders voting on this proposal are required to inform us, prior to the voting, if their shares are held by Scioto River or such other persons or entities. A failure to so notify us could disqualify the vote of such shareholder. Accordingly, the proxy card requires you to certify that your shares in Verisity are not held by Scioto River, by any person holding 25% or more of Scioto River’s outstanding shares (including Cadence) or the right to appoint 25% or more of Scioto River’s directors, or by any person on their behalf, including their relatives and corporations controlled by them.

Brokers or banks who hold our ordinary shares in “street name” may not give a proxy to vote those shares in the absence of specific instructions from their customers who beneficially own those shares. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement or approve the merger, then, in either case, the shares will be counted as present for purposes of determining whether a quorum exists, but will not be included in the computation of the vote on the proposal to adopt the merger agreement and approve the merger.

The persons named as proxies by a shareholder who votes for the proposal to adopt the merger agreement and approve the merger may propose and vote the shares underlying any such proxies for one or more adjournments of the extraordinary general meeting, including adjournments to permit further solicitations of proxies.

You may change your vote or revoke your proxy in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. We must receive your notice of revocation before the start of the meeting. Second, you can complete and submit a new proxy bearing a later date. You must submit your new proxy to us prior to 3:00 a.m., Israeli time, on the date of the extraordinary general meeting. Third, you can attend the extraordinary general meeting and deliver a later-dated duly executed proxy, or vote in person. Attendance at the extraordinary general meeting will not in and of itself result in the revocation of your proxy or cause your shares to be voted. If you instructed your broker to vote your shares, you must follow directions from your broker to change these instructions.

We will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present for the purpose of determining the presence of a quorum. For purposes of determining the outcome of the vote to adopt the merger agreement and approve the merger, we will treat abstaining shares as not voting with respect to that matter (even though abstaining shares are considered present for quorum purposes and may be voting on other matters) and, as a result, abstaining shares will have no effect on the outcome of the vote.

Proxy Solicitation

We will bear the costs of solicitation of proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone or other electronic means or in person. We will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will reimburse brokerage houses, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so. Georgeson Shareholder Communications Inc. will assist in our solicitation of proxies. We will pay Georgeson a fee of $12,000, plus reimbursement of out-of-pocket expenses, and will indemnify Georgeson against any losses arising out of its proxy solicitation services on our behalf.

Other Business; Adjournments

As of the date of this proxy statement, our board of directors does not know of any matter that will be presented for consideration at the extraordinary general meeting other than the proposal to adopt the merger agreement and approve the merger. However, if any other matters properly come before the extraordinary general meeting, the instrument of proxy confers upon the proxyholder discretionary authority to vote all shares represented by the proxy on such matters, including with respect to amendments or variations to matters identified in the notice of meeting.

If within one-half hour of the time fixed for the meeting a quorum is not present, the meeting will be adjourned and reconvened seven days later, at the same time and place. If a quorum is not present at the adjourned meeting, any number of participants will be considered as a quorum for the purpose of convening the meeting.

Adjournments may also be made for the purpose of, among other things, soliciting additional proxies if we do not have sufficient votes for approval of our proposal to adopt the merger agreement and approve the merger. The Chairman of the meeting will adjourn the meeting from time to time, if directed by a simple majority of the votes cast at the meeting. No notice of an adjournment, other than by an announcement made at the extraordinary general meeting, is required unless the meeting is adjourned for more than 21 days. While we have no plan or proposal to adjourn the meeting if a quorum is present, in the unlikely event that we do not have sufficient votes for approval of our proposal to adopt the merger agreement and approve the merger, we expect to open the meeting and promptly adjourn the meeting to reconvene it no sooner than ten business days later and to solicit additional proxies by means of a supplement to this proxy statement.

Presence of Independent Registered Public Accounting Firm

Representatives of Ernst & Young, our independent auditors, are expected to be present at the extraordinary general meeting and are also expected to be available to respond to appropriate questions.

Assistance

If you need assistance in completing your proxy card or have questions regarding the extraordinary general meeting, please contact Georgeson Shareholder Communications Inc. at 1 (877) 278-3850 or write to the following address:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, NY 10004

SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of certificates representing our ordinary shares will be mailed to shareholders shortly after completion of the merger.

THE MERGER

While we believe that the following description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you in deciding how to vote on the proposal to adopt the merger agreement and approve the merger. You should carefully read this entire document, including the annexes, and the other documents we refer to for a more complete understanding of the merger and related transactions.

Background of the Merger

Members of our senior management have held noncommittal conversations with members of senior management of Cadence with respect to exploring a potential strategic transaction between the two companies over a number of years. These communications gained momentum in early 2002, and then again towards the end of 2002 and the middle of 2003, but on each occasion the discussions did not go beyond exploration of possible interest in a strategic transaction between the two companies. In early August 2004, Moshe Gavrielov, our Chief Executive Officer, received a call from a member of senior management of Cadence regarding once again exploring a possible strategic transaction between the two companies. Later that month, the two of them and Mike Fister, Cadence’s Chief Executive Officer, met to discuss Cadence’s renewed interest.

Also in early August, Mr. Gavrielov received a call from an investment bank inquiring as to whether he would be interested in pursuing a business combination with another company engaged in the EDA business. Mr. Gavrielov indicated that he was always willing to consider ways of maximizing value for Verisity and its shareholders and would be interested in a conversation with the company’s Chief Executive Officer. Shortly afterwards, Mr. Gavrielov received an email from the company’s Chief Executive Officer regarding a possible meeting between them. The two of them met later in the month at an offsite location in Mountain View, California. The meeting was productive and they agreed to have further discussions.

In early September, Mr. Gavrielov, Charles Alvarez, our Chief Financial Officer, and the Chief Executive Officer and two members of senior management of the other company had another meeting at an offsite location during which they discussed Verisity’s financial statements and projections of its future financial performance. During the same period, Mr. Gavrielov met with Ray Bingham, the Chairman of Cadence’s board of directors, at an offsite location to talk about various industry and organizational matters in connection with a potential transaction between Cadence and Verisity. A follow-up meeting between Messrs. Gavrielov, Bingham, Fister and Douglas Fairbairn, the Chairman of our board of directors, took place during the middle of September. At that meeting, Mr. Fister expressed an interest in moving ahead rapidly and requested that Mr. Gavrielov obtain board approval to continue discussions on an exclusive basis.

At a special meeting of our board of directors the following day, the board rejected the idea of continuing discussions with Cadence on an exclusive basis and authorized management to continue discussions with the two companies and to retain legal and financial advisors. Management initially involved Latham & Watkins LLP, our legal advisors for transactional matters, and Salinger & Co., our Israeli legal advisors, later in the week, and retained Goldman Sachs as our financial advisor on September 27, 2004.

After the board meeting and during the following week, Mr. Gavrielov had further conversations with Mr. Bingham regarding a potential transaction with Cadence. Members of our senior management also had further discussions with the Chief Executive Officer and members of senior management of the other company during this period. Our board of directors considered the status of discussions with Cadence and the other company at a special meeting on September 28, 2004. At the meeting, representatives of Goldman Sachs advised the board regarding a number of financial and strategic considerations in connection with a potential business combination, including an overview of third parties who may have a credible interest in pursuing a business combination with Verisity. The board of directors evaluated the merits and risks of contacting other parties. Thereafter, the board of directors concluded that it was not in the best interests of Verisity or its shareholders to initiate conversations with any other parties at that time, based on their view of the likely level of interest of other parties and the potential harm that could be caused to Verisity if it were generally to become known in the EDA industry that the company was considering a possible business combination, and instructed management accordingly.

Towards the end of September, Gibson, Dunn & Crutcher LLP, Cadence’s legal advisors, sent a draft confidentiality agreement to Latham & Watkins. Following the negotiation of its contents, the parties signed the confidentiality agreement on October 21, 2004.

In early October, members of our senior management held further discussions with the Chief Executive Officer of the other company. The Chief Executive Officer indicated an interest in placing discussions on hold for a few weeks and the discussions were never resumed.

During the first half of October, Messrs. Gavrielov, Bingham and Fister met and spoke by telephone several times to discuss the merits of a potential transaction and various operational and financial issues. At a meeting in the middle of October, it was agreed that the discussions had progressed to the point where the parties should involve their financial and legal advisors in a broader group discussion. Messrs. Bingham and Fister also agreed that Cadence would propose transaction terms. The parties agreed to schedule a meeting for the broader group on October 28, 2004.

At a special meeting of our board of directors on October 19, 2004, members of our management and representatives of our financial and legal advisors updated the board as to the status of discussions with Cadence. Representatives of Salinger & Co. discussed with the board its fiduciary duties under Israeli law in connection with a business combination, including a potential sale of control transaction.

At a meeting on October 25th held at the offices of Gibson Dunn, Mr. Alvarez and Mr. Gavrielov addressed various organizational and financial questions raised by Mr. Bingham and other members of Cadence’s management to assist Cadence in its preparation for the October 28th meeting.

The October 28th meeting was held at the offices of Latham & Watkins in Menlo Park, California. At the meeting, Cadence’s management and representatives of Morgan Stanley, Cadence’s financial advisor, gave presentations regarding the strategic merits and financial analysis of a proposed transaction. Cadence’s management proposed a transaction involving a fixed exchange ratio of 0.741 shares of Cadence common stock for each Verisity ordinary share, or an implied value of $9.30 per Verisity ordinary share, based on stock prices at that time. Mr. Gavrielov stated that he was confident that the Verisity board of directors would not be interested in continuing discussions based on those terms. Shortly afterwards, Mr. Gavrielov updated Mr. Fairbairn regarding this meeting and Mr. Fairbairn agreed that a transaction on these terms was not likely to be acceptable to our board of directors.

During the first week of November, Mr. Bingham called Mr. Gavrielov to state that Cadence was still interested in pursuing a transaction and to explore ways of continuing the dialogue. That weekend, Mr. Fister visited Mr. Gavrielov at Mr. Gavrielov’s home to discuss further due diligence efforts to assist Cadence in evaluating an increase in the price per share that it might be willing to propose. During this conversation and a follow-up call the next day, the two agreed to involve Yoav Hollander, our Chief Technical Officer and founder, and Jim Miller, a member of Cadence’s senior management, in the discussions. In order to accommodate the schedules of Messrs. Gavrielov and Hollander, a meeting was planned for November 22, 2004 in London, England. At the November 22nd meeting, the four persons discussed various strategic and operational matters and Cadence’s management expressed strong interest in continuing to pursue a business combination. Further telephone conversations involving Messrs. Bingham, Fister and Gavrielov occurred later in the month and in early December, following which a meeting involving the companies’ respective management and legal and financial advisors was planned for December 6, 2004 to discuss some of the terms of a potential business combination.

The December 6th meeting took place at the offices of Latham & Watkins. At the meeting, Cadence’s management outlined some of the principal terms on which they would be prepared to proceed with a business combination. The proposed terms outlined by Cadence at this meeting included improved financial terms, a termination fee of 5.0%, a lock-up option for 19.9% of our outstanding ordinary shares, exclusive discussions between the parties for a 30-day period, and various other terms.

At a special meeting of our board of directors on December 10, 2004, our management and representatives of our financial and legal advisors updated the board on the status of the discussions, including the December 6th meeting. Given that Israeli courts have sometimes referred to Delaware law as a potential source of guidance in the area of directors’ fiduciary duties, a representative of the law firm of Richards, Layton and Finger gave a detailed presentation as to the fiduciary duties of the board of directors of a Delaware company in connection with a sale of control transaction. Members of the board of directors engaged in a lengthy discussion regarding the merits and risks associated with contacting other parties that may have an interest in entering into a business combination with Verisity, including the likely level of interest of other parties, their ability to complete a transaction on acceptable terms, and the potential harm to Verisity if it became known in the EDA industry that Verisity was considering a possible business combination. For these reasons, the board of directors reaffirmed its conclusion at its September 28th meeting that it was not in the best interests of Verisity or its shareholders to contact other parties at that time, and instructed management accordingly. The board also instructed management to continue discussions with Cadence, provided that the parties could reach an agreement on the size of the termination fee and the lock-up option.

Members of the companies’ management and representatives of the companies’ respective legal and financial advisors continued to negotiate the terms presented by Cadence through December 14th. At a special meeting of our board of directors on December 13, 2004, management and representatives of our financial and legal advisors updated our board as to the status of negotiations with Cadence. Our board of directors approved the continuation of discussions with Cadence on the terms presented to the board, including a reduced break-up fee, no lock-up option and the entry into a 30-day exclusivity agreement. The parties executed the 30-day exclusivity agreement on December 14, 2004.

On December 15, 2004, members of the two companies’ management and representatives of the companies’ respective legal and financial advisors met at the offices of Latham & Watkins for due diligence presentations by our management. Due diligence continued throughout the remainder of the period prior to signing a definitive merger agreement, subject to applicable legal requirements regarding the pre-closing sharing of information. Our board of directors was further updated as to the status of negotiations at a meeting of the board of directors on December 16, 2004. Although several material terms of the proposed business combination had not been settled, Cadence forwarded an initial draft merger agreement on December 20, 2004, and drafts of some of the ancillary agreements and documents shortly thereafter. Management and the legal and financial advisors of the two companies were in constant communication regarding due diligence and the terms of a definitive merger agreement and ancillary documentation from this time through signing of the definitive merger agreement.

Members of the two companies’ management and representatives of the companies’ respective legal and financial advisors met at the offices of Gibson Dunn on January 3, 2005, to discuss outstanding issues, and met again on January 5th and 6th to negotiate the definitive merger agreement. During this time, a number of material issues remained outstanding, including the scope of Verisity’s representations and warranties, U.S., Israeli and other governmental consents, third party consents required for closing, and the non-solicitation provisions of the merger agreement.

At a special meeting of our board of directors on the evening of January 6th, the board, excluding employee directors, received an update from members of our management and our financial and legal advisors regarding the status of negotiations with Cadence. The board also received an update regarding financial matters from representatives of Goldman Sachs, and an overview of the material terms of the draft merger agreement from representatives of Latham & Watkins and Salinger & Co. Representatives of Salinger & Co. updated the board on its fiduciary duties in connection with a change in control transaction. During the meeting, the board of directors received an update from Mr. Alvarez regarding expected fourth quarter and year end results. The board then considered whether the price per share that Cadence said it was prepared to offer was within the range of prices that the board was prepared to consider acceptable, subject to resolution of the terms of a definitive merger agreement. After a lengthy discussion, the board determined that the price was within this range and that management should continue negotiations. The board also considered in detail the outstanding issues, including in particular Cadence’s position regarding representations and warranties as to the nature and extent of the involvement of certain Israeli governmental agencies in Verisity’s research and development efforts, and that specific approvals of these agencies and other third parties be obtained as a condition to completing the merger. The board of directors determined that Cadence’s position on these issues would impose too much uncertainty on completion of the transaction. The board directed management to ask Cadence to limit the scope of its requests, but also to assist Cadence in gaining a better understanding of the role these agencies played in our history. The board also considered Cadence’s proposed compromise on the non-solicitation provisions of the merger agreement. The board determined that Cadence’s proposal would restrict too much the universe of potential alternative transactions that the board would be able to consider after signing a definitive merger agreement, which would not be in the best interest of Verisity and its shareholders.

Our board’s position was communicated to Cadence the next day, and the parties and their legal and financial advisors continued to negotiate the terms of the merger agreement. At a special meeting of our board of directors, excluding employee directors, on January 9, 2005, our board received a further update from management and our financial and legal advisors as to the status of the negotiations with Cadence. At this meeting, the board reiterated its earlier instructions to management to negotiate further with Cadence the scope of certain Verisity representations and warranties and closing conditions, including the closing conditions relating to governmental approvals and other third party consents.

The parties continued their negotiations and outstanding due diligence through January 12, 2005. On the morning of January 12th, all remaining material terms of the merger agreement were agreed upon. Our board of directors, excluding employee directors, met to consider the merger agreement later that morning. At the meeting, members of management updated the board as to the status of negotiations with Cadence. A representative of Latham & Watkins summarized for the board the resolution of the outstanding material issues in the merger agreement. Representatives of Goldman Sachs orally reviewed with our board of directors its analysis of the financial terms of the proposed merger and rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated January 12, 2005, to the board that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the $12.00 per share in cash to be received by the holders of our ordinary shares pursuant to the merger agreement is fair from a financial point of view to such holders. Based on these considerations and its prior deliberations, the board of directors determined by the unanimous vote of the non-employee directors that the merger agreement and the merger are advisable and in the best interests of Verisity and its shareholders.

The parties entered into the definitive merger agreement and announced the merger agreement in the afternoon of January 12, 2005.

Reasons for the Merger

Our board of directors, at a meeting held on January 12, 2005, by unanimous vote of the non-employee directors, determined that the merger agreement and the merger are advisable and in the best interests of Verisity and its shareholders and approved the merger agreement and the merger. Accordingly, the board of directors recommends that you vote at the extraordinary general meeting FOR adoption of the merger agreement and approval of the merger.

In the course of determining that the merger agreement is advisable and in the best interests of the company and its shareholders, the board of directors consulted with management, as well as its financial and legal advisors, and considered a variety of factors, a number of which are summarized below:

•	the familiarity of the board of directors with, and information provided to the board by management as to, our business, financial condition, results of operations and competitive position, the nature of our software and hardware businesses and the EDA industry in which we compete, as well as our strategic objectives and the risks involved in achieving those objectives;

•	the familiarity of the board of directors with, and information provided to the board by management and Goldman Sachs as to, economic and market conditions, on both a historical and a prospective basis;

•	our prior discussions with respect to possible business combinations and the scope and outcome of the process conducted to identify parties having a potential interest and ability to acquire Verisity and that it would be in our interest to contact, as described in “—Background of the Merger”;

•	the opinion of Goldman Sachs, dated January 12, 2005, to the board of directors that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the $12.00 per share in cash to be received by the holders of our ordinary shares pursuant to the merger agreement is fair from a financial point of view to such holders;

•	the belief of our board of directors that $12.00 per share represented the highest consideration that Cadence was willing to pay, and the highest per share value obtainable on the date of signing the merger agreement;

•	the current and historical trading prices of our ordinary shares, including relative to those of other industry participants and general market indices, and the fact that the cash merger price of $12.00 per share represents:

•	a premium of 60.2% over the closing price of our ordinary shares on January 11, 2005, the last trading day prior to approval of the transaction by our board of directors;

•	a premium of 53.5% over our average stock price for the three month period ending January 11, 2005;

•	a premium of 75.0% over our average stock price for the six month period ending January 11, 2005; and

•	a premium of 54.2% over our average stock price for the one year period ending January 11, 2005;

•	the fact that the merger consideration is all cash, thereby providing certainty of value to our shareholders, compared to a transaction involving all stock consideration or a mixture of stock and cash;

•	the terms and conditions of the merger agreement, including:

•	that the merger agreement does not include a financing condition and our board’s conclusion, after discussions with Goldman Sachs, that Cadence has the financial ability to complete the merger;

•	our ability to furnish information to and conduct negotiations with third parties, if a third party makes a superior proposal to acquire, directly or indirectly, at least 90% of our outstanding shares or all or substantially all of our assets or a proposal that our board of directors believes is reasonably likely to result in a superior proposal, as described under “The Merger Agreement—No Solicitation”;

•	the ability of our board of directors to change its recommendation of the transaction to our shareholders or recommend or approve a superior proposal if our board of directors determines by a majority vote in its good faith judgment, after receiving the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties, as described under “The Merger Agreement—No Solicitation;” and

•	the nature and scope of the closing conditions, including the likelihood that the merger would receive the necessary regulatory approvals and other third party consents and the anticipated timing of those approvals and consents;

•	the conclusion of the board of directors, after taking into account the financial condition of the merging companies, that there is no reasonable suspicion that the company surviving in the merger will not be able to pay its debts to its creditors; and

•	the conclusion of the board of directors that the merger will strengthen Verisity and enable it to benefit from Cadence’s financial and other resources, and hence has a strong potential to contribute to our development.

Our board of directors also considered potentially negative factors in its deliberations concerning the merger, including:

•	that Verisity will no longer exist as an independent company and its shareholders will no longer participate in its growth as an independent company;

•	that, under the terms of the merger agreement, we will be unable to solicit other acquisition proposals;

•	that, under the terms of the merger agreement, we would be required to pay Cadence a termination fee under a number of circumstances associated with proposals by third parties to acquire us, as described under “The Merger Agreement—Termination,” and that our obligation to pay the termination fee might discourage other parties from offering to acquire us;

•	that gains from an all-cash transaction would be taxable to our tax-paying shareholders for U.S. federal and Israeli income tax purposes;

•	the interests of our executive officers and directors in the merger described under “—Interests of Our Directors and Executive Officers in the Merger”;

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our shareholders (see “The Merger Agreement—Conditions to the Completion of the Merger”);

•	the requirement that we submit the merger agreement to our shareholders even if our board of directors withdraws its recommendation to adopt the merger agreement and approve the merger, which submission could delay or prevent our ability to pursue a superior proposal if one were to become available; and

•	the possibility of disruption to our operations following announcement of the merger and the resulting effect on our business if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships.

While our board of directors considered potentially negative and potentially positive factors, the board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by our board of directors in its consideration of the merger. The board of directors collectively reached the decision to adopt the merger agreement and approve the merger, by unanimous vote of the non-employee directors, in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the variety of factors, many of which are qualitative or difficult to quantify, and the quality and amount of information considered, the board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the board of directors may have given different weight to different factors.

Recommendation of Our Board of Directors

Our board of directors has determined, by unanimous vote of the non-employee directors, that the merger agreement and the merger are advisable and in the best interests of Verisity and its shareholders and has approved the merger agreement and the merger. Accordingly, our board of directors recommends that our shareholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Opinion of Our Financial Advisor—Goldman, Sachs & Co.

On January 12, 2005, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated January 12, 2005, to our board of directors that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $12.00 per share in cash to be received by the holders of our ordinary shares pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 12, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our ordinary shares should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Verisity for the three fiscal years ended December 31, 2003 and of Cadence for the five fiscal years ended January 3, 2004;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Verisity and Cadence;

•	certain other communications from Verisity and Cadence to our and their respective shareholders; and

•	certain internal financial analyses and forecasts for Verisity prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for our ordinary shares, compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electronic design automation industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with our consent that the internal financial forecasts prepared by our management were reasonably prepared on a basis reflecting our best currently available estimates and judgments. In addition, Goldman Sachs did not make an independent evaluation or appraisal of our assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). No evaluation or appraisal of our assets or liabilities was furnished to Goldman Sachs. The Goldman Sachs opinion does not address our underlying business decision to engage in the transaction contemplated by the merger agreement.

The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 11, 2005 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.    Goldman Sachs reviewed the historical trading prices and volumes for our ordinary shares for the one-year period ended January 11, 2005, the trading day prior to announcement of the merger. In addition, Goldman Sachs analyzed the consideration to be received by holders of our ordinary shares pursuant to the merger agreement in relation to the closing price of our ordinary shares on January 11, 2005, the closing price of our ordinary shares on the dates three months, six months and one year prior to January 11, 2005 and the average market prices of our ordinary shares for the three-month, six-month and one-year periods ending on January 11, 2005.

This analysis indicated that the price per share to be received by the holders of our ordinary shares pursuant to the merger agreement represented:

•	a premium of 60.2%, based on the market price of $7.49 per share as of January 11, 2005;

•	a premium of 86.9%, based on the market price of $6.42 per share on the date three months prior to January 11, 2005;

•	a premium of 109.8%, based on the market price of $5.72 per share on the date six months prior to January 11, 2005;

•	a discount of 7.7%, based on the market price of $13.00 per share on the date one year prior to January 11, 2005;

•	a premium of 53.5%, based on the average market price of $7.82 per share for the three-month period ended January 11, 2005;

•	a premium of 75.0%, based on the average market price of $6.86 per share for the six-month period ended January 11, 2005; and

•	a premium of 54.2%, based on the average market price of $7.78 per share for the one-year period ended January 11, 2005.

Merger Premium and Multiples Analysis.    Goldman Sachs calculated various financial ratios of Verisity based on the implied enterprise value, meaning the implied diluted equity consideration plus the book value of our outstanding debt less our cash and cash equivalents. The implied diluted equity consideration is the aggregate consideration to be received by holders of our ordinary shares and options exercisable for our ordinary shares in the merger and is based on the $12.00 per share consideration to be paid in the merger. Goldman Sachs determined that the implied enterprise value of Verisity is $258.3 million.

Goldman Sachs analyzed the implied enterprise value in relation to the current enterprise value, meaning the fully diluted equity market value of Verisity based on the market price of $7.49 per share as of January 11, 2005 plus the book value of our outstanding debt less our cash and cash equivalents. This analysis indicated that the implied enterprise value to be received by holders of our ordinary shares pursuant to the merger agreement represented a premium of 94.9% to the current enterprise value of Verisity.

Goldman Sachs also derived implied enterprise value as a multiple of estimated calendar year 2004 and 2005 revenue and the merger consideration of $12.00 per share as a multiple of estimated calendar year 2004 and 2005 earnings per share, or EPS, both unadjusted and as adjusted to include the deferred revenues of Axis Systems, Inc. at the time of our acquisition of Axis Systems and the corresponding impact on EPS, based on our management’s estimates and based on Institutional Brokers Estimate System, or IBES, median consensus estimates as of January 11, 2005. The results of these analyses are as follows:

	Verisity (based on management estimates)		Verisity (based on IBES estimates)
Implied Enterprise Value/Revenue (unadjusted)
CY 2004E	4.5	x	4.5	x
CY 2005E	3.1		3.6

Implied Enterprise Value/Revenue (as adjusted to include deferred revenues of Axis Systems)
CY 2004E	3.7	x	3.8	x
CY 2005E	3.0		3.4

Merger Consideration of $12.00 Per Share/EPS (unadjusted)
CY 2004E	N/A		N/A
CY 2005E	54.9	x	72.4	x

Merger Consideration of $12.00 Per Share/EPS (as adjusted to include deferred revenues of Axis Systems and the corresponding impact on EPS)
CY 2004E	73.3	x	72.6	x
CY 2005E	41.1		50.2

Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for Verisity to corresponding financial information, ratios and public market multiples for the following public companies in the electronic design automation industry:

•	Cadence;

•	Magma Design Automation, Inc.;

•	Mentor Graphics Corporation;

•	PDF Solutions, Inc.;

•	Synopsys, Inc.; and

•	Synplicity, Inc.

Although none of the selected companies is directly comparable to Verisity, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Verisity.

Goldman Sachs also calculated and compared various financial multiples and ratios based on SEC filings, IBES estimates and estimates of our management with respect to deferred revenues of Axis Systems and the corresponding impact on EPS. The multiples and ratios of Verisity and the selected companies were calculated using the closing prices and IBES estimates as of January 11, 2005 and, in the case of Verisity, also using the merger consideration of $12.00 per share. The multiples and ratios of Verisity were based on information provided by our management’s and IBES estimates.

With respect to

•	Verisity based on IBES estimates and based on IBES estimates as adjusted to include our management’s estimate of the deferred revenues of Axis Systems at the time of our acquisition of Axis Systems and the corresponding impact on EPS, in both instances using the closing price as of January 11, 2005;

•	Verisity based on IBES estimates and based on our management’s estimates, in both instances as adjusted to include our management’s estimate of the deferred revenues of Axis Systems at the time of our acquisition of Axis Systems and the corresponding impact on EPS and using the merger consideration of $12.00 per share; and

•	the selected companies;

Goldman Sachs calculated one or more of the following:

•	enterprise value as a multiple of estimated revenue for calendar years 2004, 2005 and 2006;

•	enterprise value as a multiple of estimated earnings before interest, tax, depreciation and amortization, or EBITDA, for calendar year 2005;

•	the ratio of stock price to estimated EPS for calendar years 2004, 2005 and 2006;

•	the five-year forecasted compound annual growth rate, or CAGR, of EPS, which is the forecasted rate at which EPS grows year over year, based on a five year projection of EPS;

•	the ratio of stock price to estimated EPS for calendar year 2006 as a multiple of the five-year forecasted CAGR of earnings per share, or price earnings growth, or PEG; and

•	the estimated revenue growth rate from estimated calendar year 2005 revenue to estimated calendar year 2006 revenue.

Goldman Sachs also performed these calculations for the selected companies excluding Synopsys because certain of the metrics of Synopsys differed significantly from those of its peer group of companies. The results of these analyses are summarized as follows:

	Enterprise Value/Revenue						Enterprise Value/EBITDA		Stock Price/EPS						IBES 5-year CAGR	PEG		Revenue Growth
	CY 2004E		CY 2005E		CY 2006E		CY 2005E		CY 2004E		CY 2005E		CY 2006E			CY 2006E		CY 2005E – CY 2006E
Verisity (IBES estimates) (1)
	2.3	x	1.9	x	1.7	x	N/A		N/A		42.8	x	27.7	x	20.0%	1.4	x	11.4%

Verisity (IBES estimates) (1)(2)
	1.9	x	1.8	x	1.7	x	N/A		40.9	x	29.7	x	27.7	x

Verisity (IBES estimates) (2)(3)
	3.8	x	3.4	x					72.6	x	50.2	x

Verisity (management estimates) (2)(3)
	3.7	x	3.0	x					73.3	x	41.1	x

Electronic Design Automation Companies
High	5.5	x	4.2	x	3.3	x	18.1	x	82.4	x	49.9	x	21.8	x	32.5%	1.4	x	24.7%
Mean	2.9		2.6		2.2		12.2		36.4		28.0		17.4		22.0%	0.9		14.6%
Median	2.6		2.3		2.0		11.2		21.7		25.3		17.4		20.0%	0.8		11.8%
Low	1.9		1.8		1.6		7.9		16.1		15.4		12.1		14.5%	0.5		7.1%

Electronic Design Automation Companies (excluding Synopsys)
High	5.5	x	4.2	x	3.3	x	18.1	x	82.4	x	34.7	x	21.8	x	32.5%	1.0	x	24.7%
Mean	3.1		2.6		2.3		12.3		32.4		23.6		16.6		23.4%	0.8		15.5%
Median	3.0		2.4		2.0		10.8		21.2		18.4		14.5		25.0%	0.7		13.5%
Low	1.9		1.8		1.6		7.9		16.1		15.4		12.1		14.5%	0.5		7.1%

(1)	Using the closing price of our ordinary shares as of January 11, 2005.

(2)	As adjusted to include Axis Systems deferred revenues in CY 2004 and CY 2005 and the corresponding impact on EPS.

(3)	Using the merger consideration of $12.00 per share.

With respect to Verisity, Goldman Sachs calculated:

•	the ratio of enterprise value to next fiscal year estimated sales on a historical basis for the period from October 21, 2003 to January 11, 2005; and

•	the ratio of closing price to next fiscal year estimated EPS, or the Forward P/E ratio, on a historical basis for the period January 10, 2003 to January 11, 2005.

Goldman Sachs compared these ratios to ratios derived using the current IBES estimates and our management’s estimates and using the merger consideration of $12.00 per share. The results of these analyses are summarized as follows:

	Enterprise Value/ Next Fiscal Year Sales		Forward P/E
January 11, 2005	1.9	x	42.8	x
Latest 3 months average	1.8		46.7
Latest 6 months average	1.5		35.0
Latest 1 year average	(1)		27.7
Since October 21, 2003	1.8		(1)
Latest 2 years average	(1)		23.8

Using the merger consideration of $12.00 per share:
IBES estimates	3.6	x	72.4	x
Verisity management estimates	3.1		54.9

(1) Not calculated.

Discounted Cash Flow Analysis.    Goldman Sachs performed a discounted cash flow analysis on Verisity using our management’s projections. Goldman Sachs calculated implied net present values of free cash flows for Verisity for the years 2005 through 2014 using discount rates ranging from 14% to 18%. Goldman Sachs calculated implied terminal value indications in the year 2014 based on perpetuity growth rates ranging from 2.0% to 6.0% and based on multiples ranging from 6.0x EBITDA to 8.0x EBITDA. These implied terminal value indications were then discounted to implied present values using discount rates ranging from 14% to 18%. Goldman Sachs calculated the implied value indications per share for Verisity using our management’s projections, including an assumed earnings before interest and taxes, or EBIT, margin of 19%, and implied terminal value indications in the year 2014 based on perpetuity growth rates ranging from 2.0% to 6.0% and based on multiples ranging from 6.0x EBITDA to 8.0x EBITDA and discounting these terminal value indications to implied present values using discount rates ranging from 14% to 18%. The following table presents the results of this analysis:

Implied Per Share Value
Based on perpetuity growth rates ranging from 2.0% to 6.0%	$7.27 – $10.12
Based on multiples ranging from 6.0x EBITDA to 8.0x EBITDA	$7.81 – $ 9.87

Goldman Sachs also calculated the implied value indications per share of our ordinary shares using a change in revenue growth rates for calendar years 2006 to 2014 ranging from (5.0%) to 5.0% of our management’s projections and using EBIT margins for Verisity for calendar years 2007 to 2014 ranging from 15% to 23%. Goldman Sachs calculated the implied value indications per share for Verisity using our management’s projections, other than revenue growth rates and EBIT margins which were assumed to be in the stated ranges, and implied terminal value indications in the year 2014 based on an assumed perpetuity growth rate of 4.0% and based on an assumed multiple of 7.0x EBITDA and discounting these implied terminal value indications to implied present value using an assumed discount rate of 16%. The following table presents the results of this analysis:

Implied Per Share Value
Based on an assumed perpetuity growth rate of 4%	$6.36 – $10.84
Based on an assumed terminal multiple of 7.0x EBITDA	$6.67 – $11.54

Selected Transactions Analysis.    Goldman Sachs analyzed certain information relating to the acquisitions of the following companies in the electronic design automation industry:

•	Cooper & Chyan Technology, Inc.;

•	Technology Modeling Associates, Inc.;

•	Epic Design Technology, Inc.;

•	Viewlogic Systems, Inc.;

•	Numerical Technologies, Inc.;

•	Simplex Solutions, Inc.;

•	Axis Systems, Inc.;

•	Avant! Corporation;

•	Integrated Silicon Systems Ltd.;

•	Quickturn Design Systems, Inc.;

•	Nassda Corporation;

•	OrCAD, Inc.;

•	IKOS Systems, Inc.; and

•	Innoveda, Inc.

For each of the selected acquisitions, Goldman Sachs calculated and compared aggregate consideration as a multiple of next twelve months estimated revenues, or NTM Revenues, and aggregate consideration as a multiple of NTM Revenues indexed against changes in the market capitalizations as a multiple of revenues of Cadence, Mentor Graphics and Synopsys, or the EDA Companies, between the date the transaction was announced and January 11, 2005. For each of the selected acquisitions other than the acquisitions of Simplex Solutions, which had negative earnings, and Axis Systems, for which earnings information was not publicly available, Goldman Sachs calculated and compared aggregate consideration as a multiple of next twelve months estimated earnings, or NTM P/E, and aggregate consideration as a multiple of NTM P/E indexed against changes in the stock prices of the EDA Companies between the date the transaction was announced and January 11, 2005. For the proposed merger of Verisity, Goldman Sachs calculated the merger consideration of $12.00 per share as a multiple of NTM Revenues and as a multiple of NTP P/E. The multiples of Verisity were based on information provided by our management and were adjusted to exclude our management’s estimates of stock-based compensation charges and to include the deferred revenues of Axis Systems at the time of our acquisition of Axis Systems. The following table presents the results of these analyses:

	Selected Transactions		Proposed Merger of Verisity
Aggregate Capitalization as a Multiple of:	Range	Median
NTM Revenue	1.1x – 5.7x	2.9x	3.0x
NTM Revenue (Indexed against EDA Companies)	N/A – 6.6x	2.6x

NTM P/E	9.4x – 107.7x	41.5x	41.1x
NTM P/E (Indexed against EDA Companies)	7.9x – 101.8x	36.1x

For each of the selected transactions other than the acquisitions of Simplex Solutions and Axis Systems, and for the proposed merger of Verisity, Goldman Sachs calculated and compared the premium paid by the acquiror to the undisturbed stock price of the acquiree. The following table presents the results of this analysis.

	Selected Transactions		Proposed Merger of Verisity
	Range	Median
Premium to undisturbed price	N/A – 89.2%	43.6%	60.2%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Verisity or Cadence or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view of the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Verisity, Cadence, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as our financial advisor in connection with, and has participated in certain of the negotiations leading to, the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Cadence from time to time, including having acted as financial advisor in connection with its acquisition of Simplex Solutions in April 2002. Goldman Sachs also may provide investment banking services to Cadence in the future. In connection with such investment banking services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs may provide such services to Verisity, Cadence and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Verisity and Cadence for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the contemplated merger. Pursuant to a letter agreement, dated September 27, 2004, we engaged Goldman Sachs to act as our financial advisor in connection with the possible sale of all or a portion of Verisity. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a transaction fee of 1.35% of the aggregate consideration paid in the merger, all of which is payable upon consummation of the merger. In addition, we have agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the U.S. federal securities laws.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the merger.

Offers of Employment from Cadence

In connection with our entering into the merger agreement, Cadence extended terms of employment to Moshe Gavrielov, Ziv Binyamini, our Senior Vice President, VPA Product Research & Development, Steven Wang, our Senior Vice President and General Manager—Platform Division, and Yoav Hollander, all of which will become effective upon, and are conditioned upon, completion of the merger. In connection with agreeing to the employment terms described below, the executives agreed to be bound by the terms of noncompetition agreements, as described under “—Noncompetition Agreements” below. In addition, the executives agreed to waive all provisions relating to the acceleration of vesting in connection with the merger of any options or restricted shares held by them, to forego all severance rights under existing employment agreements, and to forego any salary raise for which they would otherwise be eligible in 2005. It was a condition to Cadence signing the merger agreement that these individuals have agreed to the employment terms described below. It is a condition to Cadence’s obligation to complete the merger that none of these employees has formally challenged the validity or enforceability of his employment agreement or non-competition agreement (which challenge is continuing) or formally expressed his intent (and not withdrawn such expressed intent) not to continue his employment with us following the merger or otherwise no longer be employed by us.

The terms of employment with Messrs. Gavrielov, Binyamini, Wang and Hollander provide for:

•	the payment of an annual salary, which, in the case of Mr. Gavrielov is $400,000, in the case of Mr. Hollander is $200,000, in the case of Mr. Wang is $215,000, and in the case of Mr. Binyamini is $171,992. Mr. Binyamini’s annual salary will be increased by an annualized $43,008 cost of living adjustment and the terms of his assignment letter related to his work assignment in the United States will be terminated if he elects to remain employed by Cadence or one of its subsidiaries in the United States after July 19, 2006, which is the end of his current work assignment in the United States;

•	the payment of a $100,000 cash signing bonus to Mr. Gavrielov, which represents partial compensation for his foregoing the right under his existing employment agreement to twelve-months’ base salary if he resigns as a result of not being appointed Chief Executive Officer of the surviving company in the merger. If Mr. Gavrielov’s employment is terminated for “cause” or he resigns for reasons other than “good reason” prior to the one-year anniversary of the completion of the merger, Mr. Gavrielov will be required to repay the entire signing bonus;

•	the grant of stock options exercisable, in the case of Mr. Gavrielov for 300,000 shares of Cadence’s common stock, in the case of Mr. Hollander for 30,000 shares of Cadence’s common stock, and in the case of Messrs. Wang and Binyamini for 80,000 of our ordinary shares, in each case subject to vesting over a four-year vesting schedule;

•	the grant of 100,000 restricted shares of Cadence’s common stock to Mr. Gavrielov, subject to vesting over a four-year vesting schedule;

•	participation in Cadence’s Key Contributor Incentive Plan, with payment targeted in the case of Mr. Gavrielov at 75% of Mr. Gavrielov’s annual salary, in the case of Mr. Hollander at 40% of Mr. Hollander’s annual salary, and in the case of Messrs. Wang and Binyamini at $70,000, and in each case with payment based on Cadence’s performance and the individual’s achievements and continued employment through the applicable payout period; and

•	the receipt, to the extent eligible, of benefits comparable in the aggregate to the health and other benefits that are generally available to the rest of Cadence’s full-time U.S.-based employees.

In addition, Mr. Binyamini will also be provided with a cash allowance by Cadence for the lease costs, taxes and insurance of two automobiles for the personal use by Mr. Binyamini and his family while in the United States. Mr. Hollander will also be provided with:

•	an automobile for Mr. Hollander’s use, in accordance with his existing arrangement and customary practice in Israel;

•	recuperation pay as required by Israeli law and the continued payment of Mr. Hollander’s monthly salary during periods of Israeli military reserve duty;

•	maintenance by us of a manager’s insurance policy for Mr. Hollander’s benefit;

•	contributions of a portion of Mr. Hollander’s base salary toward a further education fund in an amount up to the amount recognized by the Israeli income tax authorities; and

•	for purposes of determining amounts due under his employment agreement with Cadence, his date of commencement of employment with Verisity as the deemed date of commencement of his employment with Cadence.

As part of the offers of employment with Messrs. Gavrielov, Binyamini and Wang, Cadence has agreed that if the individual’s employment is terminated without “cause” or due to death or disability, or the individual resigns for “good reason” at any time during the three year period following the completion of the merger, subject to the individual signing Cadence’s standard release agreement, Cadence will pay to the individual, in addition to earned but unpaid salary, an amount equal to the aggregate of any base salary, without bonus, that the individual would have earned from the day following the termination date until the three-year anniversary of the completion of the merger or the date that is one year after the termination date, whichever is less (in the case of Mr. Gavrielov, from the day following the termination date until the earlier of the three-year anniversary of the completion of the merger or the date that is one year after the termination date) and continue the individual’s health benefits for the lesser of a twelve-month period or the remainder of time until the three-year anniversary of the merger.

Mr. Gavrielov’s offer of employment also provides that he shall receive:

•	one year’s target bonus at the then effective rate, or pro rata portion of one year’s target bonus if less than one year remains prior to the three-year anniversary of the completion of the merger;

•	the immediate vesting of all options granted prior to the offer of employment that are converted into options to purchase Cadence common stock; and

•	the immediate vesting of any options to purchase shares of Cadence common stock and shares of Cadence restricted stock, which would have vested over the twelve-month period after termination.

In the case of Mr. Hollander, if his employment is terminated without “cause,” or due to death or disability, or in the event Mr. Hollander resigns for “good reason” at any time during the three-year period following the completion of the merger, Cadence will pay an amount equal to Mr. Hollander’s base salary, without bonus, that he would have earned from the day following the termination date until the three-year anniversary of the completion of the merger (except that in the event of death or disability, the amount will equal the lesser of the amount that Mr. Hollander would have earned from the day following the termination date until the three-year anniversary of the merger and the date that is one year after the termination date) and continue Mr. Hollander’s health benefits for the lesser of a twelve-month period or the remainder of time until the three-year anniversary of the merger. Mr. Hollander’s employment agreement also provides that all options granted prior to the date of the agreement that are converted into options to purchase Cadence common stock will be immediately vested, provided that there will be no acceleration in the event of death or disability.

In general, employment terms for each of the executives define “cause” as the commission of an act of dishonesty, commission of a felony, willful insubordination, violation of agreements with Cadence or Cadence’s

Code of Business Conduct, gross negligence, willful misconduct or material failure to perform. In general, “good reason” is defined as relocation of the individual’s place of employment by more than thirty miles (and in the case of Mr. Hollander, fifty miles), a reduction in his base salary by more than 10%, unless the salary reduction is in connection with a reduction of salary for all similarly situated employees (and in the case of Mr. Gavrielov only, a change in Mr. Gavrielov’s direct reporting relationship to Cadence’s Chief Executive Officer or a change in Mr. Gavrielov’s title or material adverse change in responsibilities or duties).

Each of Messrs. Gavrielov’s, Binyamini’s and Wang’s employment with Cadence will be “at will” and may be terminated at any time. Cadence’s offers of employment with Messrs. Gavrielov and Binyamini supersede agreements entered into by them with us prior to the merger to the extent relating to their future employment relationship with us and to the extent relating to the acceleration of vesting restricted shares or options to purchase ordinary shares, except that the assignment letter related to Mr. Binyamini’s work assignment in the United States is not superseded. Cadence’s offer of employment with Mr. Wang supersedes agreements entered into by Mr. Wang with us prior to the merger to the extent relating to his future employment relationship with us and to the extent relating to the acceleration of vesting restricted shares or options to purchase ordinary shares, except that acceleration provisions contained in Mr. Wang’s retention agreement entered into with us prior to the merger, as described below, is not superseded. Mr. Hollander’s employment terms supersede agreements entered into with us prior to the merger to the extent relating to Mr. Hollander’s employment relationship with us.

Noncompetition Agreements

Messrs. Gavrielov, Hollander, Binyamini and Wang entered into noncompetition agreements with Cadence, Scioto River and us concurrently with our entry into the merger agreement. All of the noncompetition agreements provide that during the period commencing upon the completion of the merger and ending on the three-year anniversary of the merger (in the case of Mr. Binyamini, on the one-year anniversary of the merger), the individual will not, directly or indirectly, engage in the business of research, design or development of electronic design automation software, electronic design verification, emulation or acceleration hardware or commercial electronic design services or maintenance services, which is collectively referred to as the business, or compete in the business against Cadence or any of its existing or future affiliates anywhere in the world. In addition, Messrs. Gavrielov, Hollander, Binyamini and Wang agreed not to, directly or indirectly, solicit any existing or future employee, customer or supplier of Cadence or of any of its existing or future affiliates during the period prior to the three-year anniversary of the merger (in the case of Mr. Binyamini, the period prior to the one-year anniversary of the merger).

Change of Control and Severance Agreements

On January 12, 2005, we entered into a Severance Benefits Agreement with Charles G. Alvarez, our Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary. The agreement provides that in the event that either (i) we, Verisity Design, Inc. or any successor entity following a “change of control transaction” terminates Mr. Alvarez’s employment without “cause” or (ii) Mr. Alvarez voluntarily terminates employment with us, Verisity Design, Inc. or any successor entity following any “constructive termination event,” then Mr. Alvarez will be entitled to receive payments earned prior to his termination; and, subject to Mr. Alvarez signing a general release and waiver of all claims, a severance payment in an amount equal to the sum of his aggregate base salary for the twelve-month period following the effective date of termination and the amount of Mr. Alvarez’ targeted annual bonus for the year of termination, whether or not otherwise payable. The completion of the merger with Scioto River will constitute a “change of control” for purposes of our agreement with Mr. Alvarez. In general, a “constructive termination event” means any notice or decision by our board of directors or, in the event of a change of control, the board of directors of any successor entity, that Mr. Alvarez will no longer serve in the capacity of Chief Financial Officer of Verisity Ltd., Verisity Design, Inc. or their successor entities following a change of control. In general, “cause” means commission of any act of fraud, embezzlement, theft, bad faith, gross negligence, dishonesty, recklessness or willful misconduct, repeated failure to perform work duties, a felony conviction, material misrepresentations, unauthorized disclosure of material confidential information, material violation of written policies, practices or procedures or breach of any provision of the severance benefits agreement.

On January 12, 2005, we entered into a severance agreement with David Larwood, our Vice President, General Counsel. Our agreement with Mr. Larwood is substantially similar to our agreement with Mr. Alvarez and provides that if, within the twelve-month period commencing upon completion of a “change of control transaction,” Mr. Larwood is terminated without “cause” or voluntarily terminates his employment following a “constructive termination event,” then Mr. Larwood will be entitled to receive payments earned prior to his termination; and, subject to Mr. Larwood signing a general release and waiver of all claims, a severance payment in an amount equal to the sum of his aggregate base salary for the six-month period following the effective date of termination and 50% of the amount of Mr. Larwood’s targeted annual bonus for the year of termination, whether or not otherwise payable. The completion of the merger with Scioto River will constitute a “change of control” for purposes of our agreement with Mr. Larwood. The definitions of the terms “constructive termination event” and “cause” are the same in Mr. Larwood’s agreement as provided in Mr. Alvarez’s agreement, except that with respect to “constructive termination event,” Mr. Larwood’s agreement relates to his continued services as General Counsel.

Previously, we entered into option agreements with Charles G. Alvarez and Steven Glaser, our Senior Vice President of Worldwide Marketing, which contain acceleration provisions in the event that, within the twelve-month period following a “change of control transaction,” the officer’s employment is terminated other than for “cause” or the officer voluntarily terminates his employment following a “constructive termination event.” The acceleration of vesting will occur even if the successor entity following a change of control transaction agrees to assume our obligations under the option agreements or grant comparable options in substitution for the option agreement with us. The number of unvested ordinary shares that are accelerated pursuant to the agreements with Mr. Alvarez equals that portion of the option subject to the agreement which would have thereafter become vested over the twenty-four month period beginning on the effective date of termination. The number of unvested ordinary shares that are accelerated pursuant to the option agreements with Mr. Glaser equals that portion of the option subject to the agreement which would have thereafter become vested over the eighteen month period beginning on the effective date of termination. The completion of the merger with Scioto River will constitute a “change of control transaction” for purposes of these agreements. In general, a “constructive termination event” means any notice or decision by our board of directors or, in the event of a change of control, the board of directors of any successor entity, that the officer will no longer serve in the office and capacity in which he currently serves with us following a change of control. In general, “cause” means commission of an act of fraud, embezzlement, theft, bad faith, gross negligence, dishonesty, recklessness or willful misconduct, repeated failure to perform work duties, a felony conviction, material misrepresentations, unauthorized disclosure of material confidential information, material violation of written policies, practices or procedures or breach of any provision of his employment agreement.

We also previously entered into an employment agreement with Michael McNamara, our Senior Vice President of Technology and a member of our board of directors, effective as of October 26, 1999, which provides for a severance payment equal to one year’s salary, medical insurance coverage for twelve months and acceleration in full of his stock options such that Mr. McNamara will become fully vested in any and all stock options then held. These payments, acceleration and benefits are payable in the event that Mr. McNamara’s employment is terminated for any reason, other than for “cause,” within eighteen months following a “change in control,” or if Mr. McNamara is demoted without his consent within eighteen months following a change in control. The completion of our merger with Scioto River will constitute a “change in control” for purposes of Mr. McNamara’s employment agreement. “Cause” under Mr. McNamara’s agreement includes the commission of misfeasance, an act of gross negligence or recklessness, any act of dishonesty or fraud, any unlawful or criminal act involving moral turpitude, willful breach of the employment agreement, unsatisfactory performance or habitual neglect of duties.

We entered into a retention agreement with Steven Wang, our Senior Vice President and General Manager—Platform Division, effective as of December 10, 2003, covering the cash and our ordinary shares received by Mr. Wang in our acquisition of Axis Systems, Inc., as well as additional ordinary shares issuable within two years after the Axis closing upon exercise of his options we assumed in that transaction. The retention agreement provides that if Mr. Wang’s employment is terminated without “cause” or upon the occurrence of a “constructive termination event” prior to February 9, 2006, the ordinary shares that are subject to the retention agreement will immediately become fully vested and restrictions on the cash received by Mr. Wang in the Axis acquisition will lapse. In general, “cause” means commission of an act of fraud, embezzlement, theft, bad faith, gross negligence, dishonesty, recklessness or willful misconduct, repeated failure to perform work duties, a felony conviction, material misrepresentations, unauthorized disclosure of material confidential information, material violation of written policies, practices or procedures or breach of any provision of the retention agreement. In general, a “constructive termination event” means any notice or decision by our board of directors or, in the event of a change of control, the board of directors of any successor entity, that the officer no longer serve in the office and capacity in which he currently serves with us following a change of control.

Stock Options, Employee Stock Purchase Plan, Restricted Shares and Restricted Stock Units

A number of our directors and executive officers also hold options to purchase our ordinary shares and outstanding restricted shares and participate in our employee stock purchase plan. The treatment of our options and restricted shares held by our directors and executive officers and the treatment of our employee stock purchase plan is more full described below under “—Treatment of Our Stock Options, Employee Stock Purchase Plan, Restricted Shares and Restricted Stock Units.”

Indemnification

The terms of the merger agreement provide for the continued indemnification of our directors and officers as more fully described below under “The Merger Agreement—Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance.”

Shareholder Agreements

The following description summarizes the material provisions of the shareholder agreements and is qualified by reference to the complete text of the form of shareholder agreement. This summary may not contain all of the information about the shareholder agreements that is important to you. The form of shareholder agreement included in this proxy statement as Annex B contains the complete terms of that agreement and you should read it carefully and in its entirety.

As an inducement to Cadence to enter into the merger, our directors and officers who hold and are entitled to vote an aggregate of 2,932,378 of our outstanding ordinary shares or approximately 12.0% of our outstanding ordinary shares as of the record date each entered into an agreement with Cadence and Scioto River and granted an irrevocable proxy to a third party to vote their ordinary shares in the manner set forth in the agreement.

Pursuant to the terms of the agreements, these directors and officers have agreed to vote, or cause to be voted, ordinary shares that they are entitled to vote on the relevant record date:

•	in favor of approval of the merger agreement and the transactions contemplated thereby;

•	against any proposal that would result in a breach by us of the merger agreement; and

•	against (1) any third party acquisition, whether or not it constitutes a superior proposal (as defined in the merger agreement), (2) the election of a group of individuals to replace a majority or more of the individuals presently constituting our board of directors, or (3) any other action which is intended, or could reasonably be expected to interfere with, delay or materially adversely affect the merger or any other transaction contemplated by the merger agreement.

In addition, these directors and officers may not sell, transfer, pledge, assign or otherwise dispose of any of their ordinary shares, agree to do so, or take actions that would prevent them from performing their obligations under the agreement, subject to limited exceptions. The directors and officers who have entered into these agreements have agreed not to initiate, solicit or knowingly encourage, furnish non-public information or assistance or take similar actions to facilitate a third party acquisition proposal, except in their capacities as directors and officers or as permitted by the merger agreement.

These shareholder agreements and the irrevocable proxies granted in connection with them terminate immediately upon the termination of the merger agreement in accordance with its terms or, if earlier, upon completion of the merger. For description of the circumstances under which the merger agreement can be terminated, see “The Merger Agreement—Termination of the Merger Agreement.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to holders of our ordinary shares whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that our ordinary shares are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders that may be subject to special treatment, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	controlled foreign corporations or passive foreign investment companies, as defined in the Code;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations, plans or accounts;

•	holders who are subject to alternative minimum tax;

•	holders who hold our ordinary shares as part of a “straddle”, “hedge”, “conversion” or other risk-reduction transaction;

•	holders deemed to sell our ordinary shares under the constructive sale provisions of the Code;

•	holders that are partnerships, S corporations or other pass-through entities;

•	holders who own (directly, indirectly or through attribution) 10% or more of our outstanding ordinary shares;

•	United States Holders that have a functional currency other than the United States dollar; or

•	holders who acquired our ordinary shares upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger. Also, the discussion below assumes that we are not a “passive foreign investment company” (“PFIC”). While we do not believe that we would likely be classified as a PFIC, no assurance can be given in that regard.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

The formation of Scioto River by Cadence and the Merger of Scioto River with and into Verisity will be treated for U.S. federal income tax purposes as a purchase of our ordinary shares by Cadence directly from our shareholders.

Consequences of the merger to United States Holders.    The receipt of cash in exchange for our ordinary shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for our ordinary shares pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in our ordinary shares exchanged for cash pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for our ordinary shares exceeded one year at the time of the merger. Long-term capital gains of noncorporate taxpayers are generally taxable at a maximum rate of 15%. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Consequences of the merger to non-United States Holders.    A non-United States Holder generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in exchange for our ordinary shares pursuant to the merger unless:

•	the non-United States Holder is an individual who is present in the U.S. for 183 days or more during the taxable year of the closing of the merger and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-United States Holder (and, in some circumstances, the gain is attributable to a fixed base (in the case of an individual) or a permanent establishment in the U.S. of the non-United States Holder under an applicable income tax treaty).

If the first exception applies, the non-United States Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-United States Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other disposal of our ordinary shares in the same manner as a United States Holder. In addition, a non-United States Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S. If a non-United States Holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty. Such holders may also be subject to foreign currency gain or loss to the extent their functional currency is not the US dollar.

Backup withholding tax and information reporting requirements.    When required, Cadence or its paying agent will report to the U.S. Internal Revenue Service the amount of proceeds paid for our ordinary shares, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a United States Holder who:

•	furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our ordinary shares prior to completion of the merger; or

•	is otherwise exempt from backup withholding and demonstrates that fact as required.

Non-United States holders may be subject to backup withholding and information reporting if they do not provide certification as to their non-U.S. status or otherwise establish an exemption from these requirements.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS on a timely basis.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR ORDINARY SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Material Israeli Income Tax Consequences of the Merger

The following is a summary discussion of certain Israeli tax consequences of the merger. The following summary is based upon the Israeli Income Tax Ordinance (New Version) 1961, as amended and other laws and regulations, all as in effect as of the date of this proxy statement. No assurance can be given that future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This summary does not discuss all aspects of Israeli tax consequences which may apply to particular holders of our ordinary shares in light of their particular circumstances, such as investors subject to special tax rules such as employees, or other investors referred to below. Holders of our ordinary shares are urged to consult their own tax advisors as to the Israeli tax consequences of the merger applicable to them.

In general, under the Israeli Income Tax Ordinance, the disposition of shares of an Israeli company in consideration for cash is deemed to be a sale of capital assets. Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli resident companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise. Regulations promulgated under the Israeli Income Tax Ordinance provide for an exemption from Israeli capital gains tax on gains accrued before January 1, 2003 and derived from the sale of shares of an “Industrial Company,” as defined by the Industry Encouragement Law, that are traded on specified non- Israeli markets, including the Nasdaq National Market, provided that the sellers purchased their shares either in our initial public offering or in public market transactions thereafter. This partial exemption does not apply to shareholders who are in the business of trading securities, or to shareholders that are Israeli residents subject to the Inflationary Adjustments Law. The sale of our ordinary shares by qualifying sellers will qualify for this exemption only if we constituted an “Industrial Company” on December 31, 2002. We believe that during 2002, we were an “Industrial Company” and that, as a result, the disposition of our ordinary shares in the merger by qualifying sellers for cash will qualify for this exemption for gains accrued before January 1, 2003. The determination of industrial company status is made by a company each year and is reviewed by the tax authorities from time to time. There can be no assurance that the Israeli tax authorities will not deny our status as an industrial company after the date of this proxy statement or retroactively after the completion of the merger.

On January 1, 2003, the Law for Amendment of the Income Tax Ordinance (Amendment No.132), 2002, known as the tax reform, came into effect imposing capital gains tax at a rate of 15% on gains derived on or after January 1, 2003 from the sale of shares in Israeli companies publicly traded on a recognized stock exchange outside of Israel. This tax rate does not apply to dealers in securities, shareholders that report in accordance with the Inflationary Adjustments Law or shareholders who acquired their shares prior to an initial public offering, which continue to be subject to tax on any gain from the disposition of our share at ordinary income tax rate of up to 48% in the case of individuals, and 34% in the case of corporate shareholder. The tax basis of shares acquired prior to January 1, 2003 will be determined as the higher of the original price paid for the share and the average closing share price during the three trading days preceding January 1, 2003. Non-Israeli residents shall be exempt from Israeli capital gains tax on any gains derived from the sale of shares publicly traded on a stock exchange, provided such shareholders did not acquire their shares prior to an initial public offering and do not have a permanent establishment in Israel. In any event, the provisions of the tax reform shall not affect the exemption from capital gains tax for gains accrued before January 1, 2003, as described in the previous paragraph.

In addition, pursuant to the Convention Between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, which is referred to as the United States-Israel tax treaty in this paragraph, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the United States-Israel tax treaty and who is entitled to claim the benefits afforded to such person by the United States-Israel tax treaty, referred to as a United States resident, as determined by the treaty, generally will not be subject to the Israeli capital gains tax unless the United States resident, as determined by the treaty, held, directly or indirectly, shares representing 10% or more of the company’s voting power during any part of the twelve-month period preceding the merger, subject to certain conditions. A sale, exchange or disposition of ordinary shares by a United States resident, as determined by the treaty, who holds, directly or indirectly, shares representing 10% or more of the company’s voting power at any time during such preceding twelve-month period would be subject to such Israeli tax, to the extent applicable.

The Israeli withholding obligations applicable to purchasers of shares traded on public markets are not entirely clear. Cadence has applied to the Israeli Tax Authority for a ruling providing for an exemption from withholding tax on the payment of the merger consideration to certain shareholders. If the tax ruling is issued as requested prior to the payment of consideration pursuant to the merger, then there will be no Israeli tax withholding other than on payments to Israeli residents and to non-Israeli residents satisfying the 10% ownership requirement. If the tax ruling is not issued prior to the time payments are made pursuant to the merger, Cadence will withhold tax from the consideration payable to some of our shareholders. If the tax ruling is issued but not under the terms that Cadence requested, withholding will apply as required by the ruling, and there can be no assurances as to the amount of or the persons subject to withholding. Cadence has agreed to provide each person from whom amounts have been withheld a certificate evidencing that the relevant amount has been withheld. Excess withholding over the actual tax liability may be refunded to shareholders only following submission of a tax return to the Israeli tax authorities.

There is no assurance that the tax ruling will be issued or, if it is issued, what its terms will be. The tax ruling may provide that withholding applies only to certain shareholders. Payment of the consideration is not conditioned upon obtaining the tax ruling.

Regulatory Approvals Required to Complete the Merger and Israeli Tax Rulings

Antitrust Filings.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the U.S. Federal Trade Commission, the merger may not be completed unless we furnish required information and materials to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the related waiting period has ended. On January 26, 2005, Cadence and we filed notification report forms with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal

Trade Commission. The waiting period expired on February 25, 2005.

In addition, both Cadence and we have filed pre-merger notifications with the Israeli Commissioner of Restrictive Trade Practices and the German Federal Cartel Office. The merger may also be subject to review by the governmental authorities of various other jurisdictions, including state and foreign authorities. Neither Cadence nor we have yet obtained any of these governmental or regulatory approvals required to complete the merger.

While we expect to obtain all of these regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and could result in the conditions to Cadence’s obligation to complete the merger not being satisfied.

In addition, at any time before or after the completion of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Cadence of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Israeli Companies Law.    We may not complete the merger without making the following filings and notifications pursuant to the Israeli Companies Law:

•	Each merging company is required to file with the Israeli Companies Registrar a jointly prepared “merger proposal” setting forth specified details with respect to the merger and then observe a 70-day waiting period. Scioto River and we filed the required merger proposals with the Israeli Companies Registrar on January 18, 2005. The waiting period expires on March 29, 2005.

•	Each merging company is required to notify its creditors of the proposed merger, including by means of publication in Israeli and U.S. newspapers, and to notify the Israeli Companies Registrar of its compliance with these obligations. Scioto River and we have completed these notification requirements. Creditors have various informational rights with respect to the merger and rights to apply for a court order delaying or preventing the merger. Neither we nor Scioto River has any significant creditors and we do not expect any such court order to be implemented.

•	Each of the merging companies must notify the Israeli Companies Registrar of the outcome of the vote at their respective extraordinary general meetings within three days after the vote has been determined.

Assuming that all statutory procedures and requirements have been complied with, the Israeli Commissioner of Restrictive Trade Practices has not filed an objection to the merger and all of the other conditions to completing the merger described under “The Merger—Conditions to Completion of the Merger” have been satisfied or waived, the merger will become effective and the Israeli Companies Registrar will register the merger in the surviving company’s register and issue to the surviving company a certificate of merger to that effect in accordance with the Israeli Companies Law.

Office of the Chief Scientist Approval.    The merger requires the approval of the Office of the Chief Scientist, which is part of the Ministry of Industry, Trade & Labor of the State of Israel and provides research and development grants to companies, subject to an obligation to pay royalties on revenue derived from products incorporating technology developed under programs funded by the grants or based on technology funded by the grants. We received Office of the Chief Scientist grants to fund some of our research and development activities. The terms of these grants awarded to us include the obligation to obtain the approval of the Office of the Chief

Scientist prior to a change in our ownership in certain events, such as the change resulting from the merger. The approval of the Office of the Chief Scientist to the change of ownership is a condition to completion of the merger. We have also agreed to use commercially reasonable efforts to obtain the consent of the Office of the Chief Scientist to such other matters as Cadence may reasonably request. On February 7, 2005, the Office of the Chief Scientist approved the merger and our change of ownership, subject to Cadence’s execution of an undertaking to comply with applicable laws and regulations, which Cadence has since done.

Israeli Investment Center in the Israeli Ministry of Industry, Trade & Labor.    The merger agreement also requires the approval of the Israeli Investment Center, which is also part of Israel’s Ministry of Industry, Trade & Labor and provides that capital investments in eligible facilities may, upon application to the Investment Center, be designated as an “approved enterprise.” The various benefits to Israeli companies with designated approved enterprise facilities include grants to finance capital investments and tax benefits ranging from reduced rates of corporate tax to a full tax exemption for a fixed period, depending on a number of factors. Our production facilities in Israel have been granted the status of approved enterprise and we have received tax benefits from the Investment Center. The approval of the Investment Center to the change of ownership is a condition to completion of the merger. On January 26, 2005, we submitted a filing with the Investment Center requesting its approval of the merger and our change of ownership. Pursuant to the merger agreement, Cadence has agreed to execute an undertaking in customary form in which Cadence undertakes to comply with applicable laws and regulations and will confirm to the Investment Center that the surviving company will continue to operate in the manner consistent with our previous undertakings to the Investment Center, subject to any changes set forth in the approval.

Israeli Income Tax Commissioner Rulings.    Cadence has filed with the Israeli Income Tax Commissioner an application for a ruling confirming that the conversion of our stock options into options to purchase shares of Cadence’s common stock will not result in a requirement for an immediate Israeli tax payment. The application also requests a ruling that Israeli taxation will be deferred until the exercise of the assumed options or, with respect to options that are eligible for preferential treatment under Section 102 of the Israeli Income Tax Ordinance, until the actual sale of the shares of Cadence’s common stock received by the option holders upon exercise of their options. It is a condition to completion of the merger that Cadence obtain these rulings or rulings that, in Cadence’s determination, are substantially similar.

Other Israeli Filings.    The following filings for exemptions or rulings are also required to be made in connection with the merger, although receipt of the exemptions and rulings is not a condition to completion of the merger:

•	Cadence has filed an application for an exemption, pursuant to Section 15D of the Israeli Securities Law 1968, from the requirement to publish a prospectus in respect of the conversion of our stock options into options to purchase shares of Cadence’s common stock. This exemption was granted on February 15, 2005.

•	Cadence has filed with the Israeli Income Tax Commissioner an application for a ruling seeking clarification as to its obligation to withhold Israeli income tax from the merger consideration.

•	Cadence has requested a ruling from the Israeli Income Tax Commissioner that, with respect to options that are eligible for preferential treatment under Section 102 of the Israeli Income Tax Ordinance, the requisite holding period for such options will be deemed to have begun at the time of issuance of the option, those options will continue to be subject to the taxation schedule elected by us under Section 102 prior to the merger, and all of the employees’ income under the options will continue to be characterized as capital gain.

While we expect to receive all of the above regulatory approvals, exemptions and rulings, we cannot assure you that we will receive them in a timely manner or at all. Failure to receive a number of them, as indicated above, would result in conditions to Cadence’s obligation to complete the merger not being satisfied. We may also be unable to receive them without restrictions or conditions on the completion of the merger, which could also result in conditions to Cadence’s obligation to complete the merger not being satisfied.

Appraisal and Creditors’ Rights

Under Israeli law, our shareholders are not entitled to appraisal rights in connection with the merger.

Our creditors may file objections to the merger with the Israeli district court, which may, in its discretion, provide a remedy to any creditor who so objects if it determines that there is a reasonable concern that, as a result of the merger, we will not be able to perform our obligations or satisfy our liabilities to our creditors.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Scioto River will be merged with and into us and the separate corporate existence of Scioto River will cease. We will be the surviving company and all of our properties, rights, privileges, powers and franchises will continue unaffected by the merger, except that all of our then outstanding ordinary shares will be owned by Cadence, our outstanding options to purchase ordinary shares, whether vested or unvested, other than options outstanding under our Sub-Plan for the Issuance of Options under our 1997 Israel Share and Stock Option Incentive Plan, will be converted into options to purchase shares of Cadence common stock, the articles of association of Scioto River will govern the surviving company and our directors and officers will resign.

Completion and Effectiveness of the Merger

The merger will be completed no later than the third business day after all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, but in no event before delivery of the shareholder approval notices to the Companies Registrar in Israel and the issuance of a certificate of merger by the Companies Registrar in accordance with Section 323(5) of the Israeli Companies Law. For a summary of the conditions to completion of the merger, see “The Merger Agreement—Conditions to Completion of Merger.”

We are working to complete the merger quickly. However, because completion of the merger is subject to regulatory approvals and other conditions, we cannot predict the actual timing.

The merger agreement also provides that, upon completion of the merger:

•	our articles of association will be amended to be in the form of articles of association of Scioto River;

•	our memorandum of association will be the memorandum of association of the surviving company;

•	the directors of Scioto River immediately prior to the completion of the merger will be the initial directors of the surviving company; and

•	the officers of Scioto River immediately prior to the completion of the merger will be the initial officers of the surviving company.

The Merger Consideration

Each ordinary share issued and outstanding immediately before the completion of the merger (other than treasury shares, shares held by any of our subsidiaries or shares held by Cadence or any of its subsidiaries, which we refer to as excluded shares) will be converted into the right to receive a per share amount equal to U.S. $12.00 in cash, without interest.

After the merger is effective, each holder of a certificate representing our ordinary shares (other than excluded shares) will no longer have any rights as a shareholder of Verisity with respect to the shares, except for the right to receive the merger consideration. No interest will accrue or be paid with respect to the merger consideration. Until holders of certificates previously representing our ordinary shares have surrendered those certificates to the paying agent for exchange, holders will not receive the merger consideration due in respect of the shares formerly represented by their certificates.

Treatment of Our Stock Options, Employee Stock Purchase Plan, Restricted Shares and Restricted Stock Units

Prior to the completion of the merger, holders of our outstanding stock options will continue to have the right to exercise their vested stock options for our ordinary shares. Our outstanding options to purchase Verisity ordinary shares, whether vested or unvested, other than options outstanding under our Sub-Plan for the Issuance of Options under our 1997 Israel Share and Stock Option Incentive Plan, will be converted upon completion of the merger into options to purchase the number of shares of Cadence’s common stock obtained by multiplying the number of shares that were issuable upon exercise of the Verisity option prior to the completion of the merger, by an exchange ratio, the numerator of which is $12.00, and the denominator of which is the average of the closing prices of Cadence’s common stock on the New York Stock Exchange during the five trading days ending on the second trading day immediately preceding the date on which the merger is completed, and rounding down to the nearest whole share. The exercise price will be adjusted by dividing the per share exercise price of each Verisity option prior to the completion of the merger by the exchange ratio, and rounding up to the nearest cent. These converted options will otherwise remain subject to the same terms and conditions as set forth in the plan under which the option was granted and the option agreement evidencing the grant prior to the completion of the merger, including with respect to vesting of the options. Options outstanding under our Sub-Plan for the Issuance of Options under our 1997 Israel Share and Stock Option Incentive Plan will be exercisable for the consideration specified in the Sub-Plan.

Pursuant to the merger agreement, we will take all actions necessary under our employee stock purchase plan to provide that the exercise date of the current plan period will occur on the earlier of five days prior to the completion of the merger or April 30, 2005, which is referred to as the final exercise date, and no additional ordinary shares will be issued under our employee stock purchase plan after the final exercise date.

All outstanding restricted shares that are subject to repurchase by us or otherwise subject to risk of forfeiture under a restricted stock purchase agreement or other agreement with us will be exchanged into the right to receive $12.00 in cash without interest. The cash received by a previous holder of our restricted shares will be subject to forfeiture to Cadence until the restrictions on the cash lapse. The restrictions on the cash received in exchange for the restricted shares will lapse on the same terms as governed the restricted shares prior to the merger. Upon permanent retention of any restricted cash, Cadence will pay to the former holder an amount equal to the repurchase price of the restricted shares in effect immediately prior to the completion of the merger.

Each outstanding restricted stock unit exercisable for our ordinary shares, whether vested or unvested, will upon the completion of the merger be converted into restricted stock units for shares of Cadence’s common stock. Upon vesting, the restricted stock unit will result in the number of shares of Cadence’s common stock equal to the number of shares that remained issuable upon vesting of the restricted stock unit immediately prior to the completion of the merger multiplied by the same exchange ratio applied with regard to our outstanding stock options as discussed above. The restricted stock units will otherwise remain subject to the same terms and conditions as set forth in the plan under which the restricted stock unit was issued and the agreement evidencing the grant prior to the completion of the merger, including with respect to vesting of the options.

Delisting and Deregistration of Ordinary Shares

Following the completion of the merger, we intend to deregister our ordinary shares with the United States Securities and Exchange Commission and delist our ordinary shares from the Nasdaq National Market.

Surrender of Stock Certificates

Prior to the completion of the merger, Cadence will deposit the aggregate merger consideration into an exchange fund with Wells Fargo Bank, N.A. or another comparable institution, as paying agent for the benefit of our shareholders.

Promptly after the completion of the merger, the paying agent will mail to each holder of record of our ordinary shares a letter of transmittal and instructions for use in delivering certificates to the paying agent in exchange for the merger consideration. After the paying agent has received a shareholder’s certificate, together with a properly completed letter of transmittal, the paying agent will deliver to the shareholder the U.S. $12.00 per share merger consideration per ordinary share multiplied by the number of shares formerly represented by the certificate(s) surrendered by the shareholder. In the event of a transfer of ownership of our ordinary shares that has not been registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the certificate is accompanied by all documents required to evidence and effect such transfer and by evidence sufficient to show that any applicable stock transfer taxes have been paid.

Lost Certificates

If any certificate representing our ordinary shares is lost, stolen or destroyed, the paying agent will deliver the merger consideration for the shares if:

•	the shareholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon Cadence’s or Wells Fargo’s request, the shareholder posts a suitable bond or indemnity against any claim that may be made against Cadence or Wells Fargo with respect to the lost certificate.

Unclaimed Amounts

Any portion of the exchange fund which remains undistributed to our shareholders on the one year anniversary of the completion of the merger will be delivered by the paying agent to Cadence, upon demand, and any of our shareholders who have not previously surrendered their stock certificates will only be entitled to look to Cadence for payment of the merger consideration. Subject to the other terms of the merger agreement, Cadence will remain liable for the payment of the merger consideration to these shareholders.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you in determining how to vote on the proposal to adopt the merger agreement and approve the merger. The merger agreement included in this proxy statement as Annex A contains the complete terms of that agreement and shareholders should read it carefully and in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Cadence and Scioto River, including those relating to:

•	due organization, corporate power and standing and other corporate matters of us and our subsidiaries;

•	the capital structure of us and our subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	compliance with the reporting and filing requirements of the SEC and the accuracy of information contained in the forms, reports and documents filed with the SEC;

•	the accuracy of the information we supplied for inclusion in this proxy statement;

•	required governmental consents, approvals and filings, the absence of conflicts under our charter documents and the absence of violations or breaches of any material contracts, government grants, or applicable law as a result of the execution, delivery and performance of the merger agreement or completion of the merger;

•	the absence of breaches, defaults or violations by us and our subsidiaries of our and our subsidaries’ charter documents, material contracts, other obligations or applicable law;

•	the absence of material changes, transactions or events since September 30, 2004 concerning us or our subsidiaries;

•	the absence of liabilities required to be disclosed on a balance sheet under U.S. generally accepted accounting principles incurred outside the ordinary course of business since September 30, 2004;

•	pending or threatened material litigation;

•	regulatory compliance matters, and our compliance with applicable environmental and other laws;

•	matters affecting us relating to the Employee Retirement Income Security Act of 1974, as amended, and other compliance, compensation and employment matters (including employee benefits plans, collective bargaining or other labor union arrangements, workers committees and excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended);

•	completion and accuracy of our tax filings, payment of our taxes, compliance with tax laws and disclosure and availability of material Israeli tax incentives;

•	matters relating to our intellectual property;

•	contracts that involve amounts in excess of $200,000, contain non-competition restrictions, obligate us or our subsidiaries to grant “most favored customer” pricing, indemnify or provide guaranty to a third party or pay liquidated damages, or relate to channel sales with distributors, indebtedness for borrowed money, the deferred purchase price of property, partnerships, joint ventures, fidelity or surety bonds, the disposition or acquisition of assets outside the ordinary course of business, or distribution, joint marketing or development arrangements, and other contracts material to us and our subsidiaries;

•	validity of our titles to, or leasehold or subleasehold interests in, our properties and assets; validity and effectiveness of our leases and subleases and compliance with the terms of our leases and subleases;

•	insurance matters;

•	the terms of our warranties and guarantees;

•	our receipt of a fairness opinion from Goldman Sachs;

•	our engagement and payment of fees for financial advisors in connection with the merger agreement;

•	interested party transactions;

•	corporate governance matters, including our compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the National Association of Securities Dealers and any similar applicable Israeli securities laws, rules and regulations, and matters related to our disclosure controls and procedures and our internal controls over financial reporting; and

•	disclosure of all of our Israeli governmental loans, grants, incentives and subsidies (which are referred to generally as grants), our compliance with the terms of all grants, our future obligations to pay royalties relating to grants, and the transfer of intellectual property that is subject to restrictions of the Office of the Chief Scientist outside Israel.

The merger agreement also contains representations and warranties made by Cadence and Scioto River to us, including those relating to:

•	due organization, corporate power and standing, and other corporate matters;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the accuracy of the information supplied by Cadence for inclusion in this proxy statement;

•	required governmental consents, approvals and filings, the absence of conflicts under Cadence’s and Scioto River’s charter documents and the absence of violations or breaches of any contracts or applicable law as a result of the execution, delivery and performance of the merger agreement or completion of the merger;

•	Cadence’s engagement and payment of fees for financial advisors in connection with the merger agreement;

•	the due authorization and reservation of shares of Cadence common stock to be issued upon exercise of our stock options assumed in the merger;

•	Scioto River’s lack of operations prior to the merger; and

•	sufficiency of Cadence’s available funds to pay the merger consideration.

Covenants

Under the merger agreement, we have agreed that, prior to the completion of the merger, subject to specified exceptions, we and our subsidiaries will:

•	carry on our business in the ordinary course, consistent with past practices; and

•	use our customary diligence and efforts to preserve intact our current business organizations, keep available the services of our current directors, officers and employees and preserve our relationships with those persons having business dealings with us.

In addition, we have agreed that, among other things and subject to specified exceptions, neither we nor any of our subsidiaries may, without Cadence’s prior written consent which it may withhold in its sole discretion, take any of the following actions:

•	amend our charter documents or those of any of our subsidiaries;

•	authorize for issuance, issue, sell or deliver, or commit to issue, sell or deliver, any stock of any class or any other securities or equity equivalents except for the following:

•	the issuance of shares upon the exercise of options that were outstanding on the date of the merger agreement or granted in accordance with its terms;

•	the issuance of shares on the final exercise date of our employee stock purchase plan; and

•	the grant of options consistent with past practices to newly hired employees or in connection with our 2005 annual review, provided that no employee will receive a grant for more than 20,000 shares and no option grant will accelerate in connection with the merger;

•	split, combine or reclassify any shares, declare, set aside or pay any dividend or other distribution in respect of our capital stock, otherwise make any payments to shareholders in their capacity as shareholders, or redeem or otherwise acquire any of our securities or those of our subsidiaries (other than the repurchase of restricted stock and cancellation of options in connection with the termination of employment);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger);

•	alter through merger, liquidation, reorganization, restructuring or any other fashion our ownership of any of our subsidiaries;

•	incur, assume or forgive any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or make any loans or advances to or investments in any other person (except for obligations of or loans to subsidiaries or loans or advances to employees for business-related expenses in the ordinary course of business), encumber shares of our capital stock or shares of any of our subsidiaries, or encumber or permit any lien on any of our material properties or assets, except for the grant of any non-exclusive licenses to third parties in the ordinary course of business, consistent with past practices;

•	except as required by law or the merger agreement:

•	enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent or stock purchase agreement other than offer letters, letter agreements and stock options entered into with new hires in the ordinary course of business consistent with past practices;

•	enter into, adopt, amend or terminate any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement or arrangement for the benefit or welfare of any director, officer or employee, other than in the ordinary course of business consistent with past practices; or

•	increase the compensation or fringe benefits of any director, officer or employee or consultant or pay any benefit not required by any plan and arrangement in effect on the date of the merger agreement;

•	enter into any exclusive license, distribution, marketing, sales or other agreement;

•	accelerate the vesting of any option (except pursuant to existing acceleration provisions);

•	accept any loans, grants, incentives or subsidies from any governmental entity;

•	adopt any rights agreement or issue any preferred stock purchase rights;

•	acquire any corporation or other entity or division or any equity interest in one;

•	enter into any contract other than in the ordinary course of business consistent with past practices that would be material to us and our subsidiaries, taken as a whole; or

•	take or agree in writing or otherwise to take any of the actions described above.

In addition, we have agreed that, among other things and subject to specified exceptions, neither we nor any of our subsidiaries may, without Cadence’s prior written consent, which will not be unreasonably withheld, conditioned or delayed, take any of the following actions:

•	acquire, sell, lease, license or dispose of any assets or properties in any single or series of related transactions the aggregate value of which exceeds $50,000 per month in the aggregate, other than sales, leases or licenses of our products or acquisitions of hardware components in the ordinary course of business, consistent with past practices;

•	enter into development services agreements through which we purchase the services of another person;

•	acquire, sell, lease, license, transfer or otherwise dispose of our intellectual property other than in the ordinary course of business consistent with past practices;

•	unless required to do so by a change in applicable law or in U.S. generally accepted accounting principles, change any of our accounting principles, practices or methods, or revalue any of our assets or properties other than in the ordinary course of business, consistent with past practices;

•	amend, modify or waive any material right under any of our material contracts, modify our standard warranty terms or any product or service warranties in a material way that is detrimental to us, or authorize any capital expenditures that exceed $50,000 per month in the aggregate or $500,000 in total;

•	make or rescind any material tax election, settle or compromise any tax liability, enter into any closing or other agreement with any tax authority, file any amended tax return, file a claim for a tax refund or agree to the extension of a statute of limitations with respect to a tax assessment or determination;

•	fail to file any tax returns when due, or file tax returns that are not true, correct and complete or prepared in a manner consistent with past practices, except to the extent required by law, or fail to pay any taxes when due;

•	settle or compromise any pending or threatened suit, action or claim that relates to the merger, which would require the payment by us or one of our subsidiaries of damages in excess of $250,000 or that involves any injunction or other equitable relief;

•	knowingly take any action that would result in a failure to maintain trading of our shares on the Nasdaq National Market;

•	allow any insurance policy to be amended or terminated without replacing it with a policy providing comparable coverage; or

•	take or agree in writing or otherwise to take any of the actions described above.

Cadence has agreed that, without our prior written consent, it will not:

•	knowingly take any action that would result in a failure to maintain the trading of its shares on the New York Stock Exchange;

•	adopt or propose any amendments to its charter documents that would have any change in or effect on Cadence or any of its subsidiaries that would reasonably be expected to prevent Cadence from completing the merger;

•	effect any acquisition, by merger, consolidation or acquisition of stock or assets, that is intended or is reasonably likely to result in specified closing conditions not being satisfied or prevent Cadence from completing the merger; or

•	take or agree in writing or otherwise to take any of the actions described above.

We and Cadence have agreed to promptly notify each other of:

•	the occurrence or nonoccurrence of any event that has caused or would be likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect prior to the completion of the merger; and

•	any material failure by the notifying party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

We have agreed to provide Cadence with the following information prior to completion of the merger:

•	reasonable access to our employees, facilities, books and records, and those of our subsidiaries, and such financial and operating data and other information with respect to our business and properties and that of our subsidiaries as Cadence may reasonably request and we are legally able to provide;

•	the following financial information prepared in accordance with U.S. generally accepted accounting principles in conformity with the practices we consistently apply with respect to financial statements:

•	within twenty business days after the end of each calendar month or, if earlier, two business days following final preparation, an unaudited balance sheet as of the end of the month and the related statements of earnings, shareholders’ equity (deficit) and cash flows;

•	within twenty business days after the end of each fiscal quarter or, if earlier, two business days following final preparation and review by our independent auditors, an unaudited balance sheet as of the end of the quarter and the related statements of earnings, shareholders’ equity (deficit) and cash flows for the quarter; and

•	within seventy-five calendar days after the end of each fiscal year or, if earlier, two business days following final preparation and review by our independent auditors, an audited balance sheet as of the end of the year and the related statements of earnings, shareholders’ equity (deficit) and cash flows;

•	a copy of any amendments or modifications that we intend to file with the SEC to agreements, documents or other instruments that we have previously filed with the SEC; and

•	updated disclosure schedules to the merger agreement at least three business days prior to completion of the merger if Cadence requests us to do so at least eight business days prior to completion of the merger (these updated disclosure schedules will not limit the rights of Cadence for any breach of our representations and warranties).

We have also agreed to use all commercially reasonable efforts, if requested by Cadence and at Cadence’s expense, to cause our independent auditors to deliver a comfort letter to Cadence dated not more than five days prior to the date of mailing of this proxy statement.

Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance

Cadence has agreed to cause the surviving company, for a period of seven years after completion of the merger, to indemnify and hold harmless our present and former officers and directors against all indemnified liabilities arising in whole or in part out of or otherwise relating to:

•	the fact that such person is or was an officer or director of our company or any of our subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to completion of the merger and whether or not asserted or claimed prior to or at or after completion of the merger, and

•	the merger agreement and the merger,

in each case to the fullest extent required or permitted under applicable law and subject to any applicable restrictions in the Israeli Companies Law. Cadence has agreed to advance related expenses not covered by insurance to the full extent legally permitted. Cadence has agreed to cause the surviving company to fulfill and honor our obligations pursuant to indemnification agreements entered into between us and our directors and officers prior to the date of the merger agreement and the indemnification provisions under our articles of association in effect on the date of the merger agreement.

Cadence has agreed to maintain in effect officers’ and directors’ liability insurance for a period of seven years after the merger in respect of acts or omissions occurring prior to the merger, covering those persons who were, on the date of the merger agreement, covered by that policy. The coverage terms and amount must be no less favorable than those of the policy in effect on the date of the merger agreement, although Cadence will not be required to pay more than $1,500,000 for coverage. In the event coverage cannot be obtained for $1,500,000 or less, Cadence will be obligated to provide the coverage that can be obtained for $1,500,000.

Employee Benefits Matters

The merger agreement provides that our employees who are employed by Cadence or any of its affiliates after the merger will be entitled, to the extent permitted by law and Cadence’s benefit plans, to employee benefits that are substantially comparable to the employee benefits that Cadence provides to its similarly-situated employees. They will get full credit for eligibility and vesting purposes and benefit accrual vacations for their period of service with us prior to the merger, except as required by law.

Immediately upon becoming full-time Cadence employees and except as required by law, our employees will be eligible for the following Cadence plans: 401(k) plans, health plans, life insurance, disability plan and flexible spending account and, with regard to our employees in Israel, any Israeli plan of similar subject matter. To the extent consistent with law, tax qualification requirements and Cadence’s benefit plans, Cadence will use all commercially reasonable efforts to cause all pre-existing condition, or actively-at-work or similar, limitations, eligibility waiting periods and evidence of insurability requirements under any medical plan to be waived with respect to our employees and their eligible dependents and will provide them with credit for any co-payments, deductibles and offsets, or similar payments, made prior to the merger for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirement under any of Cadence’s employee benefit programs in which they are eligible to participate after the merger.

We have agreed that we and our subsidiaries will adopt resolutions terminating any 401(k) plans if Cadence requests us to do so at least three days before the merger. We have also agreed to cooperate with Cadence in terminating any Israeli retirement or pension plans before the merger, to the extent permitted by law.

Efforts to Complete the Merger

Subject to the terms and conditions of the merger agreement, each party has agreed to use all reasonable best efforts to take all actions and to do all things reasonably necessary, proper or advisable under applicable laws and regulations to complete the merger, including using all reasonable best efforts to do the following:

•	cooperate in the preparation and filing of this proxy statement and any amendments to it, any filings that may be required under the Hart-Scott-Rodino Act and any filings under similar merger notification laws or regulations of foreign governmental entities;

•	obtain consents of all governmental entities and other persons necessary, proper or advisable for completion of the merger;

•	contest any legal proceeding relating to the merger; and

•	execute any additional instruments necessary to complete the merger.

We and Cadence have also agreed to keep each other reasonably informed on a prompt basis with respect to any significant developments relating to any of the matters described above. Subject to the terms and conditions of the merger agreement, we and Cadence have agreed to use all reasonable best efforts to cause the merger to be completed as soon as practicable after our shareholder vote on the merger. We have also agreed to use all reasonable best efforts to encourage our and our subsidiaries’ employees to accept any offers of employment extended by Cadence.

Conditions to Completion of the Merger

The obligation of Cadence and Scioto River, on the one hand, and us, on the other hand, to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	receipt of the required approval of the merger agreement by our shareholders at the extraordinary general meeting;

•	no statute, rule, regulation, executive order, decree, ruling or injunction by any court of competent jurisdiction or other governmental entity that prohibits, restrains, enjoins or restricts completion of the merger;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which occurred on February 25, 2005, and under the Companies Law and similar merger notification laws or regulations of foreign governmental entities and receipt of the required agreement of the Israeli Commissioner of Restrictive Trade Practices;

•	receipt of all notices, approvals or other requirements of any other governmental entities necessary to complete the transactions contemplated by the merger agreement and to operate Verisity after the merger;

•	receipt from the Israeli Income Tax Commissioner of a tax ruling relating to assumption of our options, as described above under “The Merger—Regulatory Filings and Approvals Required in Connection with the Merger”;

•	the representations and warranties of the other party set forth in the merger agreement being true and correct (except to the extent that the aggregate of all breaches, without regard to any materiality, knowledge or dollar qualifiers or thresholds, would not have a material adverse effect on such party) as of the completion date as though made on the completion date (except when made as of an earlier date, in which case as of that date, subject to the foregoing material adverse effect qualification, and except for the capitalization representation of Verisity, which is accurate to within 50,000 shares); and

•	each of the covenants and obligations of the other party to be performed on or before the completion date of the merger must have been performed in all material respects.

Our obligations to complete the merger are further subject to the satisfaction or waiver of the additional condition that Cadence’s shares of common stock required to be reserved for issuance upon exercise of our assumed options have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

The obligations of Cadence and Scioto River to complete the merger are further subject to the satisfaction or waiver of the following additional conditions:

•	no occurrence of a material adverse effect on us, as described below, since the date of the merger agreement;

•	Herzog, Fox & Neeman, counsel to Cadence, or Israeli counsel to us having delivered to Cadence its written opinion with regard to Israeli tax and governmental approval matters;

•	our receipt of third party consents under specified contracts;

•	no fewer than nine of a group of thirteen of our employees and 70% of another group of our employees, as identified in the merger agreement, continue to be employed in good standing by us, having not given formal notice (which has not been withdrawn) of their intention to terminate employment, and having executed Cadence’s standard form offer letter and proprietary inventions and confidentiality agreement;

•	none of our employees that has entered into an employment agreement and no person who has entered into a non-competition agreement with Cadence, as described under “The Merger—Interests of Our

Directors and Executive Officers in the Merger,” has formally challenged the validity or enforceability of his employment agreement or non-competition agreement (which challenge is continuing), formally expressed his intent (and not withdrawn such expressed intent) not to continue his employment with us following the merger or otherwise no longer be employed by us;

•	receipt of written approval of the Israeli Office of the Chief Scientist, which approval we obtained on February 7, 2005, and of the Israeli Investment Center to our change of ownership, as described above under “The Merger—Regulatory Filings and Approvals Required in Connection with the Merger”; and

•	resignation of all of our officers and directors.

The merger agreement provides that a “material adverse effect” on us means:

•	any circumstance involving, change in or effect on us or any of our subsidiaries that is, or is reasonably likely in the future to be, materially adverse to the assets, contingent or other liabilities, business, financial condition or results of operations of us and our subsidiaries, taken as a whole, but excluding from the foregoing the effect, if any, of:

•	changes in general economic conditions;

•	any action or inaction required of us pursuant to Section 4.1 of the merger agreement;

•	changes in the securities markets in general;

•	changes generally affecting the industry in which we operate, provided that such changes do not affect our and our subsidiaries, taken as a whole, in a disproportionate manner;

•	the effect of the public announcement or pendency of the transactions contemplated by the merger agreement on the bookings, orders or purchases by, provision of materials by, or other actions of, existing or prospective customers or suppliers of us or any of our subsidiaries;

•	any shareholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to the merger agreement; or

•	any change in the price or trading volume of our ordinary shares after the date of the merger agreement, in and of itself; or

•	any circumstance involving, change in or effect on us or any of our subsidiaries that is reasonably likely to prevent us from completing the merger.

Any reference to dollar amounts in the merger agreement is not deemed, in and of itself, to constitute the point at which a change or event is sufficiently material to be “material” or “materially adverse”.

No Solicitation of Other Acquisition Proposals by Verisity

The merger agreement provides that neither we nor any of our affiliates will, nor will we or any subsidiary authorize or knowingly permit any of our respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Cadence, Scioto River or any of their designees) concerning any third party acquisition (as defined below). However, we are permitted to respond to a tender or exchange offer, as provided for under U.S. securities laws or the Israeli Companies Act. If we learn that we, any of our affiliates, or any of our respective directors, officers, employees, agents or representatives has received any proposal or inquiry concerning a third party acquisition, we must promptly (and within two business days):

•	notify Cadence of all material terms and conditions of the proposal or inquiry and the identity of the person or group submitting it;

•	provide Cadence with a copy of any written agreements, proposals or other materials received; and

•	advise Cadence from time to time of the status and any developments.

The merger agreement also requires us, our affiliates and our respective officers and other employees with managerial responsibilities, directors, representatives and agents to immediately cease any existing discussions regarding any third party acquisition, and requires us to request the prompt return or destruction of all confidential information furnished to anyone under a confidentiality agreement relating to a possible acquisition.

However, if we receive a proposal with respect to a third party acquisition which constitutes a superior proposal (as defined below) or which our board of directors in good faith, by majority vote, concludes is reasonably likely to result in a superior proposal, we may, not less than three business days after delivering the required notice to Cadence, take the following actions:

•	furnish nonpublic information to the third party making the proposal, after the third party has signed a confidentiality agreement that is at least as restrictive to the third party as our confidentiality agreement with Cadence; and

•	participate or engage in any discussions or negotiations with the third party.

Until either the merger is completed or the merger agreement is terminated, our board of directors may not withdraw or modify its recommendation of the merger, approve or recommend any third party acquisition, or cause us or any of our subsidiaries to enter into any agreement or obligation with respect to one. However, if our board of directors, by a majority vote determines in its good faith judgment, after receiving the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties, our board of directors may:

•	withdraw, modify or amend its recommendation of the merger agreement and the merger; or

•	recommend or approve any superior proposal, provided that:

•	beforehand, we have provided Cadence with written notice advising Cadence that our board of directors has received a superior proposal, specifying its material terms and conditions and identifying the person or group making it;

•	within four business days after receiving the notice, Cadence does not make an offer that our board of directors by a majority vote determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be at least as favorable to our shareholders as the superior proposal; and

•	we do not enter into an agreement relating to a superior proposal unless the merger agreement has been terminated in accordance with its terms and we have paid the termination fee and related expenses described under “—Fees and Expenses” below.

No change of our board of directors’ recommendation of the merger will relieve us of our obligation to submit the merger agreement and the merger to a vote of our shareholders.

The term “third party acquisition” means the occurrence of, or a proposal for, any of the following events:

•	the acquisition by any person or group (other than Cadence or any of its affiliates) of us, any material portion of the assets of us and our subsidiaries, taken as a whole (other than the sale, lease or license of our products or services in the ordinary course of business consistent with past practices) or fifteen percent or more of our outstanding shares;

•	our adoption of a plan of total or partial liquidation or the declaration or payment of an extraordinary dividend;

•	the repurchase by us or any of our subsidiaries of more than ten percent of our outstanding shares; or

•	the acquisition by us or any of our subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose assets, annual revenue or annual net income is equal to or greater than fifteen percent of our assets, annual revenue or annual net income.

The term “superior proposal” means any bona fide proposal to acquire, directly or indirectly, at least ninety percent of our ordinary shares then outstanding or all or substantially all of our assets and otherwise on terms that our board of directors by a majority vote determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to our shareholders than the merger and to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal).

Termination

The merger agreement may be terminated at any time prior to completion of the merger, regardless of whether our shareholders have adopted the merger agreement and approved the merger:

•	by mutual written consent of all the parties;

•	by either party, if:

•	the merger has not been completed on or before October 15, 2005 unless the terminating party’s failure to perform its obligations under the merger agreement caused the merger not to be completed by that date;

•	any court of competent jurisdiction or other governmental entity having jurisdiction over a party has issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action has become nonappealable; or

•	we have convened an extraordinary general meeting and our shareholders fail to adopt the merger agreement and approve the merger;

•	by Cadence and Scioto River, if:

•	we have breached any of our representations and warranties or any of our representations and warranties has become untrue so that the related closing condition would be incapable of being satisfied by October 15, 2005 (although Cadence and Scioto River may not terminate the merger agreement if they have materially breached and failed to cure any of their obligations under the merger agreement);

•	we have materially breached any of our covenants or agreements set forth in the merger agreement and these breaches have not been cured within 20 business days after Cadence has given us notice of the breach (although Cadence and Scioto River may not terminate the merger agreement if they have materially breached and failed to cure any of their obligations under the merger agreement); or

•	our board of directors withdraws or adversely modifies its recommendation that Verisity shareholders adopt the merger agreement, fails to include its recommendation in the proxy statement, submits or recommends to our shareholders a superior proposal, fails to confirm its recommendation that Verisity shareholders adopt the merger agreement within five business days after receipt of a reasonable request by Cadence to provide such confirmation or fails to recommend against a third party tender or exchange offer within ten days after receiving the tender or exchange offer proposal or after the tender or exchange offer is commenced;

•	by us, if:

•	Cadence or Scioto River has breached any of its representations and warranties or any of its representations and warranties has become untrue so that the related closing condition would be incapable of being satisfied by October 15, 2005 (although we may not terminate the merger agreement if we have materially breached and failed to cure any of our obligations under the merger agreement); or

•	Cadence or Scioto River has materially breached any of its covenants or agreements set forth in the merger agreement and these breaches have not been cured within 20 business days after we have given Cadence or Scioto River notice of the breach (although we may not terminate the merger agreement if we have materially breached and failed to cure any of our obligations under the merger agreement).

Amendment, Extension and Waiver

The merger agreement may be amended by mutual consent of the parties at any time before or after the merger is approved by our shareholders. However, after our shareholder have approved the merger, no amendment that requires approval of our shareholders may be made unless shareholder approval is obtained.

At any time prior to completion of the merger, the parties may also, to the extent permitted by law:

•	extend the time for performance of the obligations of the other parties to the merger agreement; and

•	waive any inaccuracies in representations and warranties, or waive compliance with any agreement or condition in the merger agreement.

Fees and Expenses

The merger agreement generally provides that each party will pay its own fees and expenses in connection with the merger agreement, whether or not the merger is completed. However, we will share equally with Cadence the fees and expenses incurred in connection with any filings required under the Hart-Scott Rodino Act or similar foreign merger notification laws, other regulatory filings, or any stamp duty or other documentary taxes.

We must pay Cadence an $11,350,000 termination fee if:

•	the merger agreement is terminated by Cadence or Scioto River in the event that our board of directors withdraws or adversely modifies its recommendation that Verisity shareholders adopt the merger agreement, fails to include its recommendation in the proxy statement, submits or recommends to our shareholders a superior proposal, fails to confirm its recommendation that Verisity shareholders adopt the merger agreement within five business days after receipt of a reasonable request by Cadence to provide such confirmation or fails to recommend against a third party tender or exchange offer within ten days after receiving the tender or exchange offer proposal or after the tender or exchange offer is commenced; or

•	the merger agreement is terminated by either party under either of the following circumstances:

•	our shareholders have failed to adopt the merger agreement and approve the merger at an extraordinary general meeting, and before the shareholder vote a third party acquisition was outstanding or announced and not publicly withdrawn; or

•	the merger has not been completed on or before October 15, 2005, an offer by a person or group to complete a company acquisition, as defined below, had been publicly announced and not withdrawn at the time of termination and no other condition to the merger remained unsatisfied;

and in each case within twelve months after termination, we either complete a company acquisition, as defined below, or enter into a definitive agreement with respect to one.

The fee is payable immediately upon the occurrence of the event giving rise to the fee. The merger agreement provides that the term “company acquisition” means any of the following transactions (other than the merger):

•	a merger, consolidation, tender or exchange offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving us pursuant to which our shareholders immediately preceding the transaction hold less than a majority of the aggregate equity interests in the surviving or resulting person of such transaction; or

•	a sale or other disposition in a single transaction or a series of related transactions by us or any of our subsidiaries of assets representing in excess of thirty-five percent of the aggregate fair market value of the business of our subsidiaries and us, taken as a whole, immediately prior to such sale; or

•	the acquisition by any person or group, by way of issuance by us or any of our subsidiaries, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of capital stock representing in excess of thirty-five percent of the voting power of our then outstanding ordinary shares.

If Cadence terminates the merger agreement under circumstances where either it has a termination right and we do not, or it is entitled to a termination fee, we must reimburse Cadence for the fees, costs and expenses incurred by or on behalf of Cadence and its affiliates, up to a maximum of $1,000,000. However, if the termination occurs under circumstances in which a termination fee is payable, the aggregate of the termination fee and reimbursement of fees, costs and expenses will not exceed $12,136,000. If we terminate the merger agreement under circumstances in which we have a termination right and Cadence does not, Cadence must reimburse us for the fees, costs and expenses incurred by or on behalf of our affiliates and us, up to a maximum of $1,000,000.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table and notes set forth information, as of February 23, 2005 (except as specified below), with respect to the beneficial ownership of our ordinary shares by (1) each person that is known to us to be the beneficial owners of 5% or more of our ordinary shares, (2) each of our executive officers and directors, and (3) our executive officers and directors as a group, based upon information furnished to us by such persons. Except as otherwise indicated, we believe that each beneficial owner listed below exercises sole voting and dispositive power. “Percentage of the Ordinary Shares” is based upon 24,384,391 ordinary shares outstanding on February 23, 2005.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Approximate Percentage Owned
Wasatch Advisors, Inc. (2)	3,805,003	15.6%
Yoav Hollander, Chief Technology Officer, Director (3)	1,559,693	6.4%
Moshe Gavrielov, Chief Executive Officer, Director (4)	659,167	2.7%
Zohar Zisapel, Director (5)	465,691	1.9%
Michael McNamara, Senior Vice President of Technology, Director (6)	408,902	1.7%
Steven Wang, Senior Vice President and General Manager-Platform Division (7)	271,872	1.1%
Ziv Binyamini, Senior Vice President, VPA Product Research & Development (8)	185,581	*
Charles G. Alvarez, Senior Vice President of Finance and Administration and Chief Financial Officer (9)	158,097	*
David Larwood, Vice President, General Counsel (10)	150,133	*
Jacob Hanoch, Senior Vice President of Worldwide Sales (11)	127,401	*
Steven Glaser, Senior Vice President of Worldwide Marketing (12)	58,910	*
Douglas Fairbairn, Chairman of the Board of Directors (13)	33,849	*
Tali Aben, Director (14)	26,706	*
R. Douglas Norby, Director (15)	15,277	*
Uzi Sasson, Director (16)	15,277	*
Directors and executive officers as a group (fourteen individuals) (17)	4,136,556	16.2%

*	less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Ordinary shares subject to options or other rights to purchase that are currently exercisable or are exercisable within 60 days after February 23, 2005 are deemed outstanding for purposes of computing the percentage ownership of the persons holding such options or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Based upon a Schedule 13G filed with the SEC on February 14, 2005. The address of Wasatch Advisors Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(3)	Includes 172,697 shares held by Tamir Fishman Trust, successor to Ma’ahaz Ne’eman Ltd. (Trustee, 1997 Israel Share and Stock Option Incentive Plan) for which Mr. Hollander has sole voting power. Mr. Hollander has irrevocably instructed Tamir Fishman Trust to transfer these shares in connection with the 1997 Israel Share and Stock Option Incentive Plan as directed by our Board of Directors, or a committee thereof, from time-to-time. Mr. Hollander disclaims beneficial ownership of the shares held by Tamir Fishman Trust. Also includes 70,833 shares issuable upon the exercise of options.

(4)	Includes 376,284 shares issuable upon the exercise of options.

(5)	Includes 184,607 shares held by Lomsha Ltd., 205,807 shares held by Michael and Klil Holdings (93) Ltd. and 15,277 shares issuable upon the exercise of options.

(6)	Includes 34,998 shares issuable upon the exercise of options.

(7)	Includes 4,765 shares issuable upon the exercise of options.

(8)	Includes 184,500 shares issuable upon the exercise of options.

(9)	Includes 153,134 shares issuable upon the exercise of options.

(10)	Includes 88,586 shares issuable upon the exercise of options.

(11)	Includes 89,000 shares issuable upon the exercise of options.

(12)	Includes 57,291 shares issuable upon the exercise of options.

(13)	Includes 33,849 shares issuable upon the exercise of options.

(14)	Includes 26,706 shares issuable upon the exercise of options.

(15)	Includes 15,277 shares issuable upon the exercise of options.

(16)	Includes 15,277 shares issuable upon the exercise of options.

(17)	Includes 1,165,777 shares issuable upon the exercise of options.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, a shareholder who wishes to submit a proper proposal for inclusion in our proxy statement to be considered at our annual general meeting of shareholders to be held later this year must submit the proposal in writing in a timely manner to the Secretary of Verisity at our principal executive offices at 331 East Evelyn Avenue, Mountain View, California 94041. In order to be included in our proxy statement, the proposal must have been received by us no later than January 5, 2005, unless our meeting date is after June 26, 2005, in which case the proposal must be submitted a reasonable time before we begin to print and mail our proxy materials. The proposal must also otherwise comply with the requirements of Rule 14a-8. If you wish to submit a proposal for consideration at our next annual general meeting of shareholders but that is not to be included in our proxy statement, you must deliver the proposal in writing to the Secretary of the Company at 331 East Evelyn Avenue, Mountain View, California 94041 prior to March 28, 2005 but not earlier than February 27, 2005 or as otherwise permitted under our Amended and Restated Articles of Association. If you would like a copy of the procedures contained in our Amended and Restated Articles of Association, please contact:

Corporate Secretary

Verisity Ltd.

331 East Evelyn Avenue

Mountain View

California 94041

(650) 934-6800

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s facilities located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 1, 2005. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 12, 2005

AMONG

CADENCE DESIGN SYSTEMS, INC.,

VERISITY LTD.

AND

SCIOTO RIVER LTD.

i

TABLE OF EXHIBITS

Exhibit A	Israeli Withholding Ruling Application
Exhibit B	Form of Herzog, Fox & Neeman Opinion

TO

DISCLOSURE LETTER

Section 2.1(a)	Organization and Qualification; Subsidiaries; Investments
Section 2.1(c)	Equity Investments of Company and Subsidiaries
Section 2.2(a)	Capitalization of the Company and Subsidiaries
Section 2.2(b)	Shares Representing Equity Securities of the Company or Subsidiaries
Section 2.3	Authority Relative to this Agreement; Recommendation
Section 2.4	SEC Reports; Financial Statements
Section 2.5	Information Supplied
Section 2.6	Consents and Approvals; No Violations
Section 2.7	No Default
Section 2.8	No Undisclosed Liabilities; Absence of Changes
Section 2.9	Litigation
Section 2.10	Compliance with Applicable Law
Section 2.11(a)	Employee Benefit Plans; Labor Matters
Section 2.11(b)(i)	Employment Agreements with Officers of the Company
Section 2.11(b)(ii)	Agreements with Consultants for More than $100,000 Annually
Section 2.11(b)(iii)	Severance Agreements, Programs and Policies
Section 2.11(b)(iv)	Change in Control Provisions
Section 2.11(e)	Extension Orders (tzavei harchava)
Section 2.11(h)	Overtime Payments
Section 2.12	Environmental Laws and Regulations
Section 2.13	Tax Matters
Section 2.13(b)(v)	Excess Parachute Payments
Section 2.13(b)(1)	Tax Assessments, Audits, Examinations or Disputes
Section 2.13(c)	Israeli Tax Incentives
Section 2.14(b)(1)	Company Registered Marks
Section 2.14(b)(2)	Company Patents
Section 2.14(b)(3)	Company Registered Copyrights
Section 2.14(b)(4)	Registration and Enforceability of Company Intellectual Property
Section 2.14(c)	Company Software and Intellectual Property Contributed to Standards Setting Bodies
Section 2.14(d)	Ownership
Section 2.14(e)(1)	Inbound License Agreements
Section 2.14(e)(2)	Exceptions to Ownership of Improvements in Company Intellectual Property
Section 2.14(e)(3)	Non-Standard Licenses of Company Software and Intellectual Property
Section 2.14(e)(4)	Company Software Licenses Not Pursuant to Written License Agreement
Section 2.14(f)	Sufficiency of IP Assets
Section 2.14(g)	Transfers; Loss of Rights
Section 2.14(h)	No Infringement by the Company or Third Parties

Section 2.14(i)	No Violations
Section 2.14(j)	Software
Section 2.14(k)	Open Source Software
Section 2.14(l)	Performance of Existing Software Products
Section 2.14(m)	Restrictions on Employees
Section 2.14(n)	Export
Section 2.15(a)(i) and (a)(ii)	Material Contracts
Section 2.15(a)(iii)	Non-Competition Restrictions or Consent for Transaction
Section 2.15(a)(iv)	Channel Sales with Distributors
Section 2.15(a)(vii)	Most Favored Customer Pricing Clauses
Section 2.15(a)(x)	Third Party Indemnification or Guaranty
Section 2.15(a)(xi)	Disposition or Acquisition of Assets, Property or Other Interest
Section 2.15(a)(xii)	Distribution, Joint Marketing or Development
Section 2.15(a)(viii)	Otherwise Material
Section 2.16(a)	Leases
Section 2.16(b)	Liens
Section 2.17	Insurance
Section 2.18	Warranties
Section 2.21	Interested Party Transactions
Section 2.23	Grants, Incentives and Subsidies
Section 4.1(b)(i)(A)	Acquisitions
Section 4.1(b)(iv)(C)	New Capital Expenditures

TABLE OF DEFINED TERMS

Term	Cross Reference in Agreement
Acquisition	Preamble,
Acquisition Shareholder Approval Notice	Section 4.3(b),
affiliate	Section 7.8(a),
Agreement	Preamble,
applicable law(s)	Section 7.8(b),
Assumed Options	Section 4.18,
business day	Section 7.8(c),
capital stock	Section 7.8(d),
Certificates	Section 1.9(b),
Closing Date	Section 1.3,
Closing	Section 1.3,
Code	Section 2.13(b),
Companies Law	Preamble,
Company Acquisition	Section 6.3(a) (ii),
Company Board	Section 2.3(a),
Company ESPP	Section 4.15,
Company Financial Advisor	Section 2.21,
Company Patents	Section 2.14(b),
Company Permits	Section 2.10,
Company Plans	Section 1.10(a),
Company	Preamble,
Company Registered Copyrights	Section 2.14(b),
Company Registered IP	Section 2.14(b),
Company Registered Marks	Section 2.14(b),
Company Restricted Stock Unit	Section 1.10(b),
Company Restricted Stock Units	Section 1.10(b),
Company SEC Reports	Section 2.4(a),
Company Securities	Section 2.2(a),
Company Shareholder Approval Notice	Section 4.3(b),
Company Standard Form License Agreement	Section 2.21,
Company Stock Option or Options	Section 1.10(a),
Company Stockholders Meeting	Section 2.5,
Confidentiality Agreement	Section 4.7(a),
Contract	Section 2.15(a),
Copyrights	Section 2.14(a),
Disclosure Letter	Article 2,
Dusty Marks	Section 2.14(b),
Effective Time	Section 1.2,
Employee Plans	Section 2.11(a),
Employment Agreements	Preamble,
Environmental Laws	Section 2.12,
ERISA Affiliate	Section 2.11(a),
ERISA	Section 2.11(a),
Exchange Act	Section 2.2(b),
Exchange Agent	Section 1.9(a),
Exchange Fund	Section 1.9(a),
Exchange Ratio	Section 1.10(a),
Final Date	Section 6.1(b),

v

Term	Cross Reference in Agreement
Final Exercise Date	Section 4.15,
Financial Statements	Section 2.4(a),
Foreign Plan	Section 2.11(j),
Governmental Entity	Section 2.6,
Grant	Section 2.23,
Grants	Section 2.23,
GUST	Section 2.11(i),
Hazardous Substance	Section 2.12,
HSR Act	Section 2.6,
Inbound License Agreements	Section 2.14(e),
incentive stock options	Section 1.10(a),
include or including	Section 7.8(e),
Indemnified Liabilities	Section 4.10(a),
Indemnified Persons	Section 4.10(a),
Insurance Policies	Section 2.17,
Insured Parties	Section 4.10(b),
Intellectual Property	Section 2.14(a),
Internal Controls	Section 2.22,
Investment Center Approval	Section 4.17,
Investment Center	Section 2.6,
IRS	Section 2.11(a),
ISOs	Section 1.10(a),
Israeli Income Tax Ruling	Section 4.18,
Israeli Matters	Section 7.5,
Israeli Securities Exemption	Section 4.19,
Israeli Withholding Ruling Application	Section 4.21,
Know How	Section 2.23,
knowledge or known	Section 7.8(f),
Lease Documents	Section 2.16(a),
Lien	Section 7.8(g),
M&P Plan	Section 2.11(i),
Marks	Section 2.14(a),
Mask Works	Section 2.14(a),
Material Adverse Effect on Parent	Section 3.1(b),
Material Adverse Effect on the Company	Section 2.1(b),
Material Contract	Section 2.15(a),
Material Contracts	Section 2.15(a),
Merger Consideration	Section 1.8(a),
Merger Proposal	Section 4.3(a),
Merger	Section 1.1,
Multiemployer Plan	Section 2.11(f),
Multiple Employer Plan	Section 2.11(f),
Non Competition Agreements	Preamble,
Notice of Superior Proposal,	Section 4.5(c),
NYSE	Section 4.2(a),
OCS Approval	Section 4.17,
OCS	Section 2.6,
Other Interests	Section 2.1(c),
Parent Common Stock	Section 1.10(a),
Parent	Preamble,

Term	Cross Reference in Agreement
Patents	Section 2.14(a),
person	Section 7.8(h),
Proxy Statement	Section 2.5,
Restricted Cash	Section 1.8(d),
Restricted Company Share	Section 1.8(d),
Sarbanes-Oxley Act	Section 2.22,
SEC	Section 2.4(a),
Section 102 Options	Section 4.18,
Securities Act	Section 2.2(a),
Share	Section 1.8(a),
Shareholder Approval Notices	Section 4.3(b),
Shares	Section 1.8(a),
Software	Section 2.14(a),
Sub-Plan Options	Section 1.10(a),
Sub-Plan	Section 1.10(a),
Subsidiary	Section 2.1(a),
Superior Proposal,	Section 4.5(d),
Supplemental Rulings	Section 4.18,
Surviving Company	Section 1.1,
Tax Authority	Section 7.8(i),
Tax or Taxes	Section 2.13(a)(i),
Tax Return	Section 2.13(a)(ii),
Termination Payment	Section 6.3(a),
Third Party Acquisition,	Section 4.5(d),
Third Party,	Section 4.5(d),
Trade Secrets	Section 2.14(a),
US GAAP	Section 2.4(a),

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 12, 2005, is by and among Verisity Ltd., an Israeli corporation (the “Company”), Cadence Design Systems, Inc., a Delaware corporation (“Parent”), and Scioto River Ltd., an Israeli corporation and a wholly owned subsidiary of Parent (“Acquisition”).

WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger is advisable and fair and in the best interests of their respective corporations and stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, as the sole shareholder of Acquisition, has approved the Merger and this Agreement;

WHEREAS, Parent, the Company and Acquisition intend to effect the Merger of Acquisition into the Company in accordance with this Agreement and the Israeli Companies Law-5759-1999 (the “Companies Law”);

WHEREAS, certain officers and employees of the Company have entered into employment agreements, effective upon consummation of the Merger (the “Employment Agreements”), as an inducement to Parent to enter into this Agreement; and

WHEREAS, certain shareholders of the Company have entered into non-competition agreements, effective upon consummation of the Merger (the “Non Competition Agreements”), as an inducement to Parent to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1.  The Merger.    At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law, Acquisition (as the target company (Chevrat Ha’Ya’ad)) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet)) (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Company”) and the separate corporate existence of Acquisition shall cease.

Section 1.2.  Effective Time.    Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective after the delivery of the Shareholder Approval Notices to the Companies Registrar, after the expiration of the 70 day waiting period set forth in such Section 323 of the Companies Law, after the Closing has occurred, and upon the issuance of a certificate of merger by the Companies Registrar in accordance with Section 323(5) of the Companies Law (the “Effective Time”). For the removal of doubt, the Merger shall not be effective for any and all purposes, and the parties shall cooperate to cause the issuance of the certificate of merger not to be made, until after the satisfaction or waiver of the conditions set forth in Article 5, notwithstanding the expiration of the 70 day waiting period set forth in such Section 323 of the Companies Law and/or any filings made and approvals obtained in connection with the Merger.

Section 1.3.  Closing of the Merger.    The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third business day after satisfaction of the latest to occur of the conditions set forth in Article 5, at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304, but in no event before the delivery of the Shareholder Approval Notices and the expiration of the 70 day period referred to in Section 1.2, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4.  Effects of the Merger.    The Merger shall have the effects set forth in the Companies Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5.  Articles of Association and Memorandum of Association.    The Articles of Association of the Surviving Company shall be amended as necessary to read the same as the Articles of Association of Acquisition in effect at the Effective Time until amended in accordance with applicable law. The Memorandum of Association of the Company shall be the Memorandum of Association of the Surviving Company until amended in accordance with applicable law.

Section 1.6.  Directors.    The directors of Acquisition at the Effective Time shall be appointed as the initial directors of the Surviving Company, each to hold office in accordance with the Articles of Association of the Surviving Company until such director’s successor is duly elected or appointed and qualified.

Section 1.7.  Officers.    The officers of Acquisition at the Effective Time shall be appointed as the initial officers of the Surviving Company, each to hold office in accordance with the Articles of Association of the Surviving Company until such officer’s successor is duly elected or appointed and qualified.

Section 1.8.  Conversion of Shares.

(a)  At the Effective Time, each ordinary share, NIS 0.01 par value per share, of the Company (each a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company’s treasury or by any of the Company’s Subsidiaries and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into the right to receive $12.00 in cash without interest (the “Merger Consideration”).

(b) At the Effective Time, each outstanding ordinary share, NIS 0.01 par value per share, of Acquisition shall be converted into one ordinary share, NIS 0.01 par value per share, of the Surviving Company.

(c) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall remain outstanding and no Merger Consideration shall be delivered with respect thereto.

(d) Each Share subject to repurchase by the Company, or that is otherwise subject to a risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, issued and outstanding immediately prior to the Effective Time (each a “Restricted Company Share”) shall be exchanged pursuant to Section 1.8(a) into the right to receive the Merger Consideration, subject to permanent retention (i.e., forfeiture by the holder thereof) by Parent on the same terms as governed such Restricted Company Share prior to the Merger (such Merger Consideration, until the restrictions thereon lapse, is referred to as “Restricted Cash”); provided, however, that upon permanent retention of any Restricted Cash, Parent will pay to the former holder of the applicable Restricted Company Share an amount equal to the repurchase price of the Restricted Company Shares in effect immediately prior to the Effective Time, if any. Parent will distribute to former holders of Restricted Company Shares any amount of Restricted Cash with respect to which the restrictions lapse after the Effective Time in accordance with the terms that governed the Restricted Company Share.

Section 1.9.  Exchange of Certificates.

(a)  Prior to the Effective Time Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition and reasonably satisfactory to the Company (the

“Exchange Agent”) for the benefit of the holders of Shares for exchange in accordance with this Article 1 an amount of cash equal to the Merger Consideration multiplied by the number of Shares outstanding as of the Effective Time, other than the Shares referred to in Section 1.8(c) (such cash is hereinafter referred to as the “Exchange Fund”), to be exchanged for outstanding Shares.

(b)  Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify prior to Closing) and (ii) customary instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence sufficient to show that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1.9.

(c)  If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity against any claim that may be made against it with respect to such certificate.

(d)  Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article 1.

(e)  Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company upon the one year anniversary the Effective Time shall be delivered to Parent upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(f)  The Exchange Agent shall invest the cash included in the Exchange Fund, as so directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent upon the termination of the Exchange Fund pursuant to Section 1.9(e).

(g)  Neither Parent nor the Company shall be liable to any holder of Shares for Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.10.  Stock Options and Restricted Stock Units.

(a)  At the Effective Time, except as set forth below with respect to Sub-Plan Options, each outstanding option to purchase Shares (each “Company Stock Option” and, collectively, “Company Stock Options”)

issued pursuant to the Company’s Amended and Restated Verisity Ltd. 2000 U.S. Share Incentive Plan, Verisity Ltd. 1999 Israeli Share Option Plan, Verisity Ltd. 1999 Share Incentive Plan, the Verisity Ltd. 1997 Israel Share and Stock Option Incentive Plan (but not including the Sub-Plan for the Issuance of Options to the Company’s Employees), 1996 U.S. Stock Option Plan (as amended on October 28, 1999), Verisity Ltd. 2000 Israeli Share Option Plan and Amended and Restated Axis Systems Inc. 1997 Stock Plan or other agreement or arrangement, whether vested or unvested, shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with this Section 1.10. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the “Company Plans”. Notwithstanding the foregoing, subject to any changes made in accordance with Section 4.22, each outstanding Company Stock Option outstanding under the Sub-Plan for the Issuance of Options to the Company’s Employees under the Verisity Ltd. 1997 Israel Share and Stock Option Incentive Plan (the “Sub-Plan” and such Company Stock Options, the “Sub-Plan Options”) shall not be converted into options to purchase shares of Parent Common Stock, but shall be exercisable for the consideration specified in Sub-Plan and the Tamir Fishman Trust. At the Effective Time, each Company Stock Option assumed by Parent pursuant to this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Plan under which such option was granted and the agreement evidencing the grant thereof immediately prior to the Effective Time, including provisions with respect to vesting, except that: (i) such option will be exercisable for that number of whole shares of common stock of Parent, par value $.01 per share (the “Parent Common Stock”), equal to the product of (A) the number of Shares that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price of each such Company Stock Option shall be adjusted by dividing (A) the per share exercise price of each such Company Stock Option by (B) the Exchange Ratio, and rounding up to the nearest cent. The terms of each Company Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Parent Common Stock on or subsequent to the Effective Time. The “Exchange Ratio” shall be equal to the quotient of (1) $12.00, divided by (2) the average of the closing prices on the NYSE of a share of Parent Common Stock during the five (5) trading days ending on the date that is two trading days prior to the Closing Date. The parties acknowledge that, with respect to any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (“incentive stock options” or “ISOs”), the foregoing provisions comply with the requirements of Section 424(a) of the Code.

(b)  At the Effective Time, each outstanding restricted stock unit for Shares (each “Company Restricted Stock Unit” and, collectively “Company Restricted Stock Units”) issued pursuant to any Company Plan, whether vested or unvested, shall be converted as of the Effective Time into restricted stock units for shares of Parent Common Stock in accordance with this Section 1.10. At the Effective Time, each Company Restricted Stock Unit assumed by Parent pursuant to this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Plan under which such Company Restricted Stock Unit was issued and the agreement evidencing the grant thereof immediately prior to the Effective Time, including provisions with respect to vesting, except that upon vesting the Company Restricted Stock Unit shall result in that number of shares of Parent Company Stock equal to the product of the number of Shares that remained issuable upon vesting of the Company Restricted Stock Unit immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock. The terms of each Company Restricted Stock Unit shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Parent Common Stock on or after the Effective Time.

(c)  As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options and Company Restricted Stock Units appropriate notices setting forth such holders’ rights pursuant to the Company Plans and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Merger).

(d)  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options and Company Restricted Stock Units assumed in accordance with this Section 1.10. No later than five business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options or Company Restricted Stock Units held by persons who are directors, officers or employees of, or consultants to, the Company or any Subsidiary and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or restricted stock units remain outstanding.

(e)  At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 1.10.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Letter delivered by the Company to Parent in accordance with Section 4.12 (the “Disclosure Letter”) and certified by the Chief Executive Officer and the Chief Financial Officer of the Company (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates, and shall be deemed to relate to each other Section, subsection or paragraph to which such exceptions clearly relate on their face), that:

Section 2.1.  Organization and Qualification; Subsidiaries; Investments.

(a)  Section 2.1(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the persons of which the Company owns fifty percent (50%) or more of the voting interests or otherwise has the right to direct the management (each, a “Subsidiary”) together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned directly or indirectly by the Company. All the outstanding capital stock or other ownership interests of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction. Each of the Company and Subsidiaries is duly organized, validly existing and (to the extent such concept exists under the laws of its jurisdiction of incorporation or organization) in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has delivered to Parent’s counsel accurate and complete copies of the Articles of Association or Certificate of Incorporation and Bylaws or comparable governing documents, each as in full force and effect on the date hereof, of the Company and each Subsidiary. The Company’s Amended and Restated Articles of Association, as amended and restated on June 4, 2002, and filed with the SEC as Exhibit 3.3 to the Company’s Form 10-K on March 12, 2004, were adopted and approved by more than 50% of the voting rights present at the meeting and voting on the resolution, as required by the then current Articles of Association of the Company. Other than as specified in Section 2.1(a) of the Disclosure Letter, the Company has no operating Subsidiaries other than those incorporated in a state of the United States.

(b)  Each of the Company and the Subsidiaries is duly qualified or licensed and, to the extent such concept exists under applicable law, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes hereof, the term “Material Adverse Effect on the Company” means (i) any circumstance involving, change in or effect on the Company or any Subsidiary that is, or is reasonably likely in the future to be, materially adverse to the assets, liabilities (including contingent liabilities), business, financial condition or results of operations of the Company and Subsidiaries, taken as a whole, excluding from the foregoing the effect, if any, of (A) changes in general economic conditions, (B) any action or inaction required of the Company under Section 4.1, (C) changes in the securities markets in general, (D) changes generally affecting the industry in which the Company and Subsidiaries operate (provided that such changes do not affect the Company and Subsidiaries, taken as a whole, in a disproportionate manner), (E) the effect of the public announcement or pendency of the transactions contemplated hereby on the bookings, orders or purchases by, provision of materials by, or other actions of, existing or prospective customers or suppliers of the Company or any Subsidiary, (F) any shareholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement, or (G) any change in the price or trading volume of the Shares from the date hereof, in and of itself; or (ii) any circumstance involving, change in or effect on the Company or any Subsidiary that is reasonably likely to prevent the Company from consummating the transactions contemplated by this Agreement; provided, however, that any reference to dollar amounts in this Agreement shall not be deemed, in and of itself, to constitute the point at which a change or event is sufficiently material to be “material” or “materially adverse”.

(c)  Other Interests.    Section 2.1(c) of the Disclosure Letter sets forth a true and complete list of each equity investment made by the Company or any Subsidiary in any person (including the percentage ownership, purchase price and any management or directorship rights granted to the Company or any such Subsidiary) other than the Subsidiaries (“Other Interests”). The Other Interests are owned directly or indirectly by the Company free and clear of all Liens.

Section 2.2.  Capitalization of the Company and Subsidiaries.

(a)  The authorized capital stock of the Company consists of 1,000,000 NIS, divided into (i) 91,222,534 Shares, of which, as of December 31, 2004, 24,027,344 were issued and outstanding; (ii) 3,777,466 Class B Ordinary Shares of NIS 0.01 par value each, none of which are outstanding; and (iii) 5,000,000 Special Preferred Shares of NIS 0.01 par value each, none of which are outstanding. The Company does not have outstanding any preferred stock purchase rights issuable pursuant to a rights agreement. All of the outstanding Shares are, and the Shares issuable upon exercise of the Company Stock Options, when issued in accordance with the Company Plans, will be, validly issued and fully paid, nonassessable and free of preemptive rights. As of December 31, 2004, an aggregate of 1,287,655 Shares were available for grant and 3,844,812 Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options granted pursuant to the Company Plans. As of December 31, 2004, an aggregate of 404,033 Shares were available for issuance pursuant to the Company ESPP. Between December 14, 2004 and the date hereof, no shares of the Company’s capital stock have been issued other than pursuant to Company Stock Options already in existence on such date. Except as set forth above, as of December 31, 2004, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of the Company or any Subsidiary, (iii) no options, warrants or other rights to acquire from the Company or any Subsidiary, and no obligations of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary, and (iv) no equity equivalent interests in the ownership or earnings of the Company or any Subsidiary or other similar rights. All of the outstanding Shares, Company Stock Options and Company Restricted Stock Units (collectively, the “Company Securities”) were issued in compliance with the U.S. Securities Act of 1933, as amended (the “Securities Act”), applicable U.S. state securities laws, the Israeli Companies Ordinance [New Version] 1983, the Companies Law and the Israeli Securities Law, 5728-1968. As of December 31, 2004, except with respect to the Restricted Company Shares, there are no outstanding rights or obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other ownership interests. There are no shareholder agreements, voting trusts or other arrangements or understandings to which the Company or any Subsidiary is a party or by which it or the Company Board is bound, and to its knowledge, as of the date hereof, there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting or registration of any shares of capital stock or other voting securities of the Company or any

Subsidiary. No Company Securities are owned by the Company or any Subsidiary. Section 2.2 of the Disclosure Letter sets forth a true and complete list, as of December 31, 2004, of all holders of outstanding Restricted Company Shares, Company Stock Options and Company Restricted Stock Units, the exercise or vesting schedule, the exercise price per share, and the term of each such Share, Company Stock Option or Company Restricted Stock Unit, as applicable and in the case of Company Stock Options, whether such option is a nonqualified stock option or incentive stock option, and any restrictions on exercise or sale of the option or underlying Shares, and whether or not, to the Company’s knowledge, an election under Section 83(b) of the Code is in effect with respect to any Shares that are Restricted Company Shares, in each case as of the date hereof. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies (provided that a holder may have altered the Tax treatment of the Shares issued on exercise of an ISO by making a disqualifying disposition). Except as set forth in Section 2.2 of the Disclosure Letter, none of the terms of the Company Stock Options, Company Restricted Stock Units or Restricted Company Shares provides for accelerated vesting as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in combination with any other events). Other than as disclosed in the Company SEC Reports, the Company has not granted Company Stock Options to employees or consultants under any Company Plan at an exercise price of less than the fair market value per Share at the time of grant as determined in good faith by the Company Board.

(b)  The Shares constitute the only class of equity securities of the Company or any Subsidiary registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 2.3.  Authority Relative to this Agreement; Recommendation.

(a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby, except the approval of the Merger and the approval and adoption of this Agreement by the shareholders of the Company as specified in Section 2.3(b) below. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, has adopted resolutions by the unanimous vote of the non-employee directors (i) approving and declaring advisable this Agreement, the Merger and the other transactions to be entered into by the Company, as contemplated by this Agreement, (ii) exempting the Merger and the transactions contemplated by this Agreement from the “interested shareholder” provisions of the Company’s Articles of Association, (iii) concluding, after taking into account the financial condition of the merging companies, that in its opinion there is no reasonable suspicion that the Surviving Company will not be able to pay its debts to its creditors, (iv) declaring that it is in the best interests of the Company (including its shareholders) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated hereby, (v) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at the Company Shareholders Meeting, and (vi) recommending that the shareholders of the Company adopt this Agreement and approve the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly and validly executed and delivered by the Company and constitutes, assuming the due authorization, execution and delivery hereof by Parent and Acquisition, a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(b)  Assuming neither Parent nor Acquisition, nor any of their affiliates (as specified in Section 320(c) of the Companies Law), (i) owns or holds any Shares, or (ii) votes any Shares it owns, the affirmative vote of a majority of the voting power of the Shares present and voting at the Company Shareholder Meeting is the only vote of the holders of any securities of the Company necessary to approve the Merger. The quorum required for the

Company Shareholder Meeting is at least two shareholders who hold or represent at least a majority of the voting rights of the issued share capital of the Company. No vote or approval of (i) any creditor of the Company or any Subsidiary (subject to the rights of creditors under Section 319 of the Companies Law), (ii) any holder of any option or warrant granted by the Company or any Subsidiary, or (iii) any shareholder of the Company’s Subsidiaries is necessary in order to approve or permit the consummation of the Merger.

Section 2.4.  SEC Reports; Financial Statements.

(a)  The Company has filed all required forms, reports and documents (“Company SEC Reports”) with the Securities and Exchange Commission (the “SEC”) in connection with and since its initial public offering in March 2001, and each of such Company SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof. The statements of operations included in the financial statements of the Company contained in the Company SEC Reports (the “Financial Statements”) do not reflect items of special or nonrecurring revenue in excess of $200,000 in the aggregate or other income not earned in the ordinary course of business in excess of $200,000 in the aggregate, except as expressly specified therein, and such Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation. The Financial Statements have been prepared in all material respects in accordance with United States generally accepted accounting principles (“US GAAP”) consistently applied and maintained throughout the periods indicated and fairly present the consolidated financial condition of the Company and Subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby (subject to normal year-end adjustments and except that unaudited financial statements do not contain all required footnotes). Neither the Company nor any Subsidiary has any off-balance sheet financing arrangements.

(b)  The Company has heretofore made available to Acquisition or Parent a complete and correct copy of any amendments or modifications that, as of the date hereof, are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by the Company with the SEC under Item 601(b) of Regulation S-K, and all such amendments or modifications will be timely filed with the SEC.

(c)  None of the Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 2.5.  Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the meeting of the Company’s shareholders to be held in connection with the Merger (the “Proxy Statement”) will, at the date mailed to shareholders of the Company and at the time of the meeting of shareholders of the Company to be held in connection with the Merger (the “Company Shareholders Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition which is contained in or omitted from any of the foregoing documents.

Section 2.6.  Consents and Approvals; No Violations.    Except for such filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended (the “HSR Act”), any filings under similar merger notification laws or regulations of non-Israeli or U.S. Governmental Entities, to the extent required by applicable law, the consent of the Israeli Commissioner of Restrictive Trade Practices, to the extent required pursuant to the Restrictive Trade Practices Law (1988) as amended, the filing and recordation of the Merger Proposal and the Shareholder Approval Notice and other filings as required by the Companies Law, the approval of the Office of the Chief Scientist in the Israeli Ministry of Industry and Commerce (the “OCS”) and the approval of the Israeli Investment Center in the Israeli Ministry of Industry and Commerce (the “Investment Center”), no other filing with or notice to and no other permit, authorization, consent or approval of any Israeli, United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for filings, notices, permits, authorizations, consents or approvals the failure of which to make or obtain may be cured solely by payment of not more than $200,000 in the aggregate. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the respective Articles of Association or Memorandum of Association or other charter or governing documents of the Company or any Subsidiary; (ii) except as set forth in Section 2.6 of the Disclosure Letter, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract to which the Company or any Subsidiary is a party or by which any of them or their respective properties or assets may be bound; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, modify or exercise any right or remedy or require any refund or recapture with respect to, any Grant (as hereinafter defined) given by any Governmental Entity (or any benefit provided or available thereunder) or other permit, license, consent, authorization, grant, benefit, right that is held by the Company or that otherwise relates to the business or assets of the Company, or (iv) except as set forth in Section 2.6 of the Disclosure Letter, violate any applicable law pertinent to the Company or any Subsidiary or any of their respective properties or assets, except, in the case of foregoing clause (ii), (iii) or (iv), for violations, breaches or defaults that would not, individually or in the aggregate, result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding $200,000.

Section 2.7.  No Default.    Except as set forth in Section 2.7 of the Disclosure Letter, neither the Company nor any Subsidiary is in breach, default or violation (and no event has occurred that, with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (i) its Memorandum of Association or Articles of Association or other charter or governing documents; (ii) any Material Contract or other obligation to which the Company or any Subsidiary is now a party or by which it or any of its properties or assets may be bound; or (iii) any applicable law pertinent to the Company or any Subsidiary or any of its properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding $500,000.

Section 2.8.  No Undisclosed Liabilities; Absence of Changes.    Except as set forth in Section 2.8 of the Disclosure Letter, neither the Company nor any Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by United States generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto), other than liabilities and obligations which are reflected on the Company’s unaudited balance sheet as of September 30, 2004 or incurred after such date in the ordinary course of business consistent with past practices. Except for transactions, arrangements and other relationships otherwise specifically identified in the Financial Statements, Section 2.8 of the Disclosure Letter sets forth a true, complete and correct list of all transactions, arrangements and other relationships between and/or among the Company and any of its affiliates. Except as set forth in Section 2.8 of the Disclosure Letter, since September 30, 2004, the Company and each Subsidiary has conducted its business in all material respects only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practices, and there has not been any:

(a)  Material Adverse Effect on the Company;

(b)  damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any Subsidiary and having a value at the time of exceeding $300,000, whether or not covered by insurance;

(c)  declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary, repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

(d)  amendment of any material term of any outstanding security of the Company or any Subsidiary, except for waivers of vesting acceleration set forth in the Employment Agreements or stock option agreements;

(e)  incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(f)  creation or assumption by the Company or any Subsidiary of any Lien on any asset or property with a value in exceeding $200,000;

(g)  loan, advance or capital contribution made by the Company or any Subsidiary to, or investment in, any person other than (i) loans or advances to employees in connection with business-related matters, in each case made in the ordinary course of business consistent with past practices, (ii) loans, advances or capital contributions or investments by the Company to or in any wholly owned Subsidiary, by any wholly owned Subsidiary in the Company or by any wholly owned Subsidiary in any other wholly owned Subsidiary, and (iii) the Other Interests;

(h)  transaction or commitment made, or any Contract entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any Subsidiary of any Contract or other right, in either case having a stated contract amount or otherwise potentially involving Company or Subsidiary obligations or entitlements exceeding $200,000 (other than Contracts with customers and suppliers entered into in the ordinary course of business, consistent with past practice);

(i)  change by the Company in any of its accounting principles, practices or methods;

(j)  increase in the compensation payable or that could become payable by the Company or any Subsidiary to (i) officers of the Company or any Subsidiary or (ii) any employee of the Company or any Subsidiary whose annual cash compensation is $100,000 or more, except for annual bonuses, the aggregate total of which shall not exceed the amount set forth in Section 2.8(j) of the Disclosure Letter;

(k)  labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any such employees; or

(l)  between December 31, 2004 and the date hereof, issuance of any Company Securities or other shares of capital stock or voting securities of the Company, securities of the Company or any Subsidiary convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of the Company or any Subsidiary, options, warrants or other rights to acquire from the Company or any Subsidiary, obligations of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary, or equity equivalent interests in the ownership or earnings of the Company or any Subsidiary or other similar rights, other than the issuance and sale of shares upon exercise of Company Stock Options granted prior to December 31, 2004 which are listed in Section 2.2 of the Disclosure Letter.

Section 2.9.  Litigation.    Except as set forth in Section 2.9 of the Disclosure Letter, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or any of their respective properties or assets before any Governmental Entity that would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding $200,000. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding $200,000.

Section 2.10.  Compliance with Applicable Law.    Except as set forth in Section 2.10 of the Disclosure Letter, each of the Company and Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding $200,000 and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary. Each of the Company and Subsidiaries is in compliance with the terms of the Company Permits held by it, except where the failure so to comply would not, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding $200,000 and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary. The businesses of the Company and Subsidiaries are being conducted in compliance with all applicable laws of the United States, Israel or any other country or any political subdivision thereof or of any Governmental Entity, except for violations or possible violations of any United States, Israeli or foreign laws, ordinances or regulations that do not and will not result, individually or in the aggregate, in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding $200,000 and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary. No investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

Section 2.11.  Employee Benefit Plans; Labor Matters.

(a)  Section 2.11(a) of the Disclosure Letter lists as of the date hereof all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements, written or otherwise, maintained, contributed to or required to be maintained or contributed to for the benefit of or relating to any employee or former employee of the Company, any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the “Employee Plans”). The Company has made available to Parent a copy of (i) the two (2) most recent annual reports on Form 5500 filed with the Internal Revenue Service (the “IRS”) for each disclosed Employee Plan where such report is required; (ii) the documents and instruments governing each such Employee Plan (other than those referred to in Section 4(b)(4) of ERISA); (iii) all trust documents and custodial agreements relating to each Employee Plan, (iv) the current summary plan description and each summary of material modifications relating to each Employee Plan; (v) the most recent IRS determination letter received with respect to each Employee Plan intended to qualify for favorable tax treatment under Section 401(a) of the Code; (vi) all insurance contracts, investment management or advisory agreements, audit reports, relating to each Employee Plan; and (vii) all material correspondence with any Governmental Entity relating to each Employee Plan. No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Employee Plan. Each Employee Plan has been maintained in all material respects, by its terms and in operation, in accordance with ERISA, the Code and other applicable law, and there has been no material violation of any reporting or disclosure requirement imposed by ERISA or the Code. Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS, and since the date of each most recent determination, there has been no event, condition or circumstance that has adversely affected or could reasonably be expected to adversely affect such qualified status. No Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Employee Plan, (i) neither the Company, nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), nor, to the knowledge of the Company, is there a basis for any such claim, and (ii) no officer, director or employee of the Company has committed a material breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the knowledge of the Company, threatened, involving any Employee Plan by any person, or by the IRS, the United States Department of Labor or any other Governmental Entity against such Employee Plan or the Company or any ERISA Affiliate.

(b)  Section 2.11(b) of the Disclosure Letter sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company or any ERISA Affiliate, (ii) agreements with consultants who are individuals obligating the Company or any ERISA Affiliate to make annual cash payments in an amount of $200,000 or more, (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by applicable law, and (iv) plans, programs, agreements and other arrangements of the Company or any ERISA Affiliate with or relating to its employees that contain change in control provisions whether or not listed in other parts of the Disclosure Letter. The Company has made available to Parent copies of all such agreements, plans, programs and other arrangements.

(c)  There will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party, and no employee, officer or director of the Company or any ERISA Affiliate will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement (either alone or in combination with each other).

(d)  No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

(e)  There are no controversies relating to any Employee Plan or other labor matters pending or, to the knowledge of the Company, threatened between the Company or any ERISA Affiliate and any of its employees. Neither the Company nor any ERISA Affiliate is a party to or bound by any collective bargaining agreement, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization applicable to persons employed by the Company or any ERISA Affiliate nor does the Company nor any ERISA Affiliate know of any activities or proceedings of any labor union to organize any such employees, or is otherwise required (under any legal requirement, contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable law to be provided pursuant to rules and regulations of any jurisdiction in which the Company and its Subsidiaries have employees, including the Histadrut (General Federation of Labor), the Coordination Bureau of Economic Organization and the Industrialists’ Association, and the Company has not been officially apprised that any petition has been filed or proceeding instituted by an employee or group of employees of the Company or any Subsidiary, with any Governmental Entity seeking recognition of a bargaining representative. Except as set forth in Section 2.11 of the Disclosure Letter, neither the Company nor any Subsidiary has or is subject to, and no employee of the Company or any Subsidiary benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to termination of employment. All of the employees of the Company and its Subsidiaries are “at will” employees subject to the termination notice provisions included in employment agreements or applicable law. No strikes, work stoppage, material grievance, material claim of unfair labor practice, or dispute against the Company or any ERISA Affiliate has occurred, is pending or, to the knowledge of the Company or any ERISA Affiliate, threatened, and to the knowledge of the Company and its ERISA Affiliates there is no basis for any of the foregoing. To the knowledge of the Company and its ERISA Affiliates, none of their employees is a member of any labor union, there is no organizational activity being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any ERISA Affiliate. Neither the Company nor any of its ERISA Affiliates has a workers’ committee (including any “Vaad Ovdim” or similar committee or organization).

(f)  Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, “Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA, and “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

(g)  To the extent permitted by applicable law, each Employee Plan that is an employee benefit plan (as defined in Section 3(3) of ERISA) or a Foreign Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination). The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses or accrued such payments in accordance with normal procedures under the terms of each Employee Plan and applicable law, and the Company and its ERISA Affiliates shall continue to do so through the Closing.

(h)  As of the date hereof, no employee at the level of director or above of the Company or any Subsidiary has given written notice terminating his or her employment with the Company or any Subsidiary. To the knowledge of the Company and its ERISA Affiliates, no key employee, or group of employees, of the Company or any ERISA Affiliate has any plans to terminate employment with the Company or any ERISA Affiliate. The Company and its ERISA Affiliates has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, overtime, payment of wages or overtime, equal opportunity and collective bargaining.

(i)  With respect to each master and prototype tax-qualified retirement plan (“M&P Plan”) sponsored or maintained by the Company and/or any ERISA Affiliate, the Company and any such ERISA Affiliate has, on or before the end of the 2001 plan year, either adopted or certified in writing its intent to adopt the required GUST amendments to each such M&P Plan, and the Company hereby represents and warrants that an application for a GUST opinion letter for each such M&P Plan was filed with the IRS by the M&P Plan sponsor on or before December 31, 2000. The Company and each ERISA Affiliate shall also adopt the GUST-approved M&P Plan by the deadline specified in IRS Announcement 2001-104. For purposes hereof, “GUST” means the statutes referenced in IRS Announcement 2001-104. With respect to any individually designed tax-qualified retirement plans sponsored or maintained by the Company or any ERISA Affiliate, the Company and each such ERISA Affiliate has adopted the required GUST amendments and submitted the plan to the IRS on or before February 28, 2002 for a favorable determination letter as to its tax qualified status.

(j)  The Company and its ERISA Affiliates, with respect to any employee benefit plan or arrangements maintained outside of the United States (each a “Foreign Plan”): (i) each Foreign Plan and the manner in which it has been administered satisfies all applicable laws, (ii) all contributions to each Foreign Plan required through the Closing have been and will be made by the Company (including by way of accruals in the Company’s financial statements, to the extent permitted by US GAAP), (iii) each Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or adequate accruals for each Foreign Plan have been made in the Company’s financial statements in accordance with United States generally accepted accounting principles, (iv) there are no pending investigations by any Governmental Entity involving any Foreign Plan nor any pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; and (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Foreign Plan. Without derogating from the above, the Company’s or any Subsidiary’s obligations to provide severance pay to its employees are fully funded or have been properly provided for in the Financial Statements attached to the Company SEC Reports in accordance with US GAAP. All other liabilities of the Company relating to its employees (excluding liabilities for illness pay) were properly accrued in the Financial Statements in accordance with United States generally accepted accounting principles.

(k)  To the knowledge of the Company, no employee of the Company or any Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(l)  All amounts that the Company or any Subsidiary is legally or contractually required either (i) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar fund or (ii) to withhold from their employees’ salaries and pay to any Governmental Entity as required by the Israeli Income Tax Ordinance [New Version] and other applicable laws have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment.

(m)  Neither the Company nor any Subsidiary is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

Section 2.12.  Environmental Laws and Regulations.    Except as disclosed in Section 2.12 of the Disclosure Letter, (a) each of the Company and Subsidiaries has been in compliance with all applicable laws relating to pollution or protection of public or worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”) except for instances of non-compliance that, individually or in the aggregate, would not result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or Subsidiary exceeding $200,000 and that have not resulted in, and could not reasonably be expected to result in, any injunction or other equitable remedy being imposed on the Company or any Subsidiary, which compliance includes the possession by the Company and Subsidiaries of all material Company Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof; (b) to the knowledge of the Company, there are no existing facts that are reasonably likely to prevent or interfere with such material compliance in the future and neither the Company nor any Subsidiary is required to, or will within the next three years be required to, make any capital or other expenditures exceeding $500,000 to comply with or maintain compliance with any Environmental Law with respect to current or planned operations; (c) there are no circumstances or conditions involving the Company or any Subsidiary that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of any real property of which the Company or any Subsidiary is or was the owner or operator pursuant to any Environmental Law; (d) no substance, material or waste that is toxic, or poses a risk to the health or safety of persons, or which is listed, classified or regulated pursuant to any Environmental Law (a “Hazardous Substance”) has been disposed, released or is present on, under, in, from or about any property currently or formerly owned or operated by the Company or any Subsidiary, or which is otherwise related to the operations of the Company or any Subsidiary, that has resulted or could reasonably be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or Subsidiaries exceeding $500,000; (e) neither the Company nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging violation of or liability under any Environmental Law, and neither the Company nor any Subsidiary is subject to any proceedings, actions, orders, decrees, settlements, injunctions or other claims or, to the knowledge of the Company, any threatened actions or claims, relating to or otherwise alleging liability of the Company or any Subsidiary under any Environmental Law; (f) neither the Company nor any Subsidiary has assumed or retained by Contract any material liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law; and (g) neither the Company, any of Subsidiary nor any of their respective predecessors in interest have ever manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos or have been the subject of any claims or litigation arising out the alleged exposure to asbestos or asbestos-containing material.

Section 2.13.  Taxes.

(a)  Definitions.    For purposes of this Agreement:

(i)  “Tax” (including “Taxes”) means all U.S. federal, state, local, Israeli, other foreign and other taxes of any kind or nature whatsoever, regardless of whether the word “tax” or any derivation thereof is used in applicable law (including but not limited to withholding taxes), together with any interest, indexation differentials and any penalties, additions to tax or additional amounts with respect thereto; and

(ii)  “Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b)  Tax Matters.    Except to the extent that such failures in the aggregate would not result in Taxes being imposed upon or incurred by the Company or any Subsidiary exceeding $200,000, (1) within the times and in the manner prescribed by applicable law, the Company and Subsidiaries (and their predecessors) have properly prepared and filed all Tax Returns required by applicable law and have timely paid all Taxes due and payable (whether or not shown on any Tax Return), and (2) all such Tax Returns are true, correct and complete. The Company and Subsidiaries (and their predecessors) have complied in all material respects with all applicable laws relating to Taxes. Neither the Company nor of any Subsidiary (or any predecessor thereof) (i) has filed a consent, election or agreement pursuant to former Section 341 of the Internal Revenue Code of 1986, as amended (including any predecessor provision or comparable provision of state, local, Israeli or other foreign law, the “Code”), (ii) is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Tax Authority or any Tax indemnity, Tax allocation or Tax sharing agreement with any person, or any other express or implied agreement to pay or indemnify any other person with respect to Taxes (other than as described in Section 2.13(c) of the Disclosure Letter), (iii) has present or contingent liabilities for Taxes, other than Taxes incurred in the ordinary course of business thereof and reflected on the most recent balance sheet included in the Financial Statements or incurred in the ordinary course of business since the date of the most recent Financial Statements in amounts consistent with prior years adjusted for changes in operating results, (iv) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty) or has otherwise become subject to Tax jurisdiction in a country other than the country of its formation, (v) is a party to an agreement that could give rise to an “excess parachute payment” within the meaning of Section 280G of the Code or to remuneration the deduction for which could be disallowed under Section 162(m) of the Code, (vi) has issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that remain outstanding and are not so governed, (vii) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (viii) has liability for the Taxes of any person (other than the Company and Subsidiaries), whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law. There are and have been no (1) proposed, threatened or actual assessments, audits, examinations or disputes as to Taxes relating to the Company or any Subsidiary (or their predecessors), (2) adjustments under Section 481 of the Code or any similar adjustments (whether under the Code or under state, local or foreign law) with respect to the Company or any Subsidiary (or their predecessors), or (3) waivers or extensions of the statute of limitations with respect to Taxes for which the Company or any Subsidiary could be held liable. Neither the Company nor any Subsidiary (nor any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Neither the Company nor any Subsidiary (nor any predecessor thereof) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than an affiliated group the common parent of which is the Company. No Subsidiary that is a “United States person” (as such term is used in Section 1291(a) of the Code) has at any time owned a material (determined with reference to the Company) interest in a passive foreign investment company within the meaning of Section 1297 of the Code. No Subsidiary that was or is a “controlled foreign corporation” (as defined in the Code) (determined solely with reference to ownership of such Subsidiary, directly or indirectly, by other Subsidiaries that are “United States persons” as defined in Section 957(c) of the Code) has had an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any Subsidiary is or has been a party to a “reportable transaction,” as such term is defined in Treasury Regulation § 1.6011-4(b)(1)(other than such transactions that have been properly reported or are not yet required to have been reported), or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulation § 1.6011-4(b)(2), or any other transaction requiring disclosure under provisions of state, local or foreign Tax law that address transactions that may be tax avoidance transactions.

(c)  Israeli Tax Incentives.    Section 2.13(c) of the Disclosure Letter lists each material tax incentive granted to the Company and any Subsidiary under the laws of the State of Israel, the period for which such tax incentive applies, and the nature of such tax incentive. The Company and Subsidiaries have complied with all material requirements of Israeli law to be entitled to claim all such incentives. Subject to the receipt of the approvals set forth in Section 2.6 of the Disclosure Letter and compliance by the Surviving Company with the applicable requirements and conditions, the consummation of the Merger will not adversely affect the remaining duration of the incentive or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required, other than as contemplated by Section 2.6, prior to or after the consummation of the Merger in order to preserve the entitlement of the Surviving Company or its Subsidiaries to any such incentive.

Section 2.14.  Intellectual Property.

(a)  Certain Definitions.    As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, data bases and other technical information, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) mask work and similar rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); and (vi) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Mask Works. For purposes hereof, “Software” means any and all (1) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (2) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (3) all documentation, including user manuals and training materials, relating to any of the foregoing.

(b)  Registered IP.    Section 2.14(b)(1) of the Disclosure Letter sets forth an accurate and complete list of all registered Marks, other than those Marks that the Company and its Subsidiaries have not actively used in the ordinary course of business since February 9, 2004 (collectively, the “Dusty Marks”), owned (in whole or in part) by the Company or any Subsidiary (collectively “Company Registered Marks”), Section 2.14(b)(2) of the Disclosure Letter sets forth an accurate and complete list of all Patents owned (in whole or in part) by, or exclusively licensed to, the Company or any Subsidiary (collectively the “Company Patents”) and Section 2.14(b)(3) of the Disclosure Letter sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by the Company or any Subsidiary, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by the Company or any Subsidiary (collectively the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP has been or is currently involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. All Company Registered IP has been registered or obtained in accordance with applicable legal requirements, is currently in full force and effect except for the Dusty Marks and the Company Registered IP identified in Section 2.14(b)(4) of the Disclosure Letter that the Company or any Subsidiary decided in its reasonable business judgment to abandon, not to enforce or to allow to lapse (provided that no representation and warranty is made regarding the effectiveness of any patent applications), and, except as set forth in Section 2.14(b)(4) of the Disclosure Letter, neither the Company nor any Subsidiary has received any notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP, or, to the knowledge of the Company, questioning the validity or enforceability of any of the Company Registered IP. Except for the Dusty Marks and the Company Registered IP identified in Section 2.14(b)(4) of the Disclosure Letter that the Company or any Subsidiary has decided in its reasonable business judgment to abandon, not to enforce, or to allow to lapse, (a) the Company has timely paid all filing, examination, issuance, post registration and maintenance fees and annuities required with respect to any of the Company Registered IP, and (b) neither the Company nor any Subsidiary has taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Company Registered IP.

(c)  Actions to Protect Intellectual Property.    Each of the Company and its Subsidiaries has taken commercially reasonable steps to (i) protect its rights in (A) Intellectual Property that is owned by, and material to the ongoing business operations of, the Company and its Subsidiaries and (B) the Company Software and (ii) maintain the confidentiality of all information that constitutes or at any time constituted a Trade Secret of the Company or its Subsidiaries other than that information for which the Company or any of its Subsidiaries decided, in their reasonable business judgment, not to seek, or continue to seek, protection as a Trade Secret. Section 2.14(c) of the Disclosure Letter lists all Company Software and material Intellectual Property contributed to industry standards setting bodies. Without limiting the foregoing, all current and former employees, consultants and contractors of the Company or any Subsidiary have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been provided to Parent).

(d)  Ownership.    Except as set forth in Section 2.14(d) of the Disclosure Letter and except for Intellectual Property licensed to the Company or any Subsidiary, the Company and each Subsidiary owns exclusively all right, title and interest in and to all of the Intellectual Property that is used by the Company or any Subsidiary and that is not licensed to the Company or any Subsidiary, as applicable, in its business as currently conducted, free and clear of any and all Liens. Neither the Company nor any Subsidiary has received any notice or claim

(whether written, oral or otherwise) challenging the Company’s or any Subsidiary’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company or any Subsidiary or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company or any Subsidiary does not so own any of such Intellectual Property; provided, however, that the foregoing only applies to actual third party claims of ownership to the Intellectual Property of the Company or its Subsidiaries, and does not apply to any claim of infringement, misappropriation, enforceability or validity of the Intellectual Property of the Company or a Subsidiary.

(e)  License Agreements.    Section 2.14(e)(1) of the Disclosure Letter sets forth a complete and accurate list (indicating for each the title and the parties thereto) of all agreements currently in effect that contain any grant to the Company or any Subsidiary from any third party of any material right under or with respect to any Intellectual Property, other than desktop or work station software applications generally available on standard terms and for which the annual license fee payable by the Company or any Subsidiary under the applicable license agreement is no more than $50,000 (collectively, the “Inbound License Agreements”). Subject to the Company securing the necessary consents from third parties listed in Schedule 5.3(e), the rights licensed under each Inbound License Agreement shall be exercisable by the Surviving Company in all material respects on and after the Closing to the same extent as by the Company or any Subsidiary prior to the Closing. No loss or expiration of any material Intellectual Property licensed to the Company or any Subsidiary under any Inbound License Agreement is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. Except as set forth in Section 2.14(e)(2) of the Disclosure Letter, no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made solely by the Company or any Subsidiary to the Intellectual Property licensed thereunder. Section 2.14(e)(3) of the Disclosure Letter sets forth a complete and accurate list of all license agreements under which the Company or any Subsidiary has granted any licenses of any Software or any rights under any material Intellectual Property to another person, excluding non-exclusive internal use licenses granted by the Company or any Subsidiary to end user customers in the ordinary course of business consistent with past practice, indicating for each the title and the parties thereto. Except as set forth in Section 2.14(e)(4) of the Disclosure Letter, each person to which the Company or any Subsidiary has distributed or licensed any Company Software has executed and delivered to the Company a written license agreement (including “shrink wrap” and “click through” license agreements), a representative copy of which has been provided by the Company to Parent’s counsel prior to the date hereof.

(f)  Sufficiency of IP Assets.    The Intellectual Property owned by, or licensed under the Inbound License Agreements to, the Company or any Subsidiary constitutes all the material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

(g)  Transfers; Loss of Rights.    Except as set forth in Section 2.14(g) of the Disclosure Letter, the Company has not transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. Upon the Closing and subject to the Company securing the necessary consents from third parties listed in Section 2.14(g) of the Disclosure Letter, Parent shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted and all of such rights shall be exercisable by Parent to the same extent as by the Company and its Subsidiaries prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Company in the conduct of its business (other than the Company Registered Intellectual Property and the Intellectual Property subject to an Inbound License Agreement referenced in Sections 2.14(g) and (e), respectively) has been threatened in writing or is known to be pending.

(h)  No Infringement by the Company or Third Parties.    None of the products (including Software), services, or other technology or materials, used, licensed, sold, or otherwise distributed by or for the Company or any Subsidiary, nor any other activities or operations of the Company or any Subsidiary, infringes upon, misappropriates, violates, or constitutes the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any Subsidiary has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, or unauthorized use is occurring or has or may have occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor.

(i)  No Violations.    No Intellectual Property owned by or, to the knowledge of the Company, licensed to the Company or any Subsidiary is subject to any outstanding order, judgment, decree, or stipulation that materially restricts the continued use thereof by the Company or such Subsidiary in its business as presently conducted or, in the case of any Intellectual Property licensed to others, that materially restricts the sale, transfer, assignment or licensing thereof by the Company to any person. To the knowledge of the Company, no third party is misappropriating, infringing or violating any Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary in any respect material to the Company and its Subsidiaries.

(j)  Software.    Except for (i) the Software licensed to the Company or one of its subsidiaries under the Inbound License Agreements, (ii) desktop or work station software applications generally available on standard terms and that are licensed to the Company or any Subsidiary for an aggregate license fee of no more than $50,000 each, and (iii) any “open source” Software disclosed on Section 2.14(k) of the Disclosure Letter and any “open source” Software that is used internally by the Company or any Subsidiary and is not incorporated in or distributed with any Company Software, in whole or in part, all of the Software products distributed by the Company and all designs, design flows and design languages related thereto and all other Software developed by or for the Company or any Subsidiary and all designs, design flows and design languages related thereto (collectively, “Company Software”) was either (A) developed by employees of Company or a Subsidiary within the scope of their employment, (B) developed by independent contractors who have expressly assigned their rights to the Company or a Subsidiary pursuant to written agreements or (C) otherwise acquired by the Company or a Subsidiary from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company. Except as disclosed in Section 2.14(j) of the Disclosure Letter, no source code of any Company Software has been licensed or otherwise provided to another person other than an escrow agent pursuant to the terms of a source code escrow agreement in a form customary for the relevant industry and, subject to Section 2.14(c), all such source code has been safeguarded and protected as Trade Secrets of the Company or a Subsidiary.

(k)  Open Source.    Except as disclosed in Section 2.14(k) of the Disclosure Letter, none of the Company’s Software, in whole or in part, incorporates or is distributed with any “open source” Software, including any Software that is licensed under the Artistic License, the Mozilla Public License, the GPL or LGPL, that (i) conditions the use or the distribution of Company Software on the disclosure, licensing or distribution of the source code of such Company Software or (ii) otherwise materially limits the Company’s or any Subsidiary’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing the object code of such licensed software. Each of the Company and Subsidiaries has operated its business in compliance with all material terms of the license agreements applicable to any “freeware” or “shareware” that the Company or any Subsidiary has used in its business. None of the Company Software, as a result of intermingling or integration by the Company or its Subsidiaries of proprietary code contained in the Company Software with any such “open source” Software is, in whole or in part, subject to the provisions of any open source license agreement.

(l)  Performance of Existing Software Products.    Each of the Company’s and its Subsidiaries’ existing or currently manufactured Software products performs, in all material respects, the functions described in any published specifications or end user documentation or other information provided to customers of the Company or such Subsidiary acquiring such products.

(m)  Restrictions on Employees.    To the knowledge of the Company and except as set forth in Section 2.14(m) of the Disclosure Letter, no employee or independent contractor of the Company or any Subsidiary is obligated under any agreement, or subject to any judgment, decree or order of any court or administrative agency, or any other legal restriction, that materially interferes with such employee or contractor carrying out his or her duties for the Company or such Subsidiary or that conflicts with the Company’s business as presently conducted and proposed to be conducted. Except as set forth in Section 2.14(m) of the Disclosure Letter, to the knowledge of the Company, it is not utilizing, nor will it be necessary to utilize, any inventions of any employees of the Company or any Subsidiary (or persons the Company or any Subsidiary currently intends to hire) made, or any confidential information (including Trade Secrets) of another person to which such employees were exposed, prior to their employment by the Company or any Subsidiary.

(n)  Export.    Neither the Company nor any Subsidiary has exported or transmitted Software or other materials in connection with the Company’s or Subsidiaries’ business to any country to which such export or transmission is restricted by any applicable law, without first having obtained all necessary and appropriate United States and foreign government licenses or permits.

Section 2.15.  Material Contracts.

(a)  Section 2.15(a) of the Disclosure Letter sets forth a complete and accurate list of all written or oral contracts, agreements, notes, bonds, indentures, mortgages, pledges, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each a “Contract”), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary, or any of their respective assets and properties, is otherwise bound, and which Contract is currently in effect or has future obligations or unfulfilled past or present obligations (or in the case of clause (i) below, to which the Company or any Subsidiary was a party or by which the Company or any Subsidiary was bound during the relevant twelve month period), as follows (each a “Material Contract” and, collectively, the “Material Contracts”): (i) each Contract of the Company or any Subsidiary pursuant to which the Company or any Subsidiary received (or was entitled to receive) or paid (or was purportedly obligated to pay) more than $200,000 in the twelve (12) month period ended September 30, 2004 (provided such Contract remains in effect as of the date hereof) and each customer Contract in effect on the date of this Agreement under which the Company or any Subsidiary received in the twelve (12) month period ended September 30, 2004 or is entitled to receive thereafter more than $200,000; (ii) each Contract that requires payment by or to the Company or any Subsidiary after September 30, 2004 of more than $200,000; (iii) each Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company’s or a Subsidiary’s business or the sale of the Company’s or any Subsidiary’s products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company or any Subsidiary as presently conducted or that requires any consent or other action by any person for, or will be subject to default, termination, repricing or other renegotiation or cancellation because of, the transactions contemplated hereby; (iv) each Contract relating to the Company’s or any Subsidiary’s channel sales with distributors; (v) each Contract of the Company or any Subsidiary relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset); (vi) each partnership, joint venture or other similar Contract or arrangement to which the Company or any Subsidiary is a party or by which it is otherwise bound; (vii) each Contract that requires the Company or any Subsidiary to grant “most favored customer” pricing to any other person; (vii) each fidelity or surety bond or completion bond; (ix) each Contract pursuant to which the Company or any Subsidiary has agreed to provide liquidated damages for failure to meet performance obligations or quality milestones (except to the extent that the amount of such liquidated damages, together with the liquidated damages potentially payable pursuant to any other Contract, do not exceed an aggregate of $200,000); (x) each Contract pursuant to which the Company or any Subsidiary has agreed to provide indemnification or guaranty to a third party (other than this Agreement and other than an indemnification or guaranty pursuant to the Company’s standard form license agreement in the form provided to Parent prior to the date hereof); (xi) each Contract relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company’s or any Subsidiary’s business; (xii) each distribution, joint marketing or development Contract and (xiii) each Contract that is otherwise material to the Company and Subsidiaries, taken as a whole.

(b)  Each Material Contract is a legal, valid and binding obligation of the Company or the Subsidiary that is a party thereto and, to the Company’s knowledge, each other person who is a party thereto, enforceable against the Company or such Subsidiary and, to the Company’s knowledge, each such other person in accordance with its terms, and neither the Company or any Subsidiary nor, to the Company’s knowledge, any other party thereto is in material default thereunder.

Section 2.16.  Title to Properties; Absence of Liens and Encumbrances.

(a)  Neither the Company nor any Subsidiary has an ownership interest in any real property, nor has it ever had an ownership interest in any real property. Section 2.16 of the Disclosure Letter sets forth a complete and accurate list of all real property currently leased or subleased by the Company or any Subsidiary, with the name of the lessor, the amount of any security deposit held by the lessor, and the date and a description of the lease, sublease, assignment of the lease, any guaranty or letter of credit given or leasing commissions payable by the Company or any Subsidiary in connection therewith (collectively, the “Lease Documents”) and each amendment to any of the foregoing. True, correct and complete copies of all Lease Documents have been delivered to Parent’s counsel. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

(b)  Each of the Company and Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business having an individual value exceeding $200,000, in each case free and clear of any Liens, except for such imperfections of title, if any, that do not materially interfere with the present value or use of the subject property.

Section 2.17.  Insurance.    Section 2.17 of the Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all insurance contracts entered into by the Company or any Subsidiary (collectively, the “Insurance Policies”). Such Insurance Policies insure the Company and its Subsidiaries against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Such policies are sufficient for compliance by the Company in all material respects with all Material Contracts to which the Company or any Subsidiary is a party, and each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full or, if such amounts are not yet due and payable, reserved by the Company on its unaudited balance sheet as of September 30, 2004 in accordance with US GAAP consistently applied. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement. Each of the Company and Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy. All material claims of the Company or any Subsidiary under the Insurance Policies have been filed in a timely fashion.

Section 2.18.  Warranties.    Section 2.18 of the Disclosure Letter sets forth a copy of the Company’s current standard outbound license agreement (the “Company Standard Form License Agreement”) Section 2.18 of the Disclosure Letter sets forth a list of outbound license agreements for the Company Software that contain material deviations from the warranties and guaranties set forth in the Company Standard Form License Agreement, and neither the Company nor any of its salespersons, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of the warranties or guaranties set forth in the Company Standard Form License Agreement without the consent of the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel. Neither the Company nor any Subsidiary has made any oral warranty or guaranty with respect to any of its products or services which could result in a liability of the Company or any Subsidiary in excess of liability created by the written warranties and guaranties of the Company and its Subsidiaries set forth in the Company Standard Form License Agreement.

Section 2.19.  Opinion of Financial Advisor.    The Company has received the opinion of Goldman Sachs & Co., financial advisor to the Company (the “Company Financial Advisor”), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares is fair from a financial point of view to such holders, and the Company will receive a written opinion to such effect prior to the filing of the Proxy Statement.

Section 2.20.  Brokers.    No broker, finder or investment banker (other than the Company Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 2.21.  Interested Party Transactions.    As of the date hereof, except as set forth in the Company SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 2.22.  Corporate Governance Matters.

(a)  The Company, and to the Company’s knowledge, each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (in each case, as currently in effect, the “Sarbanes-Oxley Act”), (ii) the applicable qualification requirements and corporate governance rules and regulations promulgated by the National Association of Securities Dealers and (iii) any similar applicable Israeli securities laws, rules and regulations. The Company has delivered to Parent the final form of written information required to be disclosed prior to the date hereof by the Company and certain of its officers to the Company Board or any committee thereof pursuant to the certification requirements of Rule 13a-14 under the Exchange Act. Since the date such provisions became applicable to the Company and its Subsidiaries, all auditing services and non-audit services provided to the Company and each Subsidiary have been approved by the audit committee of the Company Board in compliance with Section 10A(h) or Section 10A(i) of the Exchange Act and any similar applicable Israeli securities laws, and no registered public accounting firm or, to the Company’s knowledge, any associate thereof that performs any audit of the Company or any Subsidiary has provided to the Company or any of its affiliates any service prohibited by paragraphs (1) through (9) of Section 10A(g) of the Exchange Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) thereof, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Subsidiary has, directly or indirectly, made, entered into, arranged, renewed, modified (in any material way) or forgiven any personal loans to any executive officer or director of the Company prohibited by Section 402 thereunder.

(b)  The management of the Company has (i) in accordance with Rule 13a-15 under the Exchange Act, designed disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those persons, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls over financial reporting (“Internal Controls”) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has disclosed to the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and/or audit committee since December 31, 2003.

(c)  To the Company’s knowledge, it will be prepared to timely file the report required by Item 308(a) of Regulation S-K promulgated by the SEC and its independent public accounting firm will be prepared to timely file the attestation required pursuant to Item 308(b) of Regulation S-K. The Company has not received any written or oral notice from its independent public accounting firm that such firm believes the Company is could not reasonably be expected to complete the evaluations necessary for such report and attestation to be completed and in the timeframe required by applicable law.

Section 2.23.  Grants, Incentives and Subsidies.    Section 2.23 of the Disclosure Letter provides a true and complete list of all pending, previously issued and outstanding loans or grants from the OCS, Approved Enterprise Status from the Investment Center and other grants, material direct incentives and material direct subsidies (each, a “Grant” and collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any other Governmental Entity, granted to the Company or any Subsidiary, together with a description of the period for which such Grant applies or applied. The Company has not transferred any Software, technology or Intellectual Property, including “know how” within the meaning given such term under the Encouragement of Industrial Research and Development Law, 5744-1984 (the “Know How”), outside of the State of Israel that is subject to restrictions of the OCS other than any in connection with the transfer outside of Israel of the object code form of the Company’s Software products. The Company has made available to Parent, prior to the date hereof, true, correct and complete copies of all documents evidencing Grants submitted by the Company or any Subsidiary and of all letters of approval, and supplements thereto, granted to the Company or any Subsidiary, except documents that do not contain any information materially different than the information contained in the documents provided to Parent. Without limiting the generality of the foregoing, Section 2.23 of the Disclosure Letter includes a detailed explanation of the terms of each Grant, including the aggregate amounts of each Grant, the material terms thereof, and the aggregate amounts to be paid by the relevant Governmental Entity to the Company or any Subsidiary. The Company and Subsidiaries do not have, and after the Effective Time, none of Parent, the Surviving Company or any of their affiliates will have, any outstanding or future obligations to pay any royalties to any Governmental Authority as a result of or related to any Grant in excess of $200,000 in the aggregate. The Company does not have any currently outstanding Grants from the OCS or the Investment Center and does not have any other currently outstanding Grants with an aggregate value in excess of $200,000. The Company and each Subsidiary has complied and is in compliance, in all material respects, with the terms and conditions of each Grant and, except as disclosed in Section 2.23 of the Disclosure Letter, has duly fulfilled, in all material respects, all the undertakings and requirements of applicable law relating thereto. Except for the receipt of the approvals described in Section 2.6 and compliance by the Surviving Company with the applicable requirements and conditions of such Grant, the consummation of the Merger will not require any recapture of any previously claimed benefit under a Grant.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION

Parent and Acquisition hereby represent and warrant to the Company as follows:

Section 3.1.  Organization.

(a)  Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition is duly organized and validly existing under the laws of the State of Israel. Each of Parent and Acquisition has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company’s counsel accurate and complete copies of the Articles of Association, as currently in full force and effect, of Acquisition.

(b)  Parent is duly qualified or licensed and in good standing (to the extent such concept exists under the laws of applicable jurisdiction) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes hereof, the term “Material Adverse Effect on Parent” means any circumstance involving, change in or effect on Parent or any of its subsidiaries that would reasonably be expected to prevent Parent from consummating the transactions contemplated by this Agreement.

Section 3.2.  Authority Relative to this Agreement.    Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this

Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Acquisition and, prior to the Closing Date, will be duly and validly authorized by Parent as the sole shareholder of Acquisition. Without limiting the generality of the foregoing, Acquisition’s Board of Directors, at a meeting duly called and held, has unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions to be entered into by Acquisition, as contemplated by this Agreement, and (ii) concluding, after taking into account the financial condition of the merging companies, that in its opinion, there is no reasonable suspicion that the Surviving Company will not be able to pay its debts to its creditors. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes, assuming the due authorization, execution and delivery hereof by the Company, a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

Section 3.3.  Information Supplied.    None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in the Proxy Statement will at the date mailed to shareholders of the Company and at the time of the Company Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.

Section 3.4.  Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents, and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and any filings under similar merger notification laws or regulations of non-Israeli or U.S. Governmental Entities and the filing and recordation of the Merger Proposal and the Shareholder Approval Notices and the other filings listed in Section 4.16 as required by the Companies Law, exemption from the Israeli Securities Authority from the requirement to publish a prospectus in respect of the issuance of options to acquire Parent Common Stock to Israeli resident holders of Company Stock Options, the consent of the Israeli Commissioner of Restrictive Trade Practices pursuant to the Restrictive Trade Practices Law (1988), no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Parent or Acquisition; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract or other obligation to which Parent or Acquisition or any of Parent’s other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent’s other subsidiaries or any of their respective properties or assets except, in the case of foregoing clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

Section 3.5.  Brokers.    No broker finder or investment banker (other than Morgan Stanley & Co. Incorporated, the financial advisor to Parent) is entitled to any brokerage finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

Section 3.6.  Parent Common Stock.    The shares of Parent Common Stock to be issued upon exercise of Company Stock Options assumed by Parent hereunder will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws. Parent has reserved the shares of Parent Common Stock to be issued upon exercise of Company Stock Options assumed by Parent pursuant hereto.

Section 3.7.  No Prior Activities of Acquisition.    Acquisition is a newly incorporated Israeli corporation formed for the purposes of the consummation of the transactions contemplated by this Agreement. Except in connection with this Agreement, Acquisition has not conducted any business activities or operations of any kind nor entered into any agreements, nor will it do either prior to the Effective Time. Except in connection with this Agreement, Acquisition has no obligations or liabilities, whether accrued, absolute, contingent or otherwise, nor will it have any such obligations or liabilities prior to the Effective Time.

Section 3.8.  Sufficient Funds.    Parent has and will have at or prior to Closing and at the Effective Time sufficient immediately available funds to pay the Merger Consideration upon consummation of the Merger.

ARTICLE 4

COVENANTS

Section 4.1.  Conduct of Business of the Company.    Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will and will cause each Subsidiary to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current directors, officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, as set forth in Section 4.1 of the Disclosure Letter, or as required by applicable law, prior to the Effective Time:

(a)  neither the Company nor any Subsidiary will, without the prior written consent of Parent and Acquisition (which consent may be withheld in Parent’s sole discretion but, if given, shall be deemed a consent and waiver for all purposes under this Agreement):

(i)  amend its Memorandum of Association, Articles of Association, Certificate of Incorporation or Bylaws (or other similar governing document);

(ii)  authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including any stock options or stock appreciation rights) except for (x) the issuance and sale of Shares pursuant to Company Stock Options granted under the Company Plans prior to the date hereof or in accordance with this Section 4.1, (y) the issuance of Shares pursuant to the Company ESPP at the Final Exercise Date, and (z) the grant of options after the date hereof to newly hired employees of the Company or any Subsidiary or in connection with July 2005 annual reviews, in each case on terms consistent with past practice, provided that the options granted to any such individual shall be exercisable for no more than 20,000 Shares and none of which options shall accelerate in connection with the Merger or any of the other transactions contemplated hereby (or by a “double trigger” after the Merger);

(iii)  split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any Subsidiary (other than the repurchase of restricted stock and cancellation of Company Stock Options following termination of employment with or provision of services to the Company or any Subsidiary);

(iv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(v)  alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of the Company’s ownership of any Subsidiary;

(vi)  (A) incur, assume or forgive any long-term or short-term indebtedness for borrowed money or issue any debt securities; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of Subsidiaries or customary loans or advances to employees for business-related expenses, in each case in the ordinary course of business consistent with past practices; (C) make any loans, advances or capital contributions to or investments in any other person (other than to Subsidiaries or customary loans or advances to employees for business-related expenses in each case in the ordinary course of business consistent with past practices); (D) pledge or otherwise encumber shares of capital stock of the Company or any Subsidiary or any of the Other Interests; or (E) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any material Lien thereupon, except for the grant of any non-exclusive licenses to third parties in the ordinary course of business, consistent with past practices;

(vii)  except as may be required by applicable law or by this Agreement, (1) enter into, adopt, amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement other than offer letters, letter agreements and, subject to subsection (a)(ii) above, options to purchase Shares entered into with new hires in the ordinary course of business consistent with past practices, or (2) enter into, adopt, amend in any manner or terminate any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, other than in the ordinary course of the Company’s business consistent with past practice or increase in any manner the compensation or fringe benefits of any director, officer or employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

(viii)  enter into any exclusive license, distribution, marketing, sales or other agreement, other than consulting agreements entered into in the ordinary course of business consistent with past practice that are exclusive on the part of the consultant only;

(ix)  accelerate the vesting of any Company Stock Option (except pursuant to acceleration provisions in existence prior to the date hereof and listed in Section 2.2 of the Disclosure Letter);

(x)  accept any Grants from any Governmental Entity;

(xi)  adopt any rights agreement or issue any preferred stock purchase rights;

(xii)  (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other person or any division thereof or any equity interest therein or (B) enter into any Contract other than in the ordinary course of business consistent with past practices that would be material to the Company and its Subsidiaries, taken as a whole; or

(xiii)  take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a)(i) through 4.1(a)(xii); and

(b)  neither the Company nor any Subsidiary will, without the prior written consent of Parent and Acquisition (which consent shall not be unreasonably withheld, conditioned or delayed and, if given, shall be deemed a consent and waiver for all purposes under this Agreement):

(i)  (A) acquire, sell, lease license or dispose of any assets or properties in any single transaction or series of related transactions having a fair market value in excess of $50,000 per month in the aggregate, other than sales, leases or licenses of its products in the ordinary course of business consistent with past practices, acquisitions of hardware components in the ordinary course of business consistent with past practice or acquisitions set forth in Section 4.1(b)(i)(A) of the Disclosure Letter; (B) enter into a “development services” or other similar agreement pursuant to which the Company or any Subsidiary is purchasing or otherwise acquiring the services of another person; or (C) acquire, sell, lease, license, transfer or otherwise dispose of any Intellectual Property, in each case other than licenses or sales of its products in the ordinary course of business consistent with past practices;

(ii)  unless required by a change in applicable law or in US GAAP, change any of the accounting principles, practices or methods used by it;

(iii)  unless required by a change in applicable law or in US GAAP, revalue any of its assets or properties, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

(iv)  (A) amend, modify or waive any material right under any of its Material Contracts; (B) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Company or any Subsidiary; or (C) authorize any new capital expenditure that exceeds $50,000 per month in the aggregate or authorize any new capital expenditures that, in the aggregate, exceed $500,000 from the date hereof until the Effective Time, other than the capital expenditures set forth in Section 4.1(b)(iv)(C);

(v)  make or rescind any express or deemed material election relating to Taxes or settle or compromise any Tax liability or enter into any closing or other agreement with any Tax Authority; or file or cause to be filed any amended Tax Return, file or cause to be filed claim for refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(vi)  fail to file any Tax Returns when due, fail to cause such Tax Returns when filed to be true, correct and complete, prepare or fail to file any Tax Return of the Company or any Subsidiary in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by applicable law; or fail to pay any Taxes when due;

(vii)  settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would require the payment by the Company or any Subsidiary of damages in excess of $250,000 or that involves any injunction or other equitable relief;

(viii)  knowingly take any action that would result in a failure to maintain trading of the Shares on the Nasdaq National Market;

(ix)  allow any Insurance Policy to be amended or terminated without replacing such policy with a policy providing comparable coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

(x)  take or agree in writing or otherwise to take any of the actions described in Sections 4.1(b)(i) through 4.1(b)(ix).

Section 4.2.  Conduct of Business of Parent.    Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

(a)  knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the New York Stock Exchange (the “NYSE”);

(b)  adopt or propose to adopt any amendments to its charter documents that would have a Material Adverse Effect on Parent;

(c)  effect any acquisition (by merger, consolidation or acquisition of stock or assets) that is intended or is reasonably likely to result in any of the conditions set forth in Section 5.1(b), 5.1(c) or 5.1(d) not being satisfied or prevent Parent and Acquisition from consummating the Merger; or

(d)  take or agree in writing or otherwise to take any of the actions described in Sections 4.2(a) and 4.2(c).

Section 4.3.  Merger Proposal; Shareholders’ Meetings; Preparation of the Proxy Statement.

(a)  Promptly after the execution and delivery of this Agreement, (i) each of the Company and Acquisition shall cause a merger proposal (in the Hebrew language) in form reasonably agreed upon by the parties and in compliance with the requirements set forth in the Companies Regulations (Merger) 5670-2000 (the “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law, and (ii) each of the Company and Acquisition shall deliver the Merger Proposal to the Companies Registrar. Each of the Company and Acquisition shall cause a copy of the Merger Proposal to be delivered to each of their secured creditors, if any, no later than three days after the date on which the Merger Proposal has been delivered to the Companies Registrar, and shall promptly inform their non-secured creditors of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. Promptly after the Company and Acquisition shall have complied with the preceding sentence, the Company and Acquisition shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their creditors under Section 318 of the Companies Law and the regulations promulgated thereunder. Without limiting the generality of the foregoing, each of the Company and Acquisition will give all notices, make all publications and file all filings required under the Companies Law and the Companies Regulation (Merger) 5670-2000 in order to effectuate the Merger.

(b)  The Company shall take all actions necessary in accordance with the Companies Law and its Memorandum of Association and Articles of Association to duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable after the SEC has cleared the Proxy Statement to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The shareholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the Companies Law and the Company’s Memorandum of Association and Articles of Association. The Company will, through the Company Board (subject to Section 4.4), recommend to holders of Shares that they approve such matters. The Company and Parent shall promptly prepare and the Company shall promptly file with the SEC the Proxy Statement for the solicitation of a vote of the holders of Shares approving the Merger, which, subject to Section 4.4, shall include the recommendation of the Company Board that holders of Shares vote in favor of the approval and adoption of this Agreement and the Merger and the written opinion of the Company Financial Advisor that the consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view. The Company shall use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the shareholders of the Company. The Company shall ensure that all proxies solicited in connection with the Company Shareholder Meeting are solicited in compliance with applicable law. Unless this Agreement is terminated, the Company’s obligation to call, give notice of and hold the Company Shareholder Meeting in accordance with this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal (as hereinafter defined). Within three days after the approval of the Merger by the shareholders of the Company, the Company shall deliver to the Companies Registrar a notice in accordance with Section 317(b) of the Companies Law (the “Company Shareholder Approval Notice”) informing the Companies Registrar that the Merger was approved at a general shareholders meeting of the Company. Within three days after the approval of the Merger by Parent as the shareholder of Acquisition, Acquisition shall deliver to the Companies Registrar a notice in accordance with Section 317(b) of the Companies Law (the “Acquisition

Shareholder Approval Notice” and, together with the Company Shareholder Approval Notice, the “Shareholder Approval Notices”) informing the Companies Registrar that the Merger was approved at a general shareholders meeting of Acquisition.

(c)  The Company shall as promptly as practicable notify Parent of the receipt of any comments from the SEC relating to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review of Parent, and all mailings to the Company’s shareholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of Parent.

Section 4.4.  Other Potential Acquirers.

(a)  The Company, its affiliates and their respective officers and other employees with managerial responsibilities, directors, representatives and agents (including the Company Financial Advisor or any other investment banker and any attorneys and accountants retained by the Company or acting at its behest) shall immediately cease any and all discussions or negotiations with any persons with respect to any Third Party Acquisition. The Company also agrees promptly to request each person, if any, that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Subsidiary to return to the Company or destroy all confidential information heretofore furnished to such person by or on behalf of the Company or any Subsidiary. From the date hereof until the earlier of (i) the date of termination of this Agreement and (ii) the Effective Time, neither the Company or any of its affiliates shall, nor shall the Company or any Subsidiary authorize or knowingly permit any of its respective officers, directors, employees, representatives or agents (including the Company Financial Advisor or any other investment banker and any attorneys and accountants retained by the Company or acting at its behest) to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition; provided, however, that nothing in this subsection (a) shall prevent the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or the applicable provisions of the Companies Law with regard to any tender or exchange offer. The Company shall promptly (and in any event within two business days after becoming aware thereof) (1) notify Parent in the event the Company acquires knowledge that it or any of its affiliates or their respective directors, officers, employees, agents or representatives (including the Company Financial Advisor or any other investment banker and any attorneys and accountants retained by the Company or acting at its behest) receives any proposal or inquiry concerning a Third Party Acquisition, including all material terms and conditions thereof and the identity of the person or group submitting such proposal, (2) provide Parent with a copy of any written agreements, proposals or other materials the Company (or its representatives) receives from such person or group (or its representatives) and (3) promptly advise Parent from time to time of the status and any developments concerning the same.

(b)  Notwithstanding anything in this Section 4.4 to the contrary, if the Company receives a proposal with respect to a Third Party Acquisition which constitutes a Superior Proposal or which the Board of Directors in good faith, by majority vote, concludes is reasonably likely to result in a Superior Proposal (a “Likely Superior Proposal”), the Company may, but in no event less than 3 business days after delivering to Parent the Notice of Superior Proposal referred to in Section 4.4(c) in the case of a Superior Proposal or the notice referred to in Section 4.4(a) in the case of a Likely Superior Proposal, take the following actions (either directly or through its Subsidiaries or any of their respective directors, officers, employees, representatives or agents):

(i)  furnish nonpublic information to the third party making such proposal with respect to a Third Party Acquisition, provided, that prior to so furnishing, the Company receives from the third party an executed confidentiality agreement that is at least as restrictive to the third party as the Confidentiality Agreement; and

(ii)  participate or engage in any discussions or negotiations with the third party with respect to the proposed Third Party Acquisition.

(c)  Except as set forth in this Section 4.4(c), from the date hereof until the earlier of (i) the date of termination of this Agreement and (ii) the Effective Time, the Company Board shall not withdraw or modify its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company or any Subsidiary to enter into any agreement or obligation with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, after receiving the advice of independent legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may (A) withdraw, modify or amend its recommendation of this Agreement and the transactions contemplated hereby, or (B) recommend or approve any Superior Proposal; provided, however, that the Company Board may only approve a Superior Proposal after (1) the Company has provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or group making such Superior Proposal, and (2) Parent does not, within four (4) business days after Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be at least as favorable to the Company’s shareholders as such Superior Proposal; provided further, that (x) no withdrawal, modification or amendment of the Company Board’s recommendation of this Agreement and the transactions contemplated hereby shall relieve the Company of its obligation as set forth herein to submit this Agreement and such transactions to its shareholders for approval, as provided in Section 4.3 and (y) the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 6.1 and upon such termination the Company pays or has paid all amounts due to Parent pursuant to Section 6.3. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act will not constitute a violation of this Agreement; provided, however, that such disclosure states that no action will be taken by the Company Board in violation of this Section 4.4(c).

(d)  For purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a “Third Party”); (ii) the acquisition by a Third Party of any material portion of the assets of the Company and Subsidiaries, taken as a whole, other than the sale, lease or license of their products or services in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares or any other securities of the Company; (iv) the adoption by the Company of a plan of total or partial liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any Subsidiary of more than ten percent (10%) of the outstanding Shares or any other securities of the Company; (vi) the acquisition by the Company or any Subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose assets, annual revenue or annual net income is equal or greater than fifteen percent (15%) of the assets, annual revenue or annual net income of the Company or (vii) a proposal for any of the foregoing. For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal to acquire, directly or indirectly, at least 90% of the Shares then outstanding or all or substantially all of the assets of the Company and otherwise on terms that the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company’s shareholders than the transactions contemplated by this Agreement and to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal).

(e)  Nothing contained in Section 4.1 shall be deemed to prohibit or limit or restrict in any manner the rights of the Company pursuant to this Section 4.4.

Section 4.5.  Comfort Letter.    Upon request of Parent and at Parent’s sole expense, the Company shall use all commercially reasonable efforts to cause Ernst & Young LLP to deliver a letter dated not more than five (5)

days prior to the date on which the Proxy Statement is mailed to shareholders of the Company and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement.

Section 4.6.  Stock Exchange Listing.    Parent shall use all commercially reasonable efforts to cause the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 4.7.  Access to Information.

(a)  Between the date hereof and the Effective Time, subject to applicable law, the Company will provide Parent and its authorized representatives with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and Subsidiaries as Parent may reasonably require, and will cause its officers and those of the Subsidiaries to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and Subsidiaries as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, subject to applicable law, Parent shall make available to the Company, as reasonably requested by the Company, a designated officer of Parent to answer questions and make available such information regarding Parent and its subsidiaries as is reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement.

(b)  Between the date hereof and the Effective Time, the Company shall furnish to Parent (i) within two (2) business days following final preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with December 2004), an unaudited balance sheet as of the end of such month and the related statements of earnings, shareholders’ equity (deficit) and cash flows, (ii) within two (2) business days following final preparation thereof and review by the Company’s independent auditors (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, shareholders’ equity (deficit) and cash flows for the quarter then ended, and (iii) within two (2) business days following final preparation thereof and review by the Company’s independent auditors (and in any event within seventy-five (75) calendar days after the end of each fiscal year, an audited balance sheet as of the end of such year and the related statements of earnings, shareholders’ equity (deficit) and cash flows, all of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) to prepared in accordance with United States generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its consolidated financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

(d)  The Company promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications that the Company intends to file with the SEC but that have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by the Company with the SEC. The Company shall promptly make available to Parent the final form of all written information required to be disclosed after the date hereof by the Company and certain of its officers to the Company Board, or any committee thereof, pursuant to the certification requirements of Rule 13a-14 under the Exchange Act. The Company shall promptly notify Parent of any Company Stock Options or other Company Securities issued by the Company pursuant to Section 4.1, including the name of the holder and all terms of such Company Options or other Company Securities.

(e)  Each of the parties hereto will hold, and will cause its consultants and advisors to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement, dated October 21, 2004 (the “Confidentiality Agreement”), between the Company and Parent.

Section 4.8.  Certain Filings; Reasonable Efforts.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to do the following: (i) cooperate in the preparation and filing of the Proxy Statement and any amendments thereto, any filings that may be required under the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all Governmental Entities and other persons necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Parent and the Company shall keep each other reasonably informed on a prompt basis with respect to any significant events, occurrences or developments relating to any of the matters covered by the foregoing clauses (i) through (iv). Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable best efforts to cause the Effective Time to occur as soon as practicable after the Company shareholder vote with respect to the Merger. The Company agrees to use all reasonable best efforts to encourage its and its Subsidiaries’ employees to accept any offers of employment extended by Parent. To the extent that any stamp duty or other documentary taxes are payable in respect of this Agreement or the transactions contemplated hereby, Parent and the Company will share such expense, provided that Parent may pay the full amount of such duties or taxes subject to reimbursement from the Company as provided in Section 6.3(c). If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9.  Public Announcements.    Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except (i) as may be required by applicable law, or by the rules and regulations of, or pursuant to any listing agreement with, the NYSE or the Nasdaq National Market, as determined by Parent, Acquisition or the Company, as the case may be, or (ii) following a change, if any, of the Company Board’s recommendation of the Merger (in accordance with Section 4.4(b)), after which event no such consultation shall be required. Notwithstanding the preceding sentence, the first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent and the Company.

Section 4.10.  Indemnification and Directors’ and Officers’ Insurance.

(a)  For a period of not less than seven years from and after the Effective Time, to the extent not covered by insurance, Parent shall cause the Surviving Company to indemnify and hold harmless each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), judgments, civil fines, settlements, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation, whether civil, administrative, investigative or, unless the applicable officer or director has been found guilty of wrongdoing in a court of law, pleads guilty or nolo contendre to wrongdoing or admits wrongdoing in a settlement, criminal, based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any Subsidiary, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law and subject to any applicable restrictions in the Companies Law.

Parent shall also cause the Surviving Company to advance expenses to Indemnified Persons as incurred in connection with Indemnified Liabilities to the fullest extent permitted under applicable law, to the extent not advanced under insurance policies. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Company, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 4.10 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 4.10 shall apply without limitation to negligent acts or omissions by an Indemnified Person. This Section 4.10 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Memorandum of Association or Articles of Association as currently in effect.

(b)  For a period of seven years from and after the Effective Time, Parent will maintain or cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy; provided, however, that in no event will Parent or the Surviving Company be required to expend in excess of $1,500,000 for such coverage (or such coverage as is available for $1,500,000); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are substantially comparable as they relate to the intended beneficiaries thereof to such existing insurance.

(c)  From and after the Effective Time, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof and any indemnification provisions under the Company’s Memorandum of Association or Articles of Association as in effect on the date hereof.

(d)  The provisions of this Section 4.10 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Surviving Company to merge or consolidate with any other person unless the Surviving Company will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 4.10.

Section 4.11.  Notification of Certain Matters.    The Company shall provide prompt notice to Parent and Acquisition, and Parent and Acquisition shall provide prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.11 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 4.12.  Additions to and Modification of Disclosure Letter.    Concurrently with the execution and delivery of this Agreement, the Company has delivered a Disclosure Letter that includes all of the information required by the relevant provisions of this Agreement. In addition, upon Parent’s request made one time not less than 8 business days prior to the Closing Date, the Company shall deliver to Parent and Acquisition not less than 3 business days prior to the Closing Date an amendment to any Sections of the Disclosure Letter necessary to make the information set forth therein true, accurate and complete in all material respects; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties herein, nor limit the rights and remedies of Parent and Acquisition under this Agreement for any breach by the Company of such representation and warranties.

Section 4.13.  Termination of 401(k) Plan.    If Parent, in its sole and absolute discretion, provides the Company with written notice at least three (3) days before the Closing Date, the Company and each Subsidiary that is a plan sponsor of a 401(k) plan agrees to adopt resolutions to terminate its 401(k) plan and fully vest plan participants immediately prior to the Closing. If such notice is received, Parent shall receive from the Company evidence that the Board of Directors of the relevant company has adopted resolutions to terminate the 401(k) plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date but contingent upon the Closing.

Section 4.14.  Lump Sum Distributions.    The Company and each Subsidiary agrees to amend any Company or Subsidiary sponsored profit sharing plan that is intended to be qualified under Code Section 401(a), including any 401(k) plan, to provide that plan distributions shall be made solely in the form of a lump sum and any other forms of distribution shall cease to be available after the ninety (90) day period described in Treasury Regulation section 1.411(e)(1)(ii)(A). Such amendment shall be adopted prior to any termination of the plan pursuant to Section 4.15 and in no event later than the Closing Date. The Company agrees to provide or cause to be provided a summary of material modification describing the amendment to each plan participant as soon as administratively possible after the amendment is adopted.

Section 4.15.  Company ESPP.    The Company shall take all actions necessary to provide that the Exercise Date (as defined in the Company’s 2000 Employee Share Purchase Plan, as amended to date (the “Company ESPP”) of the current plan period under the Company ESPP will be on the earlier of (i) 5 days prior to the Closing Date and (ii) April 30, 2005 (the “Final Exercise Date”). The Company shall take all actions necessary to provide that following the Final Exercise Date no additional ordinary shares of the Company will be issued under the Company ESPP and all accumulated payroll deferrals for any plan period after the Final Exercise Date shall be distributed to participants under the Company ESPP immediately prior to the Closing Date.

Section 4.16.  Employee Benefits.    To the extent permitted by applicable law and Parent’s applicable benefit plans, the employees of the Company employed by the Parent or any of its affiliates (including the Surviving Company) after the Effective Time shall be entitled to benefits which are available or subsequently become available to Parent’s employees, and on a basis which is substantially comparable with Parent’s similarly- situated employees. Parent shall or shall cause the Surviving Company to give full credit for eligibility and/or vesting purposes and benefit accrual for vacations for each Company employee’s period of service at the Company before the Effective Time, subject to applicable law. The Company’s employees will be eligible immediately upon becoming full-time Parent employees for the following Parent plans, subject to applicable law: 401(k) plans, health plans, life insurance, disability plan and the flexible spending account (and, for Company employees employed in Israel, for any current Israeli plan of similar subject matter). To the extent consistent with applicable law, tax qualification requirements and Parent’s applicable benefit plans, Parent shall use all commercially reasonable efforts to cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any medical plan to be waived with respect to the Company’s employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles and offsets (or similar payments) made prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirement under any Parent employee benefit programs in which they are eligible to participate on and after the Effective Time.

Section 4.17.  Israeli Approvals.    Each party to this Agreement shall use all commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any Israeli Governmental Entity with respect to the Merger. Without limiting the generality of the foregoing:

(a)  As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and file the notifications required, if any, under the Israeli Restrictive Trade Practices Law in connection with the Merger;

(b)  Parent and the Company shall respond as promptly as practicable to any inquiries or requests received from the Israeli Restrictive Trade Practices Commissioner for additional information or documentation;

(c)  The Company shall use all commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents, and any other consents that may be necessary in connection with the Merger: (i) written approval of the OCS to the change in ownership of the Company to be effected by the Merger and such other matters as Parent may reasonably request (the “OCS Approval”); and (ii) written approval of the Investment Center to the change in ownership of the Company to be effected by the Merger (the “Investment Center Approval”); and

(d)  Parent shall provide to the OCS, the Investment Center, the Israeli Restrictive Trade Practices Commissioner and the Israel Securities Authority any information reasonably requested by such authorities and shall, without limitation of the foregoing, execute an undertaking in customary form in which Parent undertakes to comply with the OCS laws and regulations and confirm to the OCS and the Investment Center that the Surviving Company shall continue to operate in a manner consistent with the Company’s previous undertakings to the OCS and the Investment Center, subject to any changes set forth in the OCS Approval and the Investment Center Approval.

Each party to this Agreement shall (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Entity with respect to the Merger, (ii) keep the other parties informed as to the status of any such legal proceeding and (iii) promptly inform the other parties of any communication to the Israeli Restrictive Trade Practices Commissioner, the OCS, the Investment Center, the Israeli Securities Authority, the Companies Registrar or any other Israeli Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. The parties to this Agreement will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Merger. In addition, except as may be prohibited by any Israeli Governmental Entity or by any Israeli legal requirement, in connection with any such legal proceeding under or relating to the Israeli Restrictive Trade Practices Law or any other Israeli antitrust or fair trade law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Entity in connection with any such legal proceeding.

Section 4.18.  Israeli Income Tax Ruling.    As soon as reasonably practicable after the execution of this Agreement, Parent shall cause its Israeli counsel to prepare and file with the Israeli Income Tax Commissioner an application for a ruling confirming that the conversion of the Company Stock Options into options to purchase shares of Parent Common Stock, but not including the Sub-Plan Options (the “Assumed Options”) will not result in a requirement for an immediate Israeli tax payment and that the Israeli taxation will be deferred until the exercise of the Assumed Options, or in the event of Assumed Options which are part of a “Section 102 Plan”, until the actual sale of the shares of Parent Common Stock by the option holders, provided that any ruling that, in Parent’s determination, is substantially similar to the foregoing will be sufficient to comply with the conditions set forth in this Section 4.18 and, provided further, that Parent is reasonably satisfied that, in light of such ruling, Parent is not required to withhold any Taxes in respect of the issuance of Parent Common Stock to any holder of Assumed Options (the “Israeli Income Tax Ruling”). Parent shall also use commercially reasonable efforts to obtain rulings from the Israeli Income Tax Commissioner to the effect that (i) with respect to each of the Assumed Options that is subject to Section 102 of the Income Tax Ordinance (New Version), 5721-1961 (“Section 102 Options”), the requisite holding period will be deemed to have begun at the time of the issuance of the related Company Stock Option, and (ii) the Section 102 Options continue to be subject to the taxation schedule elected by the Company under such Section 102 and all of the employee’s income there under will continue to be characterized as capital gain (the “Supplemental Rulings”); provided, however, that for the sake of clarity, the Supplemental Rulings are not included in the definition of “Israeli Income Tax Ruling”. Each of the Company and Parent shall cause their respective Israeli counsel, accountants and other advisors, to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling and the Supplemental Rulings. Subject to the terms and conditions hereof, the Company shall cooperate as reasonably requested by Parent to promptly to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Income Tax Ruling and the Supplemental Rulings as promptly as practicable. Parent and the Company will cooperate to determine if it is appropriate to request any rulings from the Israeli Income Tax Commissioner with respect to the Sub-Plan Options, and, if appropriate, shall cooperate to request such rulings.

Section 4.19.  Israeli Securities Law Exemption.    As soon as reasonably practicable after the execution of this Agreement, Parent shall cause its Israeli counsel to prepare and file with the Israeli securities authority an application for an exemption from the requirements of the Israeli Securities Law 1968 concerning the publication of a prospectus in respect of the conversion of the Company Stock Options into options to purchase shares of Parent Common Stock, pursuant to Section 15D of the Securities Law of Israel (the “Israeli Securities Exemption”). Each of Parent and the Company shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Securities Exemption. Subject to the terms and conditions hereof, Parent shall use all commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Securities Exemption as promptly as practicable.

Section 4.20.  Israeli Retirement or Pension Plans.    The Company shall take such actions and cooperate with Parent, as Parent may reasonably request, to amend or terminate any Israeli retirement or pension plans of the Company prior to the Effective Time, subject to applicable law.

Section 4.21.  Ruling Regarding Withholding.    As soon as reasonably practicable after the execution of this Agreement, Parent shall cause its Israeli counsel to prepare and file with the Israeli Income Tax Commissioner an application for a ruling pertaining to its obligation to withhold Israeli income from the Merger Consideration, which application shall be substantially in the form of Exhibit A hereto, but translated into Hebrew (the “Israeli Withholding Ruling Application”). Parent shall use all commercially reasonable efforts to obtain rulings requested in the Israeli Withholding Ruling Application prior to the Effective Time.

Section 4.22.   Sub-Plan Options.    Parent and the Company shall reasonably consider whether the terms of the Sub-Plan Options or the Tamir Fishman Trust may be amended such that the Sub-Plan Options would become exercisable for shares of Parent Common Stock rather than cash as a result of the Merger. Parent and the Company shall make appropriate amendments to Section 1.10 as it relates to the Sub-Plan Options to effect such treatment (which amendments shall be mutually agreeable), unless Parent determines in good faith that any such amendments cannot be made in accordance with the Sub-Plan, the Sub-Plan Options, the Tamir Fishman Trust or applicable law, or that any such amendments could result in liability to Parent in excess of $25,000.

ARTICLE 5

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 5.1.  Conditions to Each Party’s Obligations to Effect the Merger.    The obligation of each party hereto to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  this Agreement shall have been approved and adopted by the requisite vote of the Company’s shareholders;

(b)  no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto that prohibits, restrains, enjoins or restricts the consummation of the Merger;

(c)  any waiting period applicable to the Merger under the HSR Act, the Companies Law and similar merger notification laws or regulations of foreign Governmental Entities shall have terminated or expired, and the parties shall have obtained any necessary approvals from the Israeli Commissioner of Restrictive Trade Practice;

(d)  all notices, approvals or other requirements of any Governmental Entity necessary to consummate the transactions contemplated hereby and to operate the Surviving Company after the Effective Time in all material respects as it was operated prior thereto (other than under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities) shall have been given, obtained or complied with, as applicable; and

(e)  the Company shall have received from the Israeli Income Tax Commissioner the Israeli Income Tax Ruling satisfactory to Parent in accordance with Section 4.18.

Section 5.2.  Conditions to the Obligations of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  the representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct (except to the extent that the aggregate of all breaches thereof, without regard to any materiality, knowledge or dollar qualifiers or thresholds, would not have a Material Adverse Effect on Parent) at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect on Parent qualification) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

(b)  each of the covenants and obligations of Parent and Acquisition to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition; and

(c)  the shares of Parent Common Stock required to be reserved for issuance upon exercise of the Assumed Options shall have been authorized for listing on the NYSE upon official notice of issuance.

Section 5.3.  Conditions to the Obligations of Parent and Acquisition.    The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  the representations and warranties of the Company contained in this Agreement (other than those contained in Section 2.2, as modified by Section 2.8(l) and issuances permitted pursuant to Section 4.1(a)(ii)), shall be true and correct (except to the extent that the aggregate of all breaches thereof, without regard to any materiality, knowledge or dollar qualifiers or thresholds, would not have a Material Adverse Effect on the Company) at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect on the Company qualification) and the representations and warranties of the Company contained in Section 2.2, as modified by Section 2.8(l) and issuances permitted pursuant to Section 4.1(a)(ii), shall be true and correct in all respects (except to the extent that the aggregate of all breaches thereof do not result in more than an additional 50,000 ordinary shares of the Company (including ordinary shares issuable upon exercise of options or restricted stock units of the Company) being outstanding) at and as of the Closing Date, and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

(b)  each of the covenants and obligations of the Company to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

(c)  There shall have not occurred after the date of this Agreement a Material Adverse Effect on the Company;

(d)  Herzog, Fox & Neeman or counsel to the Company shall have delivered to Parent its written opinion in substantially the form attached hereto as Exhibit B and which opinion shall not have been withdrawn or modified in any material respect, (i) that the Merger will not constitute a taxable event to the Company, and (ii) confirming the receipt of all necessary government and other approvals to consummate the Merger and other transactions contemplated by this Agreement and that, among other matters, upon the taking of certain actions by the parties, the Merger will be effective under Israeli law;

(e)  The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Company pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary the agreements and instruments, set forth on Schedule 5.3(e);

(f)  (1)  No fewer than 9 of the employees of the Company listed on Schedule 5.3(f)(1) shall continue to be employed in good standing by, and shall not have given formal notice to the Company (which shall not have been withdrawn) of their intention to terminate their employment with, the Company or any Subsidiary, and no fewer than 9 of the employees of the Company listed on Schedule 5.3(f)(1) shall have executed Parent’s standard form offer letter and proprietary inventions and confidentiality agreement;

(2)  No fewer than 70% of the employees of the Company listed on Schedule 5.3(f)(2) shall continue to be employed in good standing by, and shall not have given formal notice to the Company (which shall not have been withdrawn) of their intention to terminate their employment with, the Company or any Subsidiary, and no fewer than 70% of the employees of the Company listed on Schedule 5.3(f)(2) shall have executed Parent’s standard form offer letter and proprietary inventions and confidentiality agreement;

(g)  No employee of the Company that has entered into an Employment Agreement with Parent shall have formally challenged the validity or enforceability of his or her Employment Agreement (which challenge shall be continuing), or otherwise formally expressed, whether orally or in writing, his or her intent not to continue his or her employment with the Surviving Company (which expressed intention shall not have been withdrawn), and no such person shall no longer remain an employee of the Company, and no person that has entered into a Non Competition Agreement shall have formally challenged the validity or enforceability thereof (which challenge shall be continuing);

(h)  the receipt by Parent of the written approval of the OCS to the change in ownership of the Company to be effected by the Merger and the Investment Center Approval; and

(i)  all directors and officers of the Company shall have resigned from such director and officer positions.

ARTICLE 6

TERMINATION; AMENDMENT

Section 6.1.  Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company’s shareholders:

(a) by mutual consent of Parent, Acquisition and the Company;

(b)  by Parent and Acquisition or the Company if (i) any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Closing has not occurred by October 15, 2005 (the “Final Date”); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before such date;

(c)  by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any such representation or warranty of Parent or Acquisition shall have become untrue such that the condition set forth in Section 5.2(a) would be incapable of being satisfied by the Final Date, provided that the Company has not breached any of its obligations hereunder in any material respect, which breach shall not have been cured or shall be continuing at such time; (ii) there shall have been a material breach by Parent or Acquisition of any of its covenants or agreements hereunder, and Parent or Acquisition, as the case may be, has not cured such breach (if capable of being cured) within twenty (20) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect, which breach shall not have been cured or be continuing at such time; or (iii) the Company shall have convened the Company Shareholders Meeting and shall have failed to obtain the requisite vote of its shareholders at such meeting; or

(d)  by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any such representation or warranty of the Company shall have become untrue such that the condition set forth in Section 5.3(a) would be incapable of being satisfied by the Final Date, provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect, which breach shall not have been cured or be continuing at such time; (ii) there shall have been a material breach by the Company of any of its covenants or agreements set forth in this Agreement, and the Company has not cured such breach (if capable of being cured) within twenty (20) business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect, which breach shall not have been cured or be continuing at such time; (iii) the Company Board shall have submitted or recommended to the Company’s shareholders a Superior Proposal; (iv) the Company Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger, fails to include its recommendation of this Agreement and the Merger in the Proxy Statement or fails to reconfirm its recommendation of this Agreement and the Merger (including publicly, if requested) within five (5) business days after a reasonable request by Parent for such reconfirmation; (v) the Company Board fails to reject a proposal for a Third Party Acquisition or fails to recommend against a proposal for a Third Party Acquisition in any filing with the SEC made pursuant to Rule 14d-9 or 14e-2 under the Exchange Act within ten (10) days after such proposal is received by or on behalf of the Company or such transaction has been launched, as the case may be; or (vi) the Company shall have convened the Company Shareholders Meeting and shall have failed to obtain the requisite vote of its shareholders approving the Merger at such meeting.

Section 6.2.  Effect of Termination.    Upon the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto, or any of its respective affiliates, directors, officers or shareholders, other than the provisions of this Section 6.2 and Sections 4.7(e) and 6.3, and all of Article 7 except for Section 7.5(d). Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

Section 6.3.  Fees and Expenses.

(a)  If this Agreement is terminated pursuant to:

(i)  Section 6.1(d)(iii), 6.1(d)(iv) or 6.1(d)(v);

(ii)  Section 6.1(c)(iii) or 6.1(d)(vi) and (A) at any time after the date of this Agreement and before the vote on this Agreement at the Company Shareholders Meeting, a proposal for a Company Acquisition with respect to the Company shall be outstanding or shall have been publicly announced and not withdrawn and (B) a Company Acquisition is consummated or the Company enters into a definitive agreement with respect to a Company Acquisition, in either case, within twelve months following the termination of this Agreement; or

(iii)  Section 6.1(b)(ii) at a time when (A) there shall be outstanding a publicly announced (and not withdrawn) offer by a Third Party to consummate a Company Acquisition; (B) no other condition to the Merger is unsatisfied and (C) a Company Acquisition is consummated or the Company enters into a definitive agreement with respect to a Company Acquisition, in either case, within twelve months following the termination of this Agreement;

The Company acknowledges that Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of $11,350,000 as liquidated damages immediately upon the occurrence of the event described in this Section 6.3(a) giving rise to such damages (a “Termination Payment”). It is specifically agreed that the amounts to be paid pursuant to this Section 6.3(a) and Section 6.3(b) represent liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

For purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, tender or exchange offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a majority of the aggregate equity interests in the surviving or resulting person of such transaction, (ii) a sale or other disposition in a single transaction or a series of related transactions by the Company or any Subsidiary of assets representing in excess of thirty-five percent (35%) of the aggregate fair market value of the business of the Company and Subsidiaries, taken as a whole, immediately prior to such sale or (iii) the acquisition by way of issuance by the Company or any Subsidiary by any person or group, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of capital stock representing in excess of thirty-five percent (35%) of the voting power of the then outstanding shares of capital stock of the Company.

(b)  (i)  Upon termination of this Agreement under Section 6.1(d), 6.2(c)(iii) or under any circumstances in which the Termination Payment is payable, in addition to any other remedies that Parent, Acquisition or their affiliates may have as a result of such termination, the Company shall reimburse Parent for and pay Parent an aggregate amount equal to all costs, fees and expenses incurred by Parent or any of its affiliates or on their behalf in connection with this Agreement and all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants). The Company hereby waives any right to set-off or counterclaim against such amount. The aggregate amount payable pursuant to this Section 6.3(b)(i) shall not exceed $1,000,000 and the aggregate amount payable pursuant to both this Section 6.3(b)(i) and Section 6.3(a) shall not exceed $12,136,000.

(ii)  Upon termination of this Agreement under Section 6.1(c)(i) or 6.1(c)(ii), in addition to any other remedies that the Company may have as a result of such termination, Parent shall reimburse the Company for and pay the Company an aggregate amount equal to all costs, fees and expenses incurred by the Company or any of its affiliates or on their behalf in connection with this Agreement and all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants). Parent hereby waives any right to set-off or counterclaim against such amount. The aggregate amount payable pursuant to this Section 6.3(b)(ii) shall not exceed $1,000,000.

(c)  Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that fees and expenses incurred in connection with any filings required under the HSR Act or similar foreign merger notification laws, other regulatory filings, or any stamp duty or other documentary taxes shall be shared equally by the Company and Parent, and each will promptly reimburse the other upon request for its share of such expenses paid by the other party.

Section 6.4.  Amendment.    This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company but after any such approval no amendment shall be made that requires the approval of such shareholders under applicable law without such approval. This Agreement (including, subject to Section 4.12, the Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties hereto.

ARTICLE 7

MISCELLANEOUS

Section 7.1.  Nonsurvival of Representations and Warranties.    The representations and warranties made herein shall not survive beyond the Closing Date.

Section 7.2.  Entire Agreement; Assignment.    This Agreement (including the Disclosure Letter and the Exhibits and Schedules hereto) and the Confidentiality Agreement (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any other Israeli direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations; provided further, that such assignee is newly incorporated and, other than in connection with this Agreement, has not conducted any operations nor entered into any agreements, nor will it do either prior to the Effective Time, and it shall have no obligations or liabilities, whether accrued, contingent or otherwise, other than in connection with this Agreement, prior to the Effective Time or the earlier termination of this Agreement.

Section 7.3.  Validity.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

Section 7.4.  Notices.    All notices, requests, claims, demands, waivers, consents and other communications hereunder shall be (and shall only be effective if) in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

if to Parent or Acquisition:	Cadence Design Systems, Inc.
2655 Seely Avenue
San Jose, California 95134
Telecopier: (408) 944-6855
Attention: General Counsel

with a copy to:	Gibson, Dunn & Crutcher LLP
One Montgomery Street
Post Montgomery Tower
San Francisco, CA 94104
Telecopier: (415) 986-5309
Attention: Gregory J. Conklin
Stewart L. McDowell

if to the Company to:	Verisity Ltd.
331 East Evelyn Ave.
Mountain View 94041
Telecopier: (650) 934-6801
Attention: General Counsel

with a copy to:	Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Telecopier: (650) 463-2600
Attention: Alan Mendelson
Nicholas O’Keefe

and to:	Salinger & Co.
Avalon Tower, 11th Floor
11 Menachem Begin St.
Ramat Gan
Israel 52681
Telecopier: +972-3-612-2031
Attention: Hanan Salinger
Ilan Lior

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5.  Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT (i) ANY MATTER INVOLVING THE INTERNAL CORPORATE AFFAIRS OF THE COMPANY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ISRAEL, (ii) THE FORM AND CONTENT OF THE MERGER AND THE CONSEQUENCES THEREOF SHALL BE GOVERNED BY THE COMPANIES LAW AND (iii) ANY MATTER INVOLVING THE INTERNAL CORPORATE AFFAIRS OF PARENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (the matters referred to in clauses (i) and (ii) the “Israeli Matters”).

(b)  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby other than the Israeli Matters, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(c)  Notwithstanding the foregoing subsection (b), the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Israel solely in respect of Israeli Matters, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding to the extent it relates to Israeli Matters, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an Israeli court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.4 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(d)  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity, except in the case of Israeli Matters, in which case it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement relating to Israeli Matters and to enforce specifically the terms and provisions of this Agreement relating to Israeli Matters in any court located in the State of Israel, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, that if Parent actually receives the Termination Payment in full, it shall not be entitled to specific performance to compel consummation of the Merger.

(e)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.

Section 7.6.  Descriptive Headings; Section References.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless specified otherwise.

Section 7.7.  Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 4.10 and 7.2, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8.  Certain Definitions.    For the purposes of this Agreement the term:

(a)  “affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

(b)  “applicable law(s)” means, with respect to any person, any U.S., Israeli or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Closing Date applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents;

(c)  “business day” means any day other than a day on which (i) banks in New York or California are required or authorized by law to be closed or (ii) the NYSE or the Nasdaq National Market is closed;

(d)  “capital stock” means ordinary shares, common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(e)  “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;

(f)  “knowledge” or “known” means, with respect to any matter in question, the actual knowledge of such matter of any executive officer of the Company or Manjula Kamboj or any executive officer of Parent, as the case may be. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual; or (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities;

(g)  “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest, right or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 2.13(b) of the Disclosure Letter, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, (v) restrictions on transfer of securities imposed by applicable state and federal securities laws; (vi) liens incurred in connection with capital leases and purchase money financings permitted to be incurred hereunder, and (vii) similar liens and encumbrances incurred in the ordinary course of business that do not, individually or in the aggregate, cover assets having a value of more than $300,000;

(h)  “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any Governmental Entity; and

(i)  “Tax Authority” shall mean, with respect to any Tax, a Governmental Entity that imposes such Tax, and any Governmental Entity charged with the collection of such Taxes for such Governmental Entity, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

Section 7.9.  No Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of the Company, Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10.  Counterparts.    This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 7.11.  Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive to the fullest extent possible the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 7.12.  Validity.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

Section 7.13.  Tax Withholding.    All amounts payable pursuant to the terms of this Agreement shall be subject to applicable Tax withholding requirements; provided, that should the Israeli Withholding Ruling Application be granted, Parent agrees to effect its withholding obligations in accordance therewith. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person with respect to whom such amounts were withheld; provided, further, that Parent shall provide each person from whom amounts have been withheld a certificate evidencing that the relevant amount has been withheld.

Section 7.14.  Currency References.    All references to currency amounts or “$” amounts in this Agreement are references to U.S. dollars unless otherwise specifically stated.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ H. RAYMOND BINGHAM
Name:	H. Raymond Bingham
Title:	Executive Chairman

By:	/s/ MICHAEL J. FISTER
Name:	Michael J. Fister
Title:	President and Chief Executive Officer

VERISITY LTD.

By:	/s/ DOUGLAS FAIRBAIRN
Name:	Douglas Fairbairn
Title:	Chairman of the Board of Directors

SCIOTO RIVER LTD.

By:	/s/ JAMES HADDAD
Name:	James Haddad
Title:	Vice President and Treasurer

[Signature Page to Cadence/Verisity Merger Agreement]

ANNEX B

FORM OF

SHAREHOLDER AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of January 12, 2005, is entered into by and between Cadence Design Systems, Inc., a Delaware corporation (“Parent”), and Scioto River, Ltd., an Israeli corporation and wholly owned subsidiary of Parent (“Acquisition”), on the one hand, and                                                   (“Shareholder”), on the other hand.

RECITALS

WHEREAS, concurrently herewith, Parent, Acquisition, and Verisity Ltd., an Israeli corporation (the “Company”), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the “Merger Agreement”), pursuant to which Acquisition will merge with and into the Company and the Company shall be the surviving corporation and become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, Shareholder is the beneficial owner (as defined below) of                      (                    ) outstanding ordinary shares, NIS 0.01 par value per share, of the Company (such shares, together with all other outstanding shares of capital stock or other voting securities of the Company with respect to which Shareholder has beneficial ownership as of the date of this Agreement, and any shares of capital stock or other voting securities of the Company, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company received pursuant to any change in the capital stock of the Company by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like (but not including unexercised options to purchase ordinary shares), are referred to herein as the “Shareholder Shares”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement and in consideration of the transactions contemplated by the Merger Agreement, Parent and Acquisition have requested that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.  Definitions.    For purposes of this Agreement, terms not defined herein but used herein and defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless the context clearly indicates otherwise.

2.  Undertaking.    Shareholder hereby confirms to Parent and Acquisition that, at any meeting of the Company’s shareholders, however called, Shareholder shall appear at each such meeting, in person or by proxy, or otherwise cause all Shareholder Shares to be counted as present thereat for purposes of establishing a quorum, and Shareholder shall vote, or cause to be voted (or in connection with any written consent of the Company’s shareholders in lieu of any such meeting, act, or cause to be acted, by written consent) with respect to all Shareholder Shares that Shareholder is entitled to vote or as to which Shareholder has the right to direct the voting, as of the relevant record date, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby, (ii) against any proposal that would result in a breach by the Company of the Merger Agreement, and (iii) against (A) any Third Party Acquisition, whether or not it constitutes a Superior Proposal, (B) the election of a group of individuals to replace a majority or more of the individuals presently on the Board of Directors of the Company; provided that if one or more individuals presently on the Board of Directors withdraws his or her nomination for reelection at any meeting of shareholders for the election of directors, Shareholder may vote for a replacement director nominated by the Company’s Board of Directors, or (C) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the Merger or any other transaction contemplated by the Merger Agreement.

3.  Irrevocable Proxy.

(a)  Shareholder has executed a proxy in the form of Exhibit A (the “Irrevocable Proxy”) appointing Yaakov Shimoni (the “Proxy Holder”), with full power of substitution, as its true and lawful proxy and attorney-in-fact to vote or caused to be voted at any meeting (and any adjournment or postponement thereof) of the Company’s shareholders called for purposes of considering whether to approve the Merger Agreement and transactions contemplated thereby, any Third Party Acquisition or any other transaction, proposal or act described in Section 2 hereof, or to execute a written consent of shareholders in lieu of any such meeting with respect to (if so permitted), all Shareholder Shares that Shareholder is entitled to vote or as to which Shareholder has the right to vote as of the relevant record date in favor of the approval of the Merger Agreement and transactions contemplated thereby and against any Third Party Acquisition or any other proposal or action described in Section 2(iii)(B) or (C) hereof.

(b)  The proxy and power of attorney granted pursuant to the Irrevocable Proxy shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Shareholder with respect to the Shareholder Shares. Shareholder shall not grant to any person any proxy that conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted pursuant to the Irrevocable Proxy is a durable power of attorney and shall survive the death or incapacity of Shareholder.

(c)  If Shareholder fails for any reason to vote his, her or its Shareholder Shares as required by Section 2 hereof, then the Proxy Holder shall have the right to vote the Shareholder Shares as set forth in the Irrevocable Proxy at any meeting of the Company’s shareholders and in any action by written consent of the Company’s shareholders in lieu of any such meeting in accordance with Section 3(a) hereof. The vote of the Proxy Holder as set forth in the Irrevocable Proxy shall control in any conflict between a vote of such Shareholder Shares by the Proxy Holder and a vote of such Shareholder Shares by Shareholder.

4.  Other Covenants, Representations and Warranties.    Shareholder hereby represents and warrants to, and covenants with, Parent and Acquisition as follows:

(a)  Ownership of Shareholder Shares.    Shareholder is the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act, “beneficial owner”) of all the Shareholder Shares. Except as set forth in Annex 1 attached hereto, Shareholder has sole voting power and the sole power of disposition with respect to all of the Shareholder Shares, with no limitations, qualifications or restrictions on such rights. Except as set forth in Annex 1 attached hereto, Shareholder is the sole record holder (as reflected in the records maintained by the Company’s transfer agent) of the Shareholder Shares.

(b)  Power; Binding Agreement.    Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any agreement or any law, rule or regulation or court order to which Shareholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

(c)  Restriction on Transfer, Proxies and Non-Interference; Stop Transfer.    Except as expressly contemplated by this Agreement, during the term of this Agreement, Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shareholder Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Shareholder Shares or deposit any Shareholder Shares into a voting trust or enter into a voting agreement with respect to any Shareholder Shares (any of the actions described in clause (i) or clause (ii) of this sentence, a “Transfer”); or (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or violate any covenant contained herein or have the effect of preventing or disabling Shareholder from performing any of Shareholder’s obligations under this Agreement; provided, however, that Shareholder may Transfer Shareholder Shares to a corporation, partnership, fund, trust or similar entity directly or indirectly controlled by Shareholder primarily for investment, tax or estate planning purposes so long as, prior to the effectiveness of any such Transfer, such transferee executes and delivers to Parent the undertaking in the form of this Agreement and to the Proxy Holder an Irrevocable Proxy with respect to such Shareholder Shares so Transferred. Shareholder further agrees with and covenants to Parent that Shareholder shall not request that the Company register the transfer of any certificate or uncertificated interest representing any of the Shareholder Shares, unless such transfer is made in compliance with this Agreement.

(d)  Other Potential Acquirers.    Shareholder (i) shall immediately cease all existing discussions or negotiations, if any, with any persons conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company, or any business combination with the Company; (ii) from and after the date hereof until the termination of this Agreement, shall not, in his, her or its capacity as a shareholder of the Company, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any Third Party Acquisition; and (iii) shall promptly notify Parent of any proposals for, or inquiries with respect to, a potential Third Party Acquisition received by Shareholder or of which Shareholder otherwise has knowledge.

(e)  No Consents.    To his, her or its knowledge, the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(f)  Notification of Parent.    Shareholder hereby agrees, while this Agreement is in effect, to notify Parent and Acquisition promptly of the number of any additional shares of capital stock and the number and type of any other voting securities of the Company acquired by such Shareholder, if any, after the date hereof.

(g)  Reliance by Parent and Acquisition.    Shareholder understands and acknowledges that Parent and Acquisition are entering into the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement and the representations and covenants of Shareholder made herein.

5.  Termination.    This voting agreement and the irrevocable proxy granted pursuant to Exhibit A shall terminate immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the Effective Time.

6.  Miscellaneous.

(a)  Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)  Certain Events.    Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder Shares and shall be binding upon any person to whom legal or beneficial ownership of any Shareholder Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shareholder Shares, the transferor shall remain liable for the performance of all of his, her or its obligations under this Agreement.

(c)  Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof, nor any of the documents executed in connection herewith, may be assigned by operation of law or otherwise without the prior written consent of the other parties, and any attempted assignment in violation hereof shall be void; provided, however, that Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent.

(d)  Amendments, Waivers, Etc.    This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e)  Notices.    All notices, requests, claims, demands, consents and other communications hereunder shall be in writing and shall be delivered in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or sent by nationally-recognized overnight courier to each other party as set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, request, claim, demand, consent or other communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested); (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent; and (iv) in the case of mailing, on the fifth business day following that on which the piece of mail (postage prepaid) containing such communication is posted:

if to Parent or Acquisition:	Cadence Design Systems, Inc.
2655 Seely Avenue
San Jose, CA 95134
Telecopier: 408-944-6855
Attention: General Counsel

with a copy to:	Gibson, Dunn & Crutcher LLP
One Montgomery Street
San Francisco, CA 94104
Telecopier: (415) 986-5309
Attention: Gregory J. Conklin, Esq.

if to Shareholder, to:	such address for Shareholder as set forth on the signature page hereto

with a copy to:	Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Telecopier: (650) 463-2600
Attention: Alan Mendelson, Esq.
Nicholas O’Keefe, Esq.

(f)  Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)  No Waiver.    The failure or delay of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. No waiver by a party of any default, misrepresentation or breach of a representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

(h)  Governing Law; Venue; Specific Performance; Waiver of Jury Trial.    This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflict of law principles thereof. This Agreement shall be deemed to be made in the State of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York in respect of any dispute in connection with this Agreement including the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby. The parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6(e) hereof or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of New York and the Federal courts of the United States of America located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

Each party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the waivers and certifications in this section 6(h).

(i)  Counterparts.    This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

(j)  Further Assurances.    From time to time, at the request of any party to another party or parties to this Agreement and without further consideration, such other party or parties shall execute and deliver such instruments or documents and take all such further action necessary or reasonably desirable to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement in accordance with its terms.

(k)  Officer and Director Matters Excluded.    If Shareholder is a member of the Company’s Board of Directors or any committee thereof (collectively, the “Company Board”) or an officer of the Company, Parent and Acquisition acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict Shareholder with respect to any act or omission that Shareholder may undertake or authorize solely and expressly in his or her capacity as a member of the Company Board or an officer of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Acquisition, and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

CADENCE DESIGN SYSTEMS, INC.

By:
Name:
Title:

SCIOTO RIVER, LTD.

By:
Name:
Title:

[Signature Page to Agreement]

Signature Page, Cont’d.

SHAREHOLDER

Name:
Title:
Address:

[Signature Page to Agreement]

FORM OF

IRREVOCABLE PROXY

THIS IRREVOCABLE PROXY (this “Irrevocable Proxy”), dated as of January 12, 2005, is executed and delivered by                                                   (“Shareholder”), a shareholder of Bobcat Ltd, an Israeli company (the “Company”).

1.  Shareholder Shares.    Shareholder is the beneficial owner (as defined below) of                      (                    ) outstanding ordinary shares, NIS 0.01 par value per share, of the Company (such shares, together with all other outstanding shares of capital stock or other voting securities of the Company with respect to which Shareholder has beneficial ownership as of the date of this Irrevocable Proxy, and any shares of capital stock or other voting securities of the Company, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company received pursuant to any change in the capital stock of the Company by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like (but not including unexercised options to purchase ordinary shares), are referred to herein as the “Shareholder Shares”).

2.  Merger Agreement.    Concurrently herewith, Cadence Design Systems, Inc. (“Parent”), Scioto River, Ltd., a wholly owned subsidiary of Parent (“Acquisition”), and the Company have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the “Merger Agreement”), pursuant to which Acquisition will merge with and into the Company and the Company shall be the surviving corporation and become a wholly owned subsidiary of Parent (the “Merger”).

3.  Irrevocable Proxy.

(a)  Shareholder hereby constitutes and appoints Yaakov Shimoni (the “Proxy Holder”), with full power of substitution, its true and lawful proxy and attorney-in-fact to vote or caused to be voted at any meeting (and any adjournment or postponement thereof) of the Company’s shareholders called for purposes of considering whether to approve the Merger Agreement and transactions contemplated thereby, any Third Party Acquisition or any other transaction, proposal or act below, or to execute a written consent of shareholders in lieu of any such meeting with respect to (if so permitted), all Shareholder Shares that Shareholder is entitled to vote or as to which Shareholder has the right to vote as of the relevant record date as follows: (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby, (ii) against any proposal that would result in a breach by the Company of the Merger Agreement, and (iii) against (A) any Third Party Acquisition, whether or not it constitutes a Superior Proposal, (B) the election of a group of individuals to replace a majority or more of the individuals presently on the Board of Directors of the Company; provided that if one or more individuals presently on the Board of Directors withdraws his or her nomination for reelection at any meeting of shareholders for the election of directors, Shareholder may vote for a replacement director nominated by the Company’s Board of Directors, or (C) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the Merger or any other transaction contemplated by the Merger Agreement

(b)  The proxy and power of attorney granted herein shall be irrevocable during the term of this Irrevocable Proxy, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Shareholder with respect to the Shareholder Shares. Shareholder shall not grant to any person any proxy that conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Shareholder.

(c)  The Proxy Holder shall have the right to vote the Shareholder Shares as set forth in the Irrevocable Proxy at any meeting of the Company’s shareholders and in any action by written consent of the Company’s shareholders in lieu of any such meeting in accordance with Section 3(a) hereof. The vote of the Proxy Holder on the matters set forth in Sections 3(a)(i), 3(a)(ii) and 3(a)(iii) hereof shall control in any conflict between a vote of such Shareholder Shares by the Proxy Holder and a vote of such Shareholder Shares by Shareholder.

4.  Termination.    This Irrevocable Proxy shall terminate immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the Effective Time of the Merger, as defined in the Merger Agreement.

5.  Definitions.    For purposes of this Irrevocable Proxy, “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a “Third Party”); (ii) the acquisition by a Third Party of any material portion of the assets of the Company and Subsidiaries, taken as a whole, other than the sale, lease or license of their products or services in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares or any other securities of the Company; (iv) the adoption by the Company of a plan of total or partial liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any Subsidiary of more than ten percent (10%) of the outstanding Shares or any other securities of the Company; (vi) the acquisition by the Company or any Subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose assets, annual revenue or annual net income is equal or greater than fifteen percent (15%) of the assets, annual revenue or annual net income of the Company or (vii) a proposal for any of the foregoing. For purposes of this Irrevocable Proxy, a “Superior Proposal” means any bona fide proposal to acquire, directly or indirectly, at least 90% of the Shares then outstanding or all or substantially all of the assets of the Company and otherwise on terms that the Board of Directors of the Company by a majority vote determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company’s shareholders than the transactions contemplated by the Merger Agreement and to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal).

6.    Miscellaneous.

(a)  Governing Law; Venue; Specific Performance; Waiver of Jury Trial.    This Irrevocable Proxy shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflict of law principles thereof. This Irrevocable Proxy shall be deemed to have been made in the State of New York. Shareholder hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York in respect of any dispute in connection with this Irrevocable Proxy including the interpretation and enforcement of the provisions of this Irrevocable Proxy and of the documents referred to in this Irrevocable Proxy, and in respect of the transactions contemplated hereby. Shareholder hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Irrevocable Proxy or any such document may not be enforced in or by such courts. Shareholder hereby consents to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding at the address set forth on the signature page hereto or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

Shareholder agrees that irreparable damage would occur in the event that any of the provisions of this Irrevocable Proxy were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Proxy Holder shall be entitled to an injunction or injunctions to prevent breaches of this Irrevocable Proxy and to enforce specifically the terms and provisions of this Irrevocable Proxy in any court of the State of New York and the Federal courts of the United States of America located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

Shareholder acknowledges and agrees that any controversy which may arise under this Irrevocable Proxy is likely to involve complicated and difficult issues, and therefore Shareholder hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this agreement. Shareholder certifies and acknowledges that (i) no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) Shareholder understands and has considered the implications of this waiver and (iii) Shareholder makes this waiver voluntarily.

(b)  Counterparts.    This Irrevocable Proxy may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Shareholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written, and Proxy Holder has duly acknowledged such Irrevocable Proxy.

SHAREHOLDER

Name:
Title:
Address:

ACKNOWLEDGED AND ACCEPTED:

Yaakov Shimoni

ANNEX C

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004

Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

January 12, 2005

Board of Directors

Verisity Ltd.

331 East Evelyn Avenue

Mountain View, CA 94041

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding ordinary shares, par value NIS 0.01 per share (the “Shares”), of Verisity Ltd. (the “Company”) of the $12.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 12, 2005 (the “Agreement”), by and among the Company, Cadence Design Systems, Inc. (“Cadence”) and Scioto River, Ltd., an Israeli corporation and wholly owned subsidiary of Cadence.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking services to Cadence from time to time, including having acted as financial advisor in connection with its acquisition of Simplex Solutions, Inc. in April 2002. We also may provide investment banking services to Cadence in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Cadence and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Cadence for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

C-1

Board of Directors

Verisity Ltd.

January 12, 2005

Page Two

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2003 and of Cadence for the five fiscal years ended January 3, 2004; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Cadence; certain other communications from the Company and Cadence to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electronic design automation industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the underlying business decision of the Company to engage in the Transaction.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $12.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.

C-2

VERISITY LTD.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS ON MARCH 30, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERISITY LTD.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Extraordinary General Meeting of Shareholders to be held on March 30, 2005 and the proxy statement and appoints Moshe Gavrielov and Yoav Hollander, and each of them individually, the Proxy of the undersigned, with the full power of substitution, to vote all ordinary shares of Verisity Ltd. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Extraordinary General Meeting of Shareholders of Verisity Ltd. to be held at the registered offices of Verisity Ltd., located at 8-10 Ha’Melacha Street, Rosh Ha’Ayin, Israel, on March 30, 2005, at 8:30 a.m. Israeli time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The ordinary shares represented by the Proxy shall be voted in the manner as set forth on the reverse side.

MARK HERE ☐ IF YOU PLAN TO ATTEND THE MEETING

IF YOU DO NOT MARK YOUR VOTING CARD INSTRUCTIONS FOR THE PROPOSALS BUT RETURN YOUR SIGNED CARD TO US BEFORE THE MEETING, YOUR SHARES WILL BE VOTED “FOR” SUCH UNMARKED PROPOSAL.

☒ Please mark your votes as in this example.

1.	To adopt the agreement and plan of merger, dated January 12, 2005, by and among Cadence Design Systems, Inc., Scioto River Ltd., a wholly owned subsidiary of Cadence Design Systems, Inc., and Verisity Ltd. and approve the merger of Scioto River Ltd. with and into Verisity Ltd., in connection with which Verisity Ltd. will become a wholly owned subsidiary of Cadence Design Systems, Inc. and each outstanding ordinary share will be converted into the right to receive a per share amount equal to U.S. $12.00 in cash, without interest:

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote FOR proposal 1.

In their discretion, the proxies are authorized to vote upon such other matter or matters as may properly come before the extraordinary general meeting or any adjournments or postponements of the meeting.

Date:

Name:

Signature

Signature, if held jointly

By signing this proxy card, unless you mark the box below you will be deemed to be certifying that your Verisity shares are not held by Scioto River Ltd. or by any other person or entity specified in Section 320(c) of the Israeli Companies Law, as more fully described in the accompanying proxy statement under “The Extraordinary General Meeting—Voting; Proxies; Revocation”. You should ONLY mark the box below if your shares are held by Scioto River Ltd. or by any other person or entity specified in Section 320(c) of the Israeli Companies Law.               ☐